Exhibit 10.1
EXECUTION VERSION
THIRD AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT
Dated as of March 31, 2010
among
BORDERS GROUP, INC.
BORDERS, INC.
as Borrowers
THE GUARANTORS PARTY HERETO
THE LENDERS PARTY HERETO
and
BANK OF AMERICA, N.A.
as Administrative Agent
BANK OF AMERICA, N.A. and GENERAL ELECTRIC CAPITAL CORPORATION
as Co-Collateral Agents
WELLS FARGO RETAIL FINANCE, LLC and
GENERAL ELECTRIC CAPITAL CORPORATION
as Co-Syndication Agents
JPMORGAN CHASE BANK, N.A.
as Documentation Agent
with
BANC OF AMERICA SECURITIES LLC
WELLS FARGO RETAIL FINANCE, LLC
J.P. MORGAN SECURITIES INC. and
GE CAPITAL MARKETS, INC.
as Joint Lead Arrangers and Joint Bookrunners

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Exhibits

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swingline Note
Exhibit B	Form of Revolving Loan Request
Exhibit C	Form of Swingline Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Assignment and Acceptance
Exhibit F	Form of Joinder Agreement (Borrower/Guarantor)
Exhibit G	Form of Borrowing Base Report
Exhibit H	Co-Collateral Agent Rights Agreement
Schedules

Schedule 1	Lenders and Commitments
Schedule 1.01A	Permitted Restructuring Transactions
Schedule 4.7	Transitional Letters of Credit
Schedule 7.3	Title to Properties; Leases
Schedule 7.5	Restricted Payments
Schedule 7.7	Litigation
Schedule 7.10	Taxes
Schedule 7.14	Transactions with Affiliates
Schedule 7.15(d)	Pension Plans
Schedule 7.17	Environmental Compliance
Schedule 7.18	Subsidiaries, Etc.
Schedule 7.23	Insurance
Schedule 7.24	Bank Accounts
Schedule 7.28	Tax Identification Number
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments
Schedule 9.14	Inconsistent Agreements
Schedule 11.21	Distribution Centers

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THIRD AMENDED AND RESTATED REVOLVING
CREDIT AGREEMENT
     This THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of March 31, 2010, by and among (a) BORDERS GROUP, INC. (“BGI”), a Michigan corporation, and BORDERS, INC., a Colorado corporation (“Borders”), (b) any other Subsidiary of BGI which becomes a Borrower hereunder pursuant to §5.16 (together with BGI and Borders, the “Borrowers”), (c) the Guarantors from time to time party hereto (the “Guarantors”), (d) the financial institutions from time to time party hereto (the “Lenders”), (e) BANK OF AMERICA, N.A., as administrative agent for itself and the Lenders (in such capacity, the “Administrative Agent”), (f) BANK OF AMERICA, N.A. and GENERAL ELECTRIC CAPITAL CORPORATION, each as a collateral agent for itself and the Lenders (collectively, the “Co-Collateral Agents”), (g) WELLS FARGO RETAIL FINANCE, LLC and GENERAL ELECTRIC CAPITAL CORPORATION, each as a syndication agent for itself and the Lenders (collectively, the “Co-Syndication Agents”), (h) JPMORGAN CHASE BANK, N.A., as a documentation agent for itself and the Lenders (the “Documentation Agent”), and (i) BANK OF AMERICA, N.A., as an Issuing Bank hereunder.
     WHEREAS, BGI, Borders and BGP (UK) Limited, as borrowers (the “Existing Borrowers”), the lenders party thereto (the “Existing Lenders”), Bank of America in its capacity as administrative agent for such lenders from time to time parties thereto, JPMorgan Chase Bank, N.A. and Wells Fargo Retail Finance, LLC in their respective capacity as co-syndication agents thereunder, and LaSalle Retail Finance, a division of LaSalle Business Credit, LLC and General Electric Capital Corporation, in their respective capacity as co-documentation agents thereunder are parties to that certain Second Amended and Restated Multicurrency Revolving Credit Agreement dated as of July 31, 2006 (as amended prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders have made loans and other extensions of credit to the Existing Borrowers;
     WHEREAS, the Lenders are willing to amend and restate the Existing Credit Agreement, and the Lenders are willing to make loans and other extensions of credit to the Borrowers, and the Borrowers are willing to continue, and grant, liens on the Collateral (as hereinafter defined) in favor of the Administrative Agent (as hereinafter defined), all on the terms and conditions set forth herein;
     WHEREAS, pursuant to such amendment and restatement of the Existing Credit Agreement, among other things, (a) each Existing Lender has been invited to extend the tenor of its Commitment (as defined in the Existing Credit Agreement) to lend Revolving Credit Loans through the fourth anniversary of the Effective Date (as defined below) in exchange for an increase in pricing and, unless otherwise agreed by such Existing Lender, a reduction in the principal amount of its Commitment to extend Revolving Credit Loans; (b) each Existing Lender shall either terminate its Last Out Revolving Commitment (as defined in the Existing Credit Agreement) or incorporate such commitments into its Commitment under the Extended Tranche (as defined below); (c) each Existing Lender which has declined to extend the tenor of its Commitment (as defined in the Existing Credit Agreement) to lend Revolving Credit Loans shall retain such Commitment at its existing principal amount, tenor and pricing and such loans will be included in the Existing Tranche (as defined below); and (d) the Borrowers will be the initial borrowers under the amended and restated credit agreement and there shall be no foreign borrowers as of the Effective Date and the Loans (as defined below) under this Credit Agreement (as defined below) shall be denominated in Dollars;
     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Credit Agreement), the Borrowers, the Administrative Agent, the Co-Collateral

Agents, and the Lenders hereby agree that, as of the Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety and shall remain in full force and effect as set forth herein:
1. DEFINITIONS, RULES OF INTERPRETATION, ETC.
     1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:
     ABL Priority Collateral. Has the meaning given to such term in the Intercreditor Agreement.
     Accounts Receivable. All rights of BGI or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of BGI or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with GAAP.
     Acquisition. Any transaction, or any series of related transactions, consummated on or after the Closing Date, by which BGI or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through a purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) a majority of the securities of a corporation, which securities have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage and voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company.
     Adjusted Excess Availability. At any time of determination, the then Excess Availability, minus, if applicable, the Incremental Seasonal Amount if the Seasonal Availability Period is in effect at such time; provided, however, that Adjusted Excess Availability shall not apply at any time after the payment in full of the Indebtedness under the Second Lien Loan Facility.
     Adjustment Date. The first Business Day of the month immediately following the end of each Fiscal Quarter; provided that, with respect to the Existing Tranche, no Adjustment Date shall occur on the Effective Date and the first Adjustment Date following the Effective Date shall mean the first Business Day of May, 2010.
     Administrative Agent. Bank of America, acting as administrative agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with §14.6.
     Administrative Agent’s Office. The Administrative Agent’s office located at 100 Federal Street, Boston, Massachusetts 02110 or at such other location as the Administrative Agent may designate from time to time.
     Administrative Agent’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.
     Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

     Affiliate. Any Person which, directly or indirectly, controls, is controlled by or is under common control with any Person. “Control” of a Person means the power, directly or indirectly, (a) to vote five percent (5%) or more of the Capital Stock (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).
     Agency Account Agreements. See §8.15.1.
     Agents. Collectively, the Administrative Agent, the Co-Collateral Agents, the Co-Syndication Agents and the Documentation Agent.
     Aggregate Borrowing Base. At the relevant time of reference thereto, an amount determined by the Administrative Agent by reference to the most recent Borrowing Base Report, as adjusted pursuant to the provisions below, which is equal to the sum of:
     (a) 90% of Eligible Credit Card Receivables of the Borrowers and the Guarantors; plus
     (b) 90% of the most recently appraised net orderly liquidation value (stated as a percentage of cost and as performed by an appraiser, and in a manner, acceptable to the Administrative Agent) of the Eligible Inventory owned by the Borrowers and the Guarantors net of Inventory Reserves and the Shrink Reserve; provided, however, that if the Increased Advance Rate Conditions have not occurred on or prior to December 31, 2010, such percentage shall be reduced to 87.5% effective as of such date; provided, further, however, that, if the Increased Advance Rate Conditions have occurred and been satisfied on or prior to June 30, 2011, such percentage shall be increased to 90% commencing on the date on which such conditions have been satisfied (but in no event shall such increase occur after June 30, 2011 if the Increased Advance Rate Conditions have not been satisfied by that date); plus
     (c) at the request of the Borrowers and in the sole discretion of the Administrative Agent and the Second Lien Agent after the completion of due diligence with respect to Eligible Corporate Sales Receivables, an advance rate agreed to by the Administrative Agent and the Second Lien Agent, but not exceeding 85% of Eligible Corporate Sales Receivables; minus
     (d) Landlord Lien Reserve; minus
     (e) Hedge Reserve; provided, however, that such reserve shall not apply at any time after the payment in full of the Indebtedness under the Second Lien Loan Facility; minus
     (f) Net Debt Reserve; provided, however, that such reserve shall not apply at any time after the payment in full of the Indebtedness under the Second Lien Loan Facility; minus
     (g) Purchase Card Reserve; provided, however, that such reserve shall not apply at any time after the payment in full of the Indebtedness under the Second Lien Loan Facility; minus

     (h) Term Borrowing Base Reserve; provided, however, that such reserve shall not apply at any time after the payment in full of the Indebtedness under the Second Lien Loan Facility; minus
     (i) Equity Reserve (if then applicable); provided, however, that such reserve shall not apply at any time after the payment in full of the Indebtedness under the Second Lien Loan Facility; minus
     (j) Other Reserves including, without limitation, a Customer Deposit Reserve, a Customer Credit Liability Reserve and a reserve for ad valorem and other taxes which may have priority over the security interest of the Administrative Agent or the Second Lien Agent.
     Anything to the contrary in this Credit Agreement notwithstanding but subject to the Intercreditor Agreement, the Administrative Agent reserves the right, in consultation with the Borrowers (but without their consent) and immediately upon notice (which shall contain a brief explanation for such changes) to the Borrowers, without declaring an Event of Default, to change eligibility criteria contained in the definitions of Eligible Credit Card Receivables, Eligible Corporate Sales Receivables and Eligible Inventory, to change and/or establish reserves taken in respect of Eligible Inventory, Eligible Credit Card Receivables and Eligible Corporate Sales Receivables from time to time and/or to reduce the advance rates against the Aggregate Borrowing Base or any components thereof in such amounts, and with respect to such matters, as the Administrative Agent in its reasonable discretion shall deem necessary or appropriate, from time to time; provided that any such change in eligibility criteria, or any such change and/or establishment of reserves taken in respect of Eligible Inventory, Eligible Credit Card Receivables and Eligible Corporate Sales Receivables and/or any such reduction in the advance rates made pursuant to this paragraph shall not result in more credit being available, and shall not be more favorable to the Borrowers than as set forth in this Credit Agreement on the Effective Date without the written consent of the Required Lenders and in accordance with the Intercreditor Agreement.
     Annual Net Debt Amount. The greatest amount of Net Debt of Paperchase on any Business Day during the first five Business Days of each calendar year. Once determined, the Annual Net Debt Amount shall remain unchanged until the calculation thereof in the subsequent calendar year.
     Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin with regard to each of the Existing Tranche and the Extended Tranche shall be the applicable margin set forth below with respect to the arithmetic mean of the daily Excess Availability as determined for the Fiscal Quarter of BGI and its Subsidiaries ended immediately prior to the applicable Rate Adjustment Period.
Applicable Margin — Existing Tranche

				Standby	Documentary
			Eurocurrency	Letter of	Letter of
			Rate	Credit	Credit
Level	Excess Availability	Base Rate Loans	Loans	Fees	Fees
I	Greater than or equal to $350,000,000	0.25%	2.00%	2.00%	1.00%

				Standby	Documentary
			Eurocurrency	Letter of	Letter of
			Rate	Credit	Credit
Level	Excess Availability	Base Rate Loans	Loans	Fees	Fees
II	Greater than or equal to $150,000,000 but less than $350,000,000	0.50%	2.25%	2.25%	1.125%

III	Less than $150,000,000	0.75%	2.50%	2.50%	1.25%
Applicable Margin — Extended Tranche

				Standby	Documentary
			Eurocurrency	Letter of	Letter of
			Rate	Credit	Credit
Level	Excess Availability	Base Rate Loans	Loans	Fees	Fees
I	Greater than or equal to $250,000,000	2.75%	3.75%	3.75%	1.875%

II	Greater than or equal to $100,000,000 but less than $250,000,000	3.00%	4.00%	4.00%	2.00%

III	Less than $100,000,000	3.25%	4.25%	4.25%	2.125%
     Notwithstanding the foregoing, if the Borrowers fail to deliver any Compliance Certificate pursuant to §8.4(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the Applicable Margin set forth in Level III above for the Existing Tranche or the Extended Tranche, as applicable. For the avoidance of doubt, for the period from the Effective Date to the date immediately preceding the next Adjustment Date that occurs at least three months after the Effective Date, the Applicable Margin shall be set at no less than Level II above.
     Notwithstanding anything to the contrary in the foregoing, in the event either the Borrowers or the Administrative Agent determines, in good faith, that the calculation of Excess Availability on which the Applicable Margin for any particular period was determined is inaccurate and, as a consequence thereof, the Applicable Margin with respect to any Tranche was lower or higher than it would have been, (i) the Borrowers shall promptly (but in any event within ten (10) Business Days) deliver (after the Borrowers discover such inaccuracy or the Borrowers are notified by the Administrative Agent of such inaccuracy, as the case may be) to the Administrative Agent correct financial and borrowing base information for such period, (ii) the Administrative Agent shall determine and notify the Borrowers of the amount of interest that would have been due in respect of any of the outstanding Obligations, if any, during such period had the Applicable Margin been calculated based on the correct Excess Availability and (iii) if the Applicable Margin was lower than it would have been, the Borrowers shall promptly pay to the Administrative Agent the difference, between that amount and the amount actually paid in respect of such period. The foregoing shall in no way limit the rights of the Administrative Agent or the Lenders to exercise their rights to impose the rate of interest applicable during an Event of Default as provided herein.

     Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to any Borrower or any of its Subsidiaries.
     Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
     Authorized Officers. The President, Vice President and Chief Financial Officer, Vice President and Controller, Associate Director, Treasury or Treasurer of any Borrower and with respect to any Foreign Subsidiary, a director of such Foreign Subsidiary or, in any case, any Person designated in writing to the Administrative Agent by any of the foregoing.
     Auto-Extension Letter of Credit. See §4.1.6.
     Balance Sheet Date. January 31, 2009.
     Bank of America. Bank of America, N.A., a national banking association, in its individual capacity.
     Base Rate. The highest of (a) the variable annual rate of interest so designated from time to time by Bank of America as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, (b) one-half of one percent (0.50%) above the Federal Funds Effective Rate and (c) the Eurocurrency Rate for a one-month Interest Period in effect for such day plus one percent (1.0%). “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for the Business Day next succeeding such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any next succeeding Business Day, Federal Funds Effective Rate for any such day shall be the average rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent. Changes in the Base Rate resulting from any changes in Bank of America’s “prime rate” shall take place immediately without notice or demand of any kind.
     Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.
     BGI. As defined in the preamble hereto.
     BGP (UK). BGP (UK) Limited, a company with limited liability incorporated under the laws of England and Wales.
     Borders. As defined in the preamble hereto.
     Borders Direct. Borders Direct, LLC, a Virginia limited liability company.

     Borders Superstores. Borders Superstores (UK) Limited, a company with limited liability incorporated under the laws of England and Wales.
     Borrower(s). As defined in the preamble hereto and such term shall include any new Borrower that becomes party hereto by executing a Joinder Agreement and satisfying the requirements of §5.16.
     Borrower Note Record. A Record with respect to a Revolving Note.
     Borrower Obligations. All indebtedness, obligations and liabilities of the Borrowers and their Subsidiaries to any of the Lenders, any Affiliate of any Lender, any of the Agents, any Issuing Bank and the Swingline Lender individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement, any of the Notes, or any of the other Loan Documents or any Hedging Agreement or any Cash Management Services or in respect of any of the Revolving Credit Loans made or Reimbursement Obligations incurred in respect of Letters of Credit issued for the account of any of the Borrowers or any of the Revolving Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Borrower or any of its Subsidiaries of any Insolvency Proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such Insolvency Proceeding.
     Borrowing Base Report. A Borrowing Base Report signed by an Authorized Officer of the Borrowers and in substantially the form of Exhibit G hereto and in such detail as shall be reasonably satisfactory to the Administrative Agent. All calculations of the Aggregate Borrowing Base in connection with the preparation of any Borrowing Base Report shall originally be made by the Borrowers and certified to the Administrative Agent; provided that the Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation to the extent that such calculation is not in accordance with this Credit Agreement.
     Business Day. Any day on which banking institutions in Boston, Massachusetts and New York, New York are open for the transaction of banking business and, in addition, with respect to any Eurocurrency Rate Loan, (a) a London Banking Day and (b) a day on which Dollar settlements of such dealings may be effected in New York, New York and London, England.
     Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.
     Capital Expenditures. Amounts paid or Indebtedness incurred by BGI or any of its Subsidiaries in connection with the purchase or lease by BGI or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP, provided that Capital Expenditures shall not include any expenditures made to effect any Acquisition.
     Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     Capitalized Leases. Leases under which BGI or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
     Cash Collateralize. To pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context my require), cash or deposit account balances or, if the Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     Cash Dominion Cure Event. With respect to any Cash Dominion Event arising from an Event of Default, (a) such Event of Default is waived by the Lenders or otherwise remedied by the Borrowers in accordance with this Credit Agreement and (b) no Event of Default occurs at any time during a period of sixty (60) consecutive days following the date on which such Event of Default is so waived or otherwise remedied. With respect to any other Cash Dominion Event, the Excess Availability (or, if in effect, Adjusted Excess Availability) is greater than the greater of (i) fifteen percent (15%) of the lesser of (A) the Aggregate Borrowing Base and (B) the Total Commitment and (ii) $65,000,000 for a period of sixty (60) consecutive days. Notwithstanding the foregoing, if a Cash Dominion Event occurs more than two times during any twelve (12) month period, no Cash Dominion Cure Event shall occur until twelve (12) months have elapsed from the date the first such Cash Dominion Event commenced.
     Cash Dominion Event. Any time either (a) an Event of Default shall have occurred or (b) the Excess Availability (or, if in effect, Adjusted Excess Availability) is less than the greater of (i) fifteen percent (15%) of the lesser of (A) the Aggregate Borrowing Base and (B) the Total Commitment and (ii) $65,000,000.
     Cash Management Services. Any cash management services (including, without limitation, ACH and similar transactions, credit card processing services, the maintenance of operating or deposit accounts and the provision of checking or overdraft facilities or purchase card products) from time to time made available to the Borrowers or any of their Subsidiaries by any of the Lenders, the Administrative Agent, or any Issuing Bank, individually or collectively, or any of their Affiliates.
     CERCLA. See §7.17(a).
     Change in Law. The occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     Change of Control. (a) An event or series of events by which any “person” or “group” of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) (other than (i) Pershing Square and (ii) and any other “person” or “group” that the Administrative Agent and the Co-Syndication Agents shall have approved in writing in their sole discretion) shall have acquired “beneficial ownership” (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time or the satisfaction of other conditions and irrespective of the financial and other terms upon which such right may be exercised (such right, an “option right”)), directly or indirectly, of thirty-seven and a half percent (37.5%) or more of the Capital Stock of BGI that is entitled (or would be entitled upon exercise) to vote for members of the board of directors or equivalent governing body of BGI (and taking into account all such securities that such “person” or “group” and all other “persons” or “groups” have the right to acquire pursuant to any option right); or (b) during any period of twelve consecutive calendar months, individuals who were directors of BGI on the first day of such period (together with any new directors whose election by the Board of Directors of BGI was approved by a vote of sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election was previously so approved) shall cease to constitute a majority of the board of directors of BGI; (c) BGI fails to own 100% of the Capital Stock of all other Borrowers and all Guarantors, except as a result of a transaction permitted hereunder; or (d) any “change of control” or similar event as defined in any Second Lien Loan Document.
     Closing Date. July 31, 2006.
     Closing Fee. See §5.1.
     Co-Collateral Agents. As defined in the preamble hereto.
     Co-Collateral Agent Rights Agreement. That certain letter agreement dated as of the date hereof by and among the Administrative Agent, the Co-Collateral Agents, the Borrowers and the Guarantors, a copy of which is attached hereto as Exhibit H.
     Code. The Internal Revenue Code of 1986, as amended.
     Collateral. All of the property, rights and interests of the Borrowers and the Guarantors that are or are intended to be subject to the Liens created by the Security Documents. Collateral shall include the Intellectual Property of the Borrowers and Guarantors; it being understood that, subject to §8.19, the Second Lien Agent, for the benefit of itself and the Second Lien Secured Parties, shall have a first priority security interest in the Intellectual Property, certain of the Capital Stock of Paperchase and Borders Superstores, the Capital Stock of Borders Direct and the Capital Stock of Kobo owned by any Borrower or any Guarantor, and all furniture, fixtures and equipment and the Administrative Agent, for the benefit of the Secured Parties, shall have a second priority security interest in the Intellectual Property, certain of the Capital Stock of Paperchase and Borders Superstores, the Capital Stock of Borders Direct and the Capital Stock of Kobo owned by any Borrower or any Guarantor, and all furniture, fixtures and equipment. For the avoidance of doubt, the term “Collateral” includes both the ABL Priority Collateral and the Second Lien Priority Collateral.
     Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans under the Extended Tranche or the Existing Tranche, as the case may be, to, and to participate in Swingline Loans and the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers, as the same may be reduced from time to time in accordance with this Credit Agreement; or if such commitment is terminated pursuant to this Credit Agreement, zero.
     Commitment Fee. The Existing Commitment Fee and/or the Extended Commitment Fee, as the context requires.
     Commitment Percentage. Subject to adjustment as provided in §2.15, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Total Commitment, as in effect from time to time.

     Commitment Termination Date. The Existing Tranche Termination Date or the Extended Tranche Termination Date, as the context requires.
     Compliance Certificate. See §8.4(c).
     Concentration Account. See §8.15.1.
     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of BGI and its Subsidiaries, consolidated in accordance with GAAP.
     Consolidated EBITDA. With respect to any period, an amount equal to the sum of (a) Consolidated Net Income of BGI and its Subsidiaries for such period (excluding (i) all extraordinary nonrecurring items of income, but not losses (except to the extent (x) such extraordinary cash losses are offset by extraordinary cash income or (y) such extraordinary non-cash losses are offset by extraordinary non-cash income) and (ii) income or loss of any Joint Venture to which BGI or any of its Subsidiaries is a party to the extent such income or loss would otherwise have been included in Consolidated Net Income), plus (b) in each case to the extent deducted in the calculation of such Person’s Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, all as determined in accordance with GAAP, provided, however, that there shall be excluded in calculating Consolidated Net Income for purposes of this definition any losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill not identified with impaired assets in accordance with Accounting Principles Board Opinion No. 142.
     Consolidated Fixed Charges. With respect to BGI and its Subsidiaries and for any period, the sum, without duplication, of (a) Consolidated Total Interest Expense for such period, plus (b) any and all scheduled repayments of principal during such period in respect of Indebtedness that becomes due and payable or that are to become due and payable during such period pursuant to any agreement or instrument to which any Borrower or any of its Subsidiaries is a party relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Capitalized Leases, and (iv) Indebtedness of the type referred to above of another Person guaranteed by BGI or any of its Subsidiaries, plus (c) dividends paid by BGI on or in respect of any shares of any class of Capital Stock of BGI during such period, plus (d) the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of BGI or any of its Subsidiaries, directly or indirectly through a Subsidiary or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose), plus (e) payment in cash or other property (other than common shares or additional warrants or rights to acquire common shares or other equity securities or stock appreciation rights of BGI) arising or resulting from the settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise of the Pershing Square Warrants or any debt or equity instruments (including interest and fees thereon) issued as a result of or in connection with the deferral of any payment in respect of the Pershing Square Warrants or any settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise thereof; provided, however, that payments made to Pershing Square pursuant to the Pershing Square Term Loan Documents and payments made with respect to the FIFO Loans in accordance with Section 3.2(d) of the Second Lien Loan Agreement shall not be taken into account in making the foregoing calculation. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.
     Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of BGI and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

     Consolidated Operating Cash Flow. For any period, an amount equal to the sum of (a) Consolidated EBITDA minus (b) Capital Expenditures minus (c) cash taxes paid, in each case of BGI and its Subsidiaries for such period determined in accordance with GAAP.
     Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by BGI and its Subsidiaries during such period on all Indebtedness of BGI and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized (including, without limitation, paid-in-kind interest), including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.
     Conversion Request. A notice given by the Borrowers to the Administrative Agent of the Borrowers’ election to convert or continue a Revolving Credit Loan in accordance with §2.8.
     Copyright Security Agreement. Each Memorandum of Grant of Security Interest in Copyrights that may be entered into after the Effective Date by any Borrower, any Guarantor, any of such Borrower’s or such Guarantor’s Subsidiaries and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, each as amended, supplemented or otherwise modified from time to time.
     Co-Syndication Agents. As defined in the preamble hereto.
     Credit Agreement or Agreement. This Third Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.
     Credit Card Notifications. See §11.22.
     Customer Credit Liability Reserve. At any time, an amount equal to 50% of the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers.
     Customer Deposit Reserves. A reserve in an amount equal to 100% of the customer deposits made to any Borrower or any Guarantor.
     Debtor Relief Laws. The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     Deed. That certain Composite Security Deed executed and delivered on the Effective Date, among BGI, BGP (UK) and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, as amended, supplemented or otherwise modified from time to time.
     Default. See §13.1.
     Delinquent Lender. See §2.15(a).
     Deteriorating Lender. Any Delinquent Lender or any other Lender as to which (a) the Administrative Agent and either of the Issuing Bank or the Swingline Lender has reasonably determined that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) such Lender or a direct or indirect parent company of such Lender has been deemed insolvent in the reasonable judgment of the Administrative Agent or become the subject of any Debtor Relief Law.
     Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of such Person.
     Documentation Agent. As defined in the preamble hereto.
     Dollars or $. Dollars in lawful currency of the United States of America.
     Domestic Borrowing Base. As defined in the Existing Credit Agreement.
     Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
     Domestic Subsidiary. Any Subsidiary of BGI organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.
     Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.8.
     Effective Date. The first date on which the conditions set forth in §11 have been satisfied and any Loans are to be made or converted or any Letter of Credit is to be issued hereunder.
     Eligible Assignee. Any Person that meets the requirements to be an assignee under §§15.2(c) and (f) (subject to such consents, if any, as may be required under §15.2(c)).
     Eligible Corporate Sales Receivables. As of the date of determination thereof, Accounts Receivable due to a Borrower or a Guarantor arising from corporate sales of such Borrower or such Guarantor, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP; provided, however, that none of the following classes of Accounts Receivable shall be deemed to be Eligible Corporate Sales Receivables:
     (a) Accounts Receivable that do not arise out of sales of goods or rendering of services in the ordinary course of such Borrower’s or such Guarantor’s business;
     (b) Accounts Receivable payable other than in Dollars or that are otherwise on terms other than those normal or customary in such Borrower’s or such Guarantor’s business;
     (c) Accounts Receivable owing from any Person that is an Affiliate of a Borrower or a Guarantor;

     (d) Accounts Receivable more than 60 days past original invoice date or more than 30 days past the date due;
     (e) Accounts Receivable owing from any Person from which an aggregate amount of more than 20% of the Accounts Receivable owing therefrom is more than 30 days past the date due;
     (f) Accounts Receivable owing from any Person that (i) has disputed liability for any Account Receivable owing from such Person or (ii) has otherwise asserted any claim, demand or liability against any Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise;
     (g) Accounts Receivable owing from any Person that shall take or be the subject of any action or proceeding of a type described in §13.1(g);
     (h) Accounts Receivable (i) owing from any Person that is also a supplier to or creditor of any Borrower or any of its Subsidiaries or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling any Borrower or any of its Subsidiaries to discounts on future purchase therefrom;
     (i) Accounts Receivable arising out of sales to account debtors outside the United States;
     (j) Accounts Receivable arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;
     (k) Accounts Receivable owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof;
     (l) Accounts Receivable in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations; and
     (m) Accounts Receivable which do not conform to the eligibility requirements set forth in the proviso of the definition of Eligible Credit Card Receivables.
     Eligible Credit Card Receivables. As of the date of determination thereof, Accounts Receivable due to a Borrower or a Guarantor on a non-recourse basis (net of standard chargebacks and standard fees due to the credit card issuer or processor and without reference to any rights of customers to return goods) from (i) Visa, MasterCard, American Express Co., or Discover to the extent processed by a major credit card processor, and (ii) other major credit card issuers and/or processors reasonably acceptable to the Administrative Agent as arise in the ordinary course of business for the purchase of merchandise or services which have been earned by performance; provided that none of the following shall be deemed to be Eligible Credit Card Receivables:
     (a) Accounts Receivable that are past due or Accounts Receivable that have been outstanding for more than five days from the date of sale;

     (b) Accounts Receivable with respect to which a Borrower or a Guarantor does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Administrative Agent, for the benefit of the Agents and the Secured Parties, pursuant to the Security Documents);
     (c) Accounts Receivable that are not subject to a first priority security interest in favor of the Administrative Agent (or are subject to other Liens other than Permitted Liens), for the benefit of the Agents and the Secured Parties (it being the intent that standard fees due by a Borrower and standard chargebacks in the ordinary course by such credit card issuers and/or processors shall not be deemed violative of this clause);
     (d) Accounts Receivable which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);
     (e) Accounts Receivable which the Administrative Agent determines in its reasonable commercial judgment to be unlikely to be collected (including, without limitation, Accounts Receivable with respect to which the account debtor is deemed not creditworthy or the value of such Account Receivable is otherwise impaired, in each case in the Administrative Agent’s reasonable discretion exercised in a commercially reasonable manner);
     (f) Accounts Receivable which (i) are not genuine and in all respects what it purports to be, or (ii) are evidenced by a judgment;
     (g) Accounts Receivable which do not arise out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower or a Guarantor in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower or such Guarantor and the account debtor, and, in the case of goods, title to the goods have not passed from such Borrower or such Guarantor to the account debtor; and
     (h) Accounts Receivable which are not for a specified amount maturing as stated in the duplicate invoice covering such sale or rendition of services, or for which a copy of which has not been furnished or made available to the Administrative Agent.
     Eligible Inventory. As of the date of determination thereof, items of inventory of the Borrowers and/or the Guarantors that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in accordance with its customary credit and collateral considerations and policies to be eligible for inclusion in the calculation of the Aggregate Borrowing Base. Without limiting the foregoing, unless otherwise approved in writing by the Administrative Agent, none of the following shall be deemed to be Eligible Inventory:
     (a) inventory that is not owned solely by the Borrowers or the Guarantors, or is leased or on consignment or such Borrowers or Guarantors do not have good and valid title thereto;
     (b) inventory that is not located at a warehouse facility or store that is owned or leased by a Borrower or a Guarantor and subject to a landlord waiver unless it is in-

transit between warehouse facilities and/or stores leased or owned by a Borrower or a Guarantor and such inventory is subject to a Freight Forwarder Agreement;
     (c) inventory that represents (i) goods damaged, defective or otherwise unmerchantable, except in the case of each of the foregoing to the extent that the Administrative Agent has determined a recoverable value based on an appraisal of such inventory and (ii) goods that do not conform in all material respects to the representations and warranties contained in this Credit Agreement or any of the Security Documents;
     (d) inventory that is not located in the United States of America or Puerto Rico (but excluding any other territories or possessions of the United States), or any other jurisdiction acceptable to the Administrative Agent in its reasonable discretion (and subject to such inventory otherwise being “Eligible Inventory” hereunder), in each case unless such inventory is in-transit between warehouse facilities and/or stores leased or owned by a Borrower or a Guarantor in any such locations and such inventory is subject to a Freight Forwarder Agreement;
     (e) inventory that is not subject to a perfected first-priority security interest in favor of the Administrative Agent (or are subject to other Liens other than Permitted Liens) for the benefit of the Secured Parties and the Agents;
     (f) inventory which consists of samples, labels, bags, packaging, and other similar non-merchandise categories;
     (g) inventory as to which insurance in compliance with the provisions of §8.7 hereof is not in effect;
     (h) inventory which has been sold but not yet delivered or as to which any Borrower has accepted a deposit;
     (i) inventory acquired in permitted acquisitions in compliance with the provisions of §9.6, unless and until the Administrative Agent shall have received (i) the results of appraisals of the inventory acquired in such acquisition and (ii) such other due diligence related to such inventory by the Administrative Agent that the Administrative Agent may require; provided that to the extent such inventory is of the same type as that owned by the Borrowers as of the Effective Date, such reasonable due diligence shall be of the type conducted by the Administrative Agent and the Lenders in connection with this Credit Agreement, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent; and
     (j) inventory of a Subsidiary that becomes a Borrower or Guarantor hereunder in compliance with the provisions of §5.16 unless and until the Administrative Agent shall have received (i) the results of appraisals of the inventory of such Subsidiary and (ii) such other reasonable due diligence related to such inventory by the Administrative Agent that the Administrative Agent may require, all of the result of the foregoing to be reasonably satisfactory to the Administrative Agent;
provided that “Eligible Inventory” shall include any inventory (a) not yet delivered to a Borrower, (b) the purchase of which is supported by a documentary Letter of Credit issued under this Credit Agreement having an expiry of sixty (60) days or less, (c) for which the document of title reflects a Borrower as consignee (along with delivery to such Borrower of the documents of title with respect thereto), (d) as to which, if so required by the Administrative Agent in its discretion, the Administrative Agent has control over the documents of title which evidence ownership of the subject inventory (such as by the delivery of a customs broker agency agreement, satisfactory to the Administrative Agent), (e) which is insured to the reasonable satisfaction of the Administrative Agent, and (f) which otherwise would constitute Eligible Inventory. General criteria for Eligible Inventory may be established and revised from time to time by the Administrative Agent in its reasonable discretion.
     Environmental Laws. See §7.17(a).
     EPA. See §7.17(b).
     Equity Reserve. A reserve in an amount equal to the difference between $10,000,000 and the amount of all principal payments made on account of the FIFO Loans at the time of calculation; provided that the Equity Reserve shall be imposed only if, on or before May 15, 2010, BGI fails to receive Net Cash Proceeds in the sum of at least $25,000,000 (such sum being referred to herein as the “New Equity Amount”) (and the receipt of the New Equity Amount being referred to herein as the “New Equity Raise”); provided, further, that (i) the Equity Reserve shall be removed at such time as the New Equity Raise occurs; or (ii) if BGI receives Net Cash Proceeds from the sale of its Capital Stock on or before May 15, 2010, but such amount is less than the New Equity Amount, the Equity Reserve shall be reduced to an amount equal to the New Equity Amount less the amount of the Net Cash Proceeds actually received, so long as such amount is a positive number; or (iii) if BGI receives Net Cash Proceeds from the sale of its Capital Stock on or before May 15, 2010 but such amount, less the amount of any Distributions necessary to effectuate the New Equity Raise (to the extent such Distributions are permitted to be made pursuant to §9.4(c)(ii) of the Second Lien Loan Agreement), is less than the New Equity Amount, the Equity Reserve shall be reduced to an amount equal to the New Equity Amount less the amount of the Net Cash Proceeds actually received, less the amount of such Distributions.
     ERISA. The Employee Retirement Income Security Act of 1974, as amended.
     ERISA Affiliate. Any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to the Pension Funding Rules).
     ERISA Event. (a) A Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent under Title IV of ERISA or in endangered or critical status under the Pension Funding Rules; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of the Pension Funding Rules; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.
     Eurocurrency Base Rate. See the definition of “Eurocurrency Rate”.

     Eurocurrency Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurocurrency Rate Loans.
     Eurocurrency Rate. For any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate	=	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage
     Where,
     Eurocurrency Base Rate means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for U.S. Dollars at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.
     Eurocurrency Reserve Percentage means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
     Eurocurrency Rate Loans. Loans bearing interest calculated by reference to the Eurocurrency Rate.
     Event of Default. See §13.1.
     Excess Availability. At any time of determination, (a) the lesser of (i) the Aggregate Borrowing Base at such time, and (ii) the Total Commitment at such time, minus (b) the Total Facility Usage at such time.
     Exchange Rate. With respect to any currency other than Dollars, at any date of determination thereof, the Spot Rate of exchange for the conversion of such currency into Dollars and with respect to Dollars, at any date of determination thereof, the Spot Rate of exchange for the conversion of Dollars into the applicable currency.

     Excluded Subsidiaries. Each of (a) BB Holdings, Inc., a Michigan corporation, (b) WB Holdings, Inc., a Michigan corporation, (c) BINC Acquisition Company, a Michigan corporation, (d) Walden Acquisition Company, a Michigan corporation, (e) Borders/JGE Joint Venture LLC, a Michigan limited liability company, (f) Borders Online, Inc., a Colorado corporation, (g) Walden Online, Inc., a Colorado corporation, (h) Borders Fulfillment, Inc., a Delaware corporation, (i) Borders Online, LLC, a Delaware limited liability company, (j) BGI Franchise PTY Ltd., a limited company organized under the laws of Australia, (k) Borders Bookstore (M) SDN BHD, a limited liability company organized under the laws of Malaysia, (l) BGI (UK), Ltd., a company with limited liability incorporated under the laws of England and Wales, (m) Books Etc. Properties, Ltd., a company with limited liability incorporated under the laws of England and Wales, (n) Charing Cross Properties, Ltd., a company with limited liability incorporated under the laws of England and Wales, and (o) Evermatch, Ltd., a company with limited liability incorporated under the laws of England and Wales.
     Excluded Taxes. With respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or considered to be present or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is considered to be located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of §5.17(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Borrower under §5.12), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to deliver documentation in accordance with clause (B) of §5.17(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to §5.17(a)(ii) or (c).
     Existing Borrowers. As defined in the recitals hereto.
     Existing Commitment Fee. See §2.2.1.
     Existing Credit Agreement. As defined in the recitals hereto.
     Existing Lenders. As defined in the recitals hereto.
     Existing Letters of Credit. See §4.7.
     Existing Tranche. That portion of the Revolving Credit Facility not constituting the Extended Tranche. On the Effective Date, the Commitments under the Existing Tranche aggregate $270,500,000.
     Existing Tranche Termination Date. With respect to the Existing Tranche, the earlier of (a) the Maturity Date and (b) the date on which the Existing Tranche is terminated and all Revolving Credit Loans under such Tranche are paid in full in cash, as permitted or required under the terms and provisions of this Credit Agreement.
     Extended Commitment Fee. See §2.2.2.

     Extended Tranche. That portion of the Revolving Credit Facility as to which the Lenders have agreed to extend their Commitments and the maturity of the Loans thereunder to the fourth anniversary of the Effective Date. On the Effective Date, the Commitments under the Extended Tranche aggregate $700,000,000.
     Extending Revolving Lender. Each Lender with a Commitment under the Extended Tranche.
     Extended Tranche Termination Date. With respect to the Extended Tranche, the earlier of (a) the Maturity Date and (b) the date on which the Extended Tranche is terminated and all Revolving Credit Loans under such Tranche are paid in full in cash, as permitted or required under the terms and provisions of this Credit Agreement.
     FASB ASC. The Accounting Standards Codification of the Financial Accounting Standards Board.
     Federal Funds Effective Rate. See the definition of “Base Rate”.
     Fee Letter. That certain fee letter among BGI, Bank of America and Banc of America Securities LLC, as co-arranger dated as of February 3, 2010.
     Fees. Collectively, all fees in favor of any Lender, any Agent or any other Secured Party, referred to herein or in any other Loan Document.
     FIFO Loans. Loans made by Bank of America in accordance with the provisions of Section 2.1.1 of the Second Lien Loan Agreement. As of the effective date of the Second Lien Loan Facility, the FIFO Loans aggregate $10,000,000.
     FILO Loans. Loans made by the Second Lien Lenders (other than Bank of America) in accordance with the provisions of Section 2.1.1 of the Second Lien Loan Agreement. As of the effective date of the Second Lien Loan Facility, the FILO Loans aggregate $80,000,000.
     Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).
     Fiscal Quarter. Subject to §7.4.1, for the first three Fiscal Quarters of each year, the 13 week period commencing on the day after the last day of the preceding Fiscal Quarter and for the fourth Fiscal Quarter of each year, the period commencing on the day after the last day of the third Fiscal Quarter and ending on the Saturday closest to January 31 of each year. As used herein, “FQ1 2xxx” refers to the first Fiscal Quarter of the 2xxx Fiscal Year, “FQ2 2xxx” refers to the second Fiscal Quarter of the 2xxx Fiscal Year and so on.
     Fiscal Year. Subject to §7.4.1, the 52/53 week period commencing on the day after the last day of the preceding Fiscal Year and ending on the Saturday closest to January 31 of each year. By way of illustration, BGI’s 2009 Fiscal Year ended January 30, 2010.
     Fixed Charge Coverage Ratio. As of any date of determination, the ratio of (a) Consolidated Operating Cash Flow for the Reference Period most recently ended to (b) Consolidated Fixed Charges for such Reference Period.

     Foreign Lender. Any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes (including such a Lender when acting in the capacity of Issuing Bank). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     Foreign Subsidiary. Any Subsidiary of BGI (other than BGP (UK)) organized under the laws of any jurisdiction other than the United States of America, any state or territory thereof or the District of Columbia.
     FRB. The Board of Governors of the Federal Reserve System of the United States.
     Freight Forwarder Agreement. Each freight forwarder agreement required by the Administrative Agent, in all cases such agreement to be in form, scope and substance satisfactory to the Administrative Agent.
     Fronting Exposure. At any time there is a Delinquent Lender, (a) with respect to the Issuing Bank, such Delinquent Lender’s Commitment Percentage of the outstanding LC Obligations other than LC Obligations as to which such Delinquent Lender’s participation obligation has been Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Delinquent Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Delinquent Lender’s participation obligation has been Cash Collateralized in accordance with the terms hereof.
     Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     GAAP or generally accepted accounting principles. (a) When used in §10 whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the Fiscal Year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of BGI reflected in its financial statements for the year ended on the Balance Sheet Date (unless otherwise agreed to by the parties hereto as contemplated by §1.3), and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of BGI adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.
     Governing Documents. With respect to any Person, its certificate or articles of incorporation or organization, its by-laws, or, as the case may be, its certificate of formation, limited partnership certificate, operating agreement, limited partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
     Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
     Guaranteed Obligations. See §6.1.

     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
     Guarantors. Each Borrower, each Subsidiary party hereto for purposes of §6 hereof, any Person that becomes party to the Second Lien Credit Agreement as a guarantor thereunder, and any Subsidiary of BGI which executes a Joinder Agreement as a Borrower or a Guarantor of all of the Obligations pursuant to the provisions of this Credit Agreement after the Effective Date.
     Guaranty. The Guaranty set forth in §6 of this Credit Agreement, made by each Guarantor in favor of the Secured Parties pursuant to which each Guarantor guarantees to the Secured Parties the payment and performance of the Obligations.
     Hazardous Substances. See §7.17(b).
     Hedge Reserves. At any time of calculation, reserves equal to 100% of the Swap Termination Value with respect to any services of facilities provided to any Borrower or any Guarantor by the Administrative Agent, any Secured Party or any of their respective Affiliates on account of Hedging Agreements then provided or outstanding.
     Hedging Agreement. (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. and any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     Hedging Obligations. All indebtedness, obligations and liabilities of the Borrowers to any of the Secured Parties individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under any Hedging Agreement.
     Increased Advance Rate Conditions. At any time of determination, the satisfaction of each of the following: (a) no Default or Event of Default shall then exist and be continuing or result from any increase in the advance rate against Eligible Inventory, (b) the principal balance of the loans under the Second Lien Loan Facility shall not exceed $50,000,000, and (c) the Administrative Agent shall have a first priority security interest in the Intellectual Property subject only to Permitted Liens having priority by operation of applicable Law.
     Incremental Seasonal Amount. So long as it is a positive number, the sum of $35,000,000 minus any prepayments made with respect to the FILO Loans.

     Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
     (a) every obligation of such Person for money borrowed,
     (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,
     (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,
     (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),
     (e) every obligation of such Person under any Capitalized Lease,
     (f) every obligation of such Person under any Synthetic Lease,
     (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,
     (h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock, but only to the extent such equity related purchase obligations provide that the purchase, redemption, retirement or other acquisition is required to occur prior to the Maturity Date with respect to the Extended Tranche,
     (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),
     (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable Law,

     (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
     The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than BGI or any of its Wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or Interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
     Notwithstanding anything to the contrary in this definition of Indebtedness, the obligations (whether for cash, common shares of BGI or otherwise) of BGI and its Subsidiaries to settle the Pershing Square Warrants, any stock appreciation rights issued in lieu thereof or any debt or equity instruments (including interest and fees thereon) issued as a result of or in connection with the deferral of any payment in respect of the Pershing Square Warrants or any settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise thereof shall not constitute Indebtedness hereunder.
     Indemnified Taxes. Taxes other than Excluded Taxes.
     Insolvency Proceeding. As to any Person, any of the following: (i) any case or proceeding, whether voluntary or involuntary, with respect to such Person under any Debtor Relief Law or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Person, (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian, administrator or other insolvency official with similar powers with respect to such Person or any of its assets, (iii) any proceeding for liquidation, dissolution or other winding up of the business of such Person, or (iv) any assignment for the benefit of creditors or any marshalling of assets of such Person.
     Intellectual Property. As defined in the Security Agreement.

     Intellectual Property Security Agreement. Collectively, (i) the Trademark Security Agreement, (ii) the Patent Security Agreement, (iii) the Copyright Security Agreement, and (iv) any other intellectual property security agreements or joinder or supplement thereto in respect of any Intellectual Property that may be entered into after the Effective Date with respect to any Subsidiary of a Borrower or a Guarantor formed or acquired after the Effective Date, in each case, in form and substance satisfactory to the Administrative Agent and as amended and in effect from time to time.
     Intercreditor Agreement. That certain Intercreditor Agreement, dated as of March 31, 2010, among the Administrative Agent, the Second Lien Agent, the Borrowers, the Guarantors and the other parties thereto (if any), in form and substance satisfactory to the Administrative Agent.
     Interest Payment Date. (a) As to any Base Rate Loan, the first day of each April, July, October, and January for the immediately preceding three-month period with respect to interest accrued during such three-month period, including, without limitation, the three-month period which includes the Drawdown Date of such Base Rate Loan; (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period, and (c) as to any Swingline Loan, the first day of the calendar quarter for the immediately preceding calendar quarter with respect to interest accrued during such calendar quarter and on the Swingline Expiry Date.
     Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurocurrency Rate Loan, 7 days, 14 days, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (A) if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
     (B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;
     (C) if the Borrowers shall fail to give notice as provided in §2.8 with respect to the Loans, the Borrowers shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;
     (D) any Interest Period relating to any Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
     (E) any Interest Period that would otherwise extend beyond the applicable Maturity Date for any Revolving Credit Loan shall end on the applicable Maturity Date.

     Interim Concentration Accounts. See §8.15.1.
     Inventory Reserves. Such reserves as may be established from time to time by the Administrative Agent in its sole discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors that affect the market value of the Eligible Inventory. Inventory Reserves shall at all times include a reserve equal to 100% of the cost of news stand (unless such news stand Inventory is otherwise captured in the most recently completed appraisal) and café Inventory. Inventory Reserves shall also include, without duplication of the other reserves contained in this definition, a mark down reserve as agreed by the Administrative Agent and the Second Lien Agent until such time as such mark downs are included in the appraised net orderly liquidation value of Eligible Inventory.
     Investments. All expenditures made and all liabilities incurred (contingently or otherwise) by a Person (i) for the acquisition of Capital Stock of any other Person, (ii) for the acquisition of any Indebtedness of any other Person, (iii) for the making of any loan, advance, capital contribution or transfer of property to another Person, or (iv) in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof; and (e) the amount of any Investment made by a transfer of property shall be valued at the fair market value of such transferred property at the time of such transfer.
     IP Subordination Conditions. (a) No Default or Event of Default shall exist at the time of and after giving effect to the subordination of the Lien and security interest of the Second Lien Agent in the Intellectual Property to the Lien and security interest of the Administrative Agent in the Intellectual Property, (b) the Second Lien Agent shall be reasonably satisfied that it continues to hold a valid perfected Lien and security interest in the Intellectual Property, subject only to the Lien of the Administrative Agent and to Permitted Liens having priority over the Lien of the Second Lien Agent by operation of applicable Law, and (c) the principal balance of the loans in respect of the Second Lien Loan Facility shall have been reduced to $50,000,000 or less.
     Issuer Documents. With respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and any Borrower or in favor of the Issuing Bank and relating to such Letter of Credit.
     Issuing Bank. Bank of America, in its capacity as issuer of Letters of Credit pursuant to §4, or, in the event that Bank of America is unable to issue a Letter of Credit, any other Lender selected by the Administrative Agent and the Borrowers to issue such Letter of Credit with the consent of such Lender.
     Joinder Agreements. Joinder agreements in substantially the form of Exhibit F hereto pursuant to which Subsidiaries of BGI become parties to and agree to be bound by the provisions of this Credit Agreement as a Borrower or a Guarantor.
     Joint Venture. Any corporation, partnership, limited liability company, joint venture or other entity in which BGI and its Subsidiaries own not more than 50% of the capital stock, partnership interests, membership interests or other ownership interests and which does not meet the definition of “Subsidiary” herein.
     Kobo. Kobo Inc., a corporation incorporated under the laws of Ontario, Canada.
     Landlord Lien Reserve. Two month’s base rent for each of the Borrowers’ facilities located in the States of Washington, Pennsylvania and Virginia at which inventory is stored, calculated monthly on a two month rolling basis and such other amounts as the Administrative Agent may from time to time establish and revise, in the Administrative Agent’s reasonable discretion, in respect of any landlord lien rights in any other jurisdiction in which inventory is stored.
     Last Out Borrowing Base. As defined in the Existing Credit Agreement.
     Last Out Commitment Fee. As defined in the Existing Credit Agreement. For the avoidance of doubt, the Last Out Commitment Fee has been paid in full on or prior to the Effective Date.
     Last Out Revolving Commitment. As defined in the Existing Credit Agreement. For the avoidance of doubt, the Last Out Revolving Commitment has been terminated and all obligations with respect thereto have been paid in full prior to the Effective Date.
     Last Out Revolving Lender. Each Existing Lender with a Last Out Revolving Commitment.
     Laws. Means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     LC Borrowing. An extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Loan.
     LC Credit Extension. With respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the stated amount thereof.
     LC Exposure. At any time, the sum of (a) the Maximum Drawing Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Unpaid Reimbursement Obligations at such time. The LC Exposure of any Lender at any time shall be its Commitment Percentage of the total LC Exposure at such time.
     LC Obligations. As at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Reimbursement Obligations, including all LC Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with §4.8. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     Lender Affiliate. With respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.

     Lenders. Bank of America and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §15. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and any Issuing Bank. For the avoidance of doubt, the term “Lenders” includes the Revolving Lenders and the Extending Revolving Lenders.
     Letter of Credit. See §4.1.1.
     Letter of Credit Application. See §4.1.1.
     Letter of Credit Expiration Date. See §4.1.3.
     Letter of Credit Fee. See §4.6.
     Letter of Credit Participation. See §4.1.4.
     Letter of Credit Sublimit. See §4.1.1.
     Lien. Any mortgage, deed of trust, security interest, charge, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise, but excluding any right of set off arising by operation of law or pursuant to agreements entered into in the ordinary course of business), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of the foregoing).
     Loan Documents or Finance Documents. This Credit Agreement, the Notes, the Fee Letter, the Letter of Credit Applications, the Letters of Credit, the Security Documents, the Joinder Agreements, the Co-Collateral Agent Rights Agreement, the Intercreditor Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of §2.14 of this Agreement, and any other instruments, certificates or documents (including, without limitation, all Borrowing Base Reports and all Compliance Certificates) delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith (excluding Hedging Agreements).
     Loan Request. A Revolving Loan Request or a Swingline Loan Request, as applicable.
     Loans. The Revolving Credit Loans and the Swingline Loans.
     Local Accounts. See §8.15.1.
     London Banking Day. Any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):
          (a) a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of any of the Borrowers, individually, or the Borrowers and their Subsidiaries, taken as a whole;

     (b) a material adverse effect on the ability of any of the Borrowers, individually, or the Borrowers and their Subsidiaries, taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or
     (c) any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents or any impairment of the rights or remedies available to any Agent, any Issuing Bank, any other Secured Party under any Loan Document.
     Maturity Date. With respect to (a) the Existing Tranche, July 31, 2011 and (b) the Extended Tranche, March 31, 2014.
     Maximum Drawing Amount. The maximum aggregate amount in Dollars that the beneficiaries under outstanding Letters of Credit may at any time draw under such Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of such Letters of Credit.
     Multiemployer Plan. Any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     Multiple Employer Plan. A Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     Net Book Value. At any relevant time of reference thereto, the then net book value of Eligible Inventory determined on the retail method at lower of cost or market.
     Net Cash Proceeds. With respect to any sale, transfer or other disposition by any Borrower or any Guarantor or any proceeds of a casualty, condemnation or eminent domain, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) reasonable and customary out-of-pocket expenses incurred by such Person in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Borrower or Guarantor to third parties (other than Affiliates)), plus (B) taxes actually paid in connection with any such sale or disposition and reserves for non-delinquent taxes in connection with the business sold for periods prior to such sale.
     With respect to the issuance of any Capital Stock by any Borrower or any Guarantor, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) underwriting discounts and commissions, and other reasonable out-of-pocket expenses, incurred by the Borrowers and Guarantors in connection therewith, plus (B) the amount of any Indebtedness of any of the Borrowers and Guarantors that is repaid in connection with such transaction.
     Net Debt. Prior to the Paperchase Sale and solely with respect to Paperchase, at any time of calculation, the difference between the total Indebtedness of Paperchase then outstanding and the cash and cash equivalents of Paperchase at such time (but in no event less than zero).

     Net Debt Reserve. Prior to the Paperchase Sale, a reserve in an amount equal to the sum of (a) 75% of Net Debt as of the last day of each fiscal month of Paperchase, provided that if that portion of Consolidated EBITDA attributable to Paperchase is equal to or greater than the Dollar equivalent of 4,000,000 pounds sterling in any Fiscal Year, the Net Debt Reserve shall be in an amount equal to 50% of Net Debt as of the last day of each fiscal month of Paperchase for the immediately subsequent Fiscal Year, plus (b) the Annual Net Debt Amount.
     Non-Extension Notice Date. See §4.1.6.
     Note Record. The Borrower Note Records and the Swingline Note Record.
     Notes. The Revolving Notes and the Swingline Note.
     Obligations. Singly, any of, and collectively, all of, the Borrower Obligations and all of the Guaranteed Obligations.
     Online. Borders Online, LLC, a Delaware limited liability company.
     Other Reserves. As determined by the Administrative Agent in its reasonable discretion, such amounts as the Administrative Agent may from time to time, immediately upon notice (which shall contain a brief explanation for such changes) to the Borrowers, establish and revise (a) to reflect events, conditions, contingencies, risks or any other circumstances which do, or which the Administrative Agent believes may, (i) adversely affect either (A) any Collateral, the rights of the Administrative Agent or any of the Secured Parties in any Collateral, or its value, (B) the security interest and other rights of the Administrative Agent or any of the Secured Parties in the Collateral (including the enforceability, perfection and priority thereof) or (C) any other rights of the Administrative Agent or any of the Secured Parties, or (ii) adversely affect the business or financial condition of any of the Borrowers or any of their Subsidiaries individually or the Borrowers and their Subsidiaries taken as a whole, (b) to reflect the belief of the Administrative Agent that any Borrowing Base Report or other collateral report or financial information furnished (or not furnished) by or on behalf of the Borrowers to the Administrative Agent or any of the Secured Parties is or may have been incomplete, inaccurate or misleading, (c) to reflect any obligations (other than the Loans and Letters of Credit) secured by the Collateral (including, without limitation, Hedging Obligations and/or obligations in respect of Cash Management Services) or (d) with respect to such other matters (including, without limitation, reserves which Administrative Agent may establish from time to time, in its reasonable discretion, as being appropriate to reflect impediments to Administrative Agent’s ability to realize the full value of the Collateral in a liquidation or Insolvency Proceeding of any of the Borrowers or their Subsidiaries) as Administrative Agent in its reasonable discretion may elect to impose from time to time.
     Other Taxes. All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
     Outstanding Amount. (i) With respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; and (ii) with respect to any LC Obligations on any date, the amount of such LC

Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unpaid Reimbursement Obligations.
     Overadvance. At any time of calculation, the amount, if any, by which the Total Facility Usage exceeds the Aggregate Borrowing Base.
     Overnight Rate. For any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.
     Paperchase. Paperchase Products Limited, a company with limited liability incorporated under the laws of England and Wales, and its Subsidiaries.
     Paperchase Sale. The proposed sale of Paperchase by BGI (or its relevant Subsidiary) to a third party purchaser to the extent expressly permitted by, and subject to the terms of, §9.5.2(d)(ii).
     Participant. See §15.4.
     Patent Security Agreement. That certain Patent Collateral Assignment and Security Agreement, executed and delivered on the Effective Date, among the Borrowers, the Guarantors, each of their respective Subsidiaries and the Administrative Agent, in form and substance satisfactory to the Administrative Agent and any other patent security agreement or joinder or supplement thereto that may be entered into after the Effective Date with respect to a Subsidiary of a Borrower or a Guarantor formed or acquired after the Effective Date, each as amended, supplemented or otherwise modified from time to time.
     PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
     Pension Act. The Pension Protection Act of 2006, as amended.
     Pension Funding Rules. The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans or Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412 and 430 through 436 of the Code and Sections 302 through 305 of ERISA.
     Pension Plan. Any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) maintained or contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
     Permitted Liens. Liens permitted by §9.2.
     Permitted Restructuring Transactions and Permitted Restructuring Transaction. Any one or more of the transactions described on Schedule 1.01A hereto so long as any such transaction is consummated in accordance with such Schedule 1.01A.
     Permitted Second Lien Loan Payments. Collectively, (a) interest and fees payable on the Second Lien Loan Facility in accordance with the Second Lien Loan Documents and (b) scheduled payments and mandatory prepayments of principal as required by, and in accordance with, the Second Lien Loan Agreement, in each case, subject to the terms, provisions and conditions of the Intercreditor Agreement.
     Pershing Square. Pershing Square Capital Management, L.P. and/or its Affiliates (including their respective managed funds but excluding BGI and its Subsidiaries).
     Pershing Square Term Loan Documents. The term loan agreement dated as of April 9, 2008, and with a maturity date of April 1, 2010, among BGI, Pershing Square as the term loan agent, the lenders party thereto and the other parties thereto, together with all agreements, documents, instruments and certificates relating to the transactions contemplated thereby.
     Pershing Square Term Loan Facility. That certain term loan facility in an aggregate principal amount up to $42,500,000 provided to BGI by Pershing Square and the other lenders under such facility, pursuant to the Pershing Square Term Loan Documents.
     Pershing Square Warrants. The warrants to purchase common stock issued by BGI to Pershing Square on April 9, 2008 under the Pershing Square Warrant Transaction, and including any stock appreciation rights and/or derivatives issued in lieu of all or a portion thereof under the Pershing Square Warrant Transaction.
     Pershing Square Warrant Transaction. The issuance by BGI to Pershing Square on April 9, 2008 of warrants to purchase BGI common stock pursuant to the Warrant and Registration Rights Agreement, dated as of April 9, 2008, between BGI and Computershare Trust Company N.A., as Warrant Agent.
     Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.
     Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiemployer Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     Property. Any and all property, whether real, personal, tangible, intangible or mixed, both owned and leased pursuant to Capitalized Leases, of any Person.
     Purchase Card Reserve. An amount equal to the then liabilities and obligations of the Borrowers and/or Guarantors as reported to the Administrative Agent in accordance with the provisions of §8.4(j) hereof with respect to purchase cards then provided or outstanding (including, without limitation, the purchase card presently provided by JPMorgan Chase Bank, N.A. or any of its Affiliates); provided that a Purchase Card Reserve shall not be required to be established until the earliest of (a) such time as Adjusted Excess Availability is less than or equal to $105,000,000; (b) the commencement of an Insolvency Proceeding involving any Borrower or any Guarantor; or (c) a sale of all or substantially all of the retail operations or inventory by any Borrower or any Guarantor through store closing, going-out of business or similar sales; provided, further that a Purchase Card Reserve shall not be required to be maintained if (x) Adjusted Excess Availability is greater than $105,000,000 and (y) no Insolvency Proceeding has been commenced against any Borrower or any Guarantor.
     RCRA. See §7.17(a).

     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by BGI or any of its Subsidiaries.
     Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.
     Reference Period. As of any date of determination, the period of twelve (12) consecutive fiscal months of BGI and its Subsidiaries ending on such date, or if such date is not a fiscal month end date, the period of twelve (12) consecutive fiscal months most recently ended (in each case treated as a single accounting period).
     Register. See §15.3.
     Reimbursement Obligation. The Borrowers’ obligation to reimburse the Administrative Agent, any Issuing Bank and the Lenders on account of any drawing under any Letter of Credit as provided in §4.2.
     Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     Replacement Lender. See §5.12.
     Reportable Event. Any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     Required Revolving Lenders. As of any date, the Revolving Lenders having Revolving Credit Exposures and unused Commitments representing at least fifty-one (51%) of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
     Required Lenders. As of any date, the Lenders having Revolving Credit Exposures and/or unused Commitments representing at least fifty-one percent (51%) of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that if, at the time Required Lenders is being determined, the Commitments shall have terminated in full, then the outstanding Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders. After the Existing Tranche Termination Date, Required Lenders shall be the Lenders under the Extended Tranche having Revolving Credit Exposures and unused Commitments representing at least fifty-one (51%) percent of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
     Restricted Payments. In relation to BGI and its Subsidiaries, any (a) Distribution, (b) payment in cash or other property (other than common shares or additional warrants or rights to acquire common shares or other equity securities or stock appreciation rights of BGI) arising or resulting from the settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise of the Pershing Square Warrants or any debt or equity instruments (including interest and fees thereon) issued as a result of or in connection with the deferral of any payment in respect of the Pershing Square Warrants or any settlement, exercise, purchase, redemption, defeasance, retirement, payment, acquisition or otherwise thereof or (c) derivatives or other transactions with any financial institution, fund, commodities or stock exchange, clearinghouse or other Person (a “Derivatives Counterparty”) obligating BGI or any of its Subsidiaries to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of BGI or such Subsidiary.

     Revolving Credit Exposure. With respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.
     Revolving Credit Facility. The revolving credit facility provided to the Borrowers under the Credit Agreement.
     Revolving Credit Loans. Revolving credit loans made or to be made by the Lenders to the Borrowers pursuant to §2.1.1.
     Revolving Lender. Each Lender with a Commitment.
     Revolving Loan Request. See §2.1.3.
     Revolving Notes. See §2.6.2.
     SARA. See §7.17(a).
     Seasonal Availability Period. See §12.7.
     Second Lien Agent. GA Capital, LLC, or any other financial institution or fund (and, if a fund, acceptable to the Administrative Agent in its reasonable discretion) in its capacity as second lien administrative agent and collateral agent under the Second Lien Loan Documents.
     Second Lien Lenders. Collectively, the lenders under the Second Lien Loan Documents.
     Second Lien Loan Agreement. The Term Loan Agreement dated on or about the Effective Date, among BGI, the Second Lien Loan Agent, the Second Lien Lenders and the other parties thereto, in form and substance satisfactory to the Administrative Agent, and as amended from time to time in accordance with the terms of the Intercreditor Agreement.
     Second Lien Loan Closing Date. The first date on which the conditions to effectiveness set forth in the Second Lien Loan Agreement and the other Second Lien Loan Documents have been satisfied and the Second Lien Loan Facility is made available to BGI and Borders.
     Second Lien Loan Documents. Collectively, the Second Lien Loan Agreement and each of the other “Loan Documents” referred to therein, in each case, in form and substance satisfactory to the Administrative Agent, and each as amended from time to time in accordance with the terms of the Intercreditor Agreement.
     Second Lien Loan Facility. That certain term loan facility not to exceed $90,000,000 plus paid-in-kind interest to be provided to BGI by the Second Lien Agent and the Second Lien Lenders pursuant to the Second Lien Loan Documents and having a maturity date not earlier than the fourth anniversary of the Second Lien Loan Closing Date.
     Second Lien Priority Account. A non-interest bearing account in the name of the Second Lien Agent established with a financial institution as the Second Lien Agent may request, into which solely proceeds of the Second Lien Priority Collateral shall be deposited.
     Second Lien Priority Collateral. Has the meaning given to the term “Term Priority Collateral” in the Intercreditor Agreement. For the avoidance of doubt, upon the incurrence of Indebtedness by the

Borrowers and the Guarantors under the Second Lien Loan Facility, the Borrowers and the Guarantors shall grant a second priority security interest to the Administrative Agent in such Second Lien Priority Collateral.
     Second Lien Secured Parties. Collectively, the “Secured Parties” under and as defined in the Second Lien Loan Agreement.
     Secured Parties. Collectively, the Agents, the Lenders, the Issuing Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to terms hereof, and the other Persons (including, without limitation, any Affiliate of any Lender) the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.
     Securities Pledge Agreement. Collectively, (a) that certain Securities Pledge Agreement, executed and delivered on the Effective Date, among the Borrowers, the Guarantors and the Administrative Agent, (b) any other securities pledge agreement or joinder or supplement thereto that may be entered into after the Effective Date with respect to a Subsidiary of any Borrower or any Guarantor formed or acquired after the Effective Date and required to join such securities pledge agreement hereunder, in each case, in form and substance reasonably acceptable to the Administrative Agent and as amended and in effect from time to time, and (c) all other instruments, agreements and documents executed or delivered pursuant to or in connection with such securities pledge agreement (including, without limitation, any certificates representing pledged Capital Stock or transfer powers delivered in connection therewith).
     Security Agreement. Collectively, (a) the Second Amended and Restated Security Agreement, dated as of the Effective Date, among BGI, the other Borrowers, the Guarantors, any other parties thereto and the Administrative Agent and in form and substance satisfactory to the Lenders and the Administrative Agent (as the same may be further amended from time to time), (b) and any other security agreement or joinder or supplement thereto that may be entered into after the Effective Date with respect to a Subsidiary of a Borrower or a Guarantor formed or acquired after the Effective Date and required to join such security agreement hereunder, in each case, in form and substance reasonably acceptable to the Administrative Agent and as amended and in effect from time to time, and (c) all other instruments, agreements and documents executed or delivered pursuant to or in connection with such security agreement (including, without limitation, any perfection certificates or collateral certificates delivered in connection therewith).
     Security Documents. Collectively, the Security Agreement, the Deed, the Intellectual Property Security Agreement, the Securities Pledge Agreement, the Agency Account Agreements, the Credit Card Notifications, the Freight Forwarder Agreements and all other instruments and documents, including without limitation Uniform Commercial Code financing statements (or the foreign equivalent, if applicable), required to be executed or delivered pursuant to any Security Document, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
     Shrink. Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.
     Shrink Reserve. From time to time and to the extent that Shrink was not deducted in determining Net Book Value, the Borrowers’ then current general ledger reserve for Shrink; provided that the determination of such current general ledger reserve is consistent with the methodologies used in the Borrowers’ most recent physical inventory summary results delivered to the Co-Collateral Agents on or about September 2009.

     Small Format Stores. The stores owned by any Borrower or any of its Subsidiaries that consist of Waldenbooks stores, Borders airport stores, “Borders Express” stores and “Borders Outlet” stores.
     Solvent. With respect to any Person on a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     Spot Rate. For a currency, the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
     Subordinated Debt. Indebtedness of a Borrower or Guarantor that is subordinate in right of payment to any or all of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent and which provides, without limitation, (a) for a maturity after the Maturity Date with respect to the Extended Tranche, (b) that such Indebtedness is unsecured, (c) that no principal payments shall be required to be made until after the Maturity Date with respect to the Extended Tranche, and (d) interest shall accrue and be payable in kind and/or in cash (subject to the right of the Administrative Agent to impose a payment blockage period upon the occurrence and during the continuance of any Default or Event of Default) at a rate of interest reasonably acceptable to the Administrative Agent.
     Subsidiary. With respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     Swap Termination Value. In respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging

Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
     Swingline Lender. Bank of America in its capacity as lender of Swingline Loans hereunder.
     Swingline Expiry Date. The date which is five (5) Business Days prior to the Maturity Date.
     Swingline Exposure. At any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Commitment Percentage of the total Swingline Exposure at such time.
     Swingline Loan. Any loan made by the Swingline Lender to the Borrowers pursuant to §2.5.1 hereof.
     Swingline Loan Request. See §2.5.2.
     Swingline Note. See §2.6.6.
     Swingline Note Record. A record attached to the Swingline Note.
     Swingline Sublimit. $50,000,000.
     Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.
     Taxes. All present or future taxes, including all levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges relating to such amounts imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     Term Borrowing Base Reserve. A reserve against the Aggregate Borrowing Base to be included in the calculation of the Aggregate Borrowing Base at any time the outstanding principal amount of the loans under the Second Lien Loan Facility exceed the Term Loan Facility Borrowing Base (as defined in the Second Lien Loan Agreement), the amount of which shall equal the difference between such outstanding principal amount of such loans and the Term Loan Facility Borrowing Base at such time, until the delivery of a subsequent Borrowing Base Report reflecting that such excess is eliminated.
     Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. On the Effective Date, the Total Commitment shall be $970,500,000.
     Total Facility Usage. At any time, the sum of the Revolving Credit Loans outstanding, the LC Exposure and the Swingline Loans outstanding.
     Total Facility Usage Ratio. The ratio, expressed as a percentage, of (i) the Total Facility Usage at such time to (ii) the lesser of (A) the Total Commitment at such time or (B) the Aggregate Borrowing Base at such time.
     Trademarks. As defined in the Security Agreement.
     Trademark Security Agreement. That certain Trademark Collateral and Security Pledge Agreement, executed and delivered on the Effective Date, among the Borrowers, the Guarantors, each of their respective Subsidiaries and the Administrative Agent, in form and substance satisfactory to the Administrative Agent and any other trademark security agreement or joinder or supplement thereto that may be entered into after the Effective Date with respect to a Subsidiary of a Borrower or a Guarantor formed or acquired after the Effective Date and required to join such trademark security agreement hereunder, each as amended, supplemented or otherwise modified from time to time.
     Tranche. Collectively, the Extended Tranche and the Existing Tranche, and individually either the Extended Tranche or the Existing Tranche, in each case, of the Revolving Credit Facility.
     Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.
     Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrowers do not reimburse the Administrative Agent, any Issuing Bank and the Lenders on the date specified in, and in accordance with, §4.2.
     Wholly-owned Subsidiary. Any Subsidiary of BGI of which all of the outstanding shares of capital stock or other equity interests are owned by BGI (whether directly or through one or more Wholly-owned Subsidiaries of BGI) except for (a) directors’ qualifying shares in jurisdictions where such qualifying shares are required, and (b) non-voting stock issued pursuant to employee stock or stock option plans; provided that (i) in respect of Paperchase, such stock shall be in lieu of cash compensation that the applicable employees would otherwise have received in the ordinary course of business, as reasonably determined by the board of directors or other governing body of Paperchase, and (ii) in respect of any other Subsidiary, the aggregate amount of such stock shall not exceed 1% of such Subsidiary’s outstanding stock.
     1.2. Rules of Interpretation.
     (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement; provided that any terms used herein which are defined by reference to the Second Lien Loan Agreement shall mean such terms as defined in the Second Lien Loan Agreement as of the Effective Date, without giving effect to any modifications or amendments thereto except as in accordance with the Intercreditor Agreement.
     (b) The singular includes the plural and the plural includes the singular.
     (c) A reference to any law includes any amendment or modification to such law.
     (d) A reference to any Person includes its permitted successors and permitted assigns.
     (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
     (f) The words “include”, “includes” and “including” are not limiting.

     (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.
     (h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.
     (i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
     (j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
     (k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
     (l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against any Agent or any of the Lenders merely on account of any Agent’s or any Lender’s involvement in the preparation of such documents.
     1.3. Accounting Principles. Except as otherwise provided in this Credit Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Credit Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate); provided, however, that if any change in GAAP or the application thereof occurs hereafter, or if BGI adopts a change to its accounting principles or methods with the agreement of its independent certified public accountants, and such change results in a change in the calculation of any financial covenant or restriction set forth herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenant or restriction so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition and results of operations of BGI and its Subsidiaries shall be the same after such change as if such change had not been made. Pending the resolution of any such negotiations, the Borrowers agree to provide to each of the Lenders such unaudited financial information and pro forma statements using the accounting methods and principles used in the preparation of the audited financial statements for the Fiscal Year ended as of the Balance Sheet Date, as are necessary to enable the Lenders to test the financial covenants contained herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

2. THE CREDIT FACILITIES.
     2.1. Revolving Credit Loans.
     2.1.1. Commitment to Lend under Revolving Credit Facility. Subject to the terms and conditions set forth in this Credit Agreement, each of the Revolving Lenders severally agrees to lend to the Borrowers and the Borrowers may borrow, repay (subject to §3.3), and reborrow from time to time from the Effective Date up to but not including the relevant Commitment Termination Date upon notice by the Borrowers to the Administrative Agent given in accordance with §2.1.3, such sums in Dollars as are requested by the Borrowers up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment in effect at such time, as such Commitment has been deemed to be reduced by such Lender’s Commitment Percentage of the outstanding Swingline Loans and such Lender’s LC Exposure, provided that (in each case, after giving effect to all amounts requested) (a) the Total Facility Usage shall not exceed the lesser of (i) the Total Commitment or (ii) the Aggregate Borrowing Base as then in effect and (b) no Lender shall be required to advance Revolving Credit Loans, which, when added to such Lender’s Commitment Percentage of outstanding Swingline Loans and LC Exposure, would be in excess of its Commitment Percentage as then in effect.
     Notwithstanding the foregoing, the Borrowers shall not request, and the Lenders shall not advance, any Loans (other than (x) Revolving Credit Loans used to reimburse Swingline Loans as provided in §2.5.3 and (y) Revolving Credit Loans used to reimburse a draw on a Letter of Credit as provided in §4.3) at any time when, after giving effect to all amounts requested, Excess Availability is less than the greater of (a) ten percent (10%) of the lesser of (i) the Aggregate Borrowing Base and (ii) the Total Commitment and (b) $50,000,000.
     The Revolving Credit Loans shall be made pro rata between the respective Tranches, to the extent applicable, of the Revolving Credit Facility in accordance with each Revolving Lender’s Commitment Percentage applicable at such time. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the applicable Borrower or, as the case may be, Borrowers that the conditions set forth above and in (A) §11 and §12, in the case of the initial Revolving Credit Loans to be made on the Effective Date, and (B) §12, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request, and shall be deemed to constitute a request for Loans under the Existing Tranche and Extended Tranche, to the extent applicable, of the Revolving Credit Facility, pro rata.
     2.1.2. [Reserved].
     2.1.3. Requests for Loans. The applicable Borrower or, as the case may be, Borrowers shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (in any case, a “RevolvingLoanRequest”) no later than (a) 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) 10:00 a.m. (Eastern time) three (3) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested, (ii) the proposed Drawdown Date of such Loan(s), (iii) the Interest Period for such Loan(s) and (iv) the Type of such Loan(s). Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each

Revolving Loan Request shall be irrevocable and binding on the applicable Borrower or, as the case may be, Borrowers and shall obligate the applicable Borrower or, as the case may be, Borrowers to accept the Loan requested from the applicable Lenders on the proposed Drawdown Date. Each Revolving Loan Request shall be in a minimum aggregate amount of $2,000,000 or a multiple of $1,000,000 in excess thereof.
     2.2. Fees.
     2.2.1. Existing Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the accounts of the Lenders having Commitments under the Existing Tranche, in accordance with their Commitment Percentages, a commitment fee (the “Existing Commitment Fee”) in Dollars equal to 0.25% per annum times the average daily amount by which the Total Commitment exceeds the result of (x) the Total Facility Usage minus (y) the Swingline Loans outstanding. The Existing Commitment Fee shall accrue at all times from the Effective Date up to but not including the Maturity Date, including at any time during which one or more of the conditions in §12 is not met, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, commencing with the first such date to occur after the Effective Date, and on the Maturity Date. The Existing Commitment Fee shall be calculated quarterly in arrears.
     2.2.2. Extended Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the accounts of the Lenders having Commitments under the Extended Tranche, in accordance with their respective Commitment Percentages, a commitment fee (the “Extended Commitment Fee”) in Dollars equal to (i) in the event that the arithmetic mean of the Total Facility Usage Ratio for a quarterly computation period is less than fifty percent (50%) of the lesser of (A) the Total Commitment or (B) the Aggregate Borrowing Base, 0.75% per annum times the average daily amount by which the Total Commitment exceeds the result of (x) the Total Facility Usage minus (y) the Swingline Loans outstanding and (ii) in the event that the arithmetic mean of the Total Facility Usage Ratio for a quarterly computation period is equal to or greater than fifty percent (50%) of the lesser of (1) the Total Commitment or (2) the Aggregate Borrowing Base, 0.50% per annum times the average daily amount by which the Total Commitment exceeds the result of (x) the Total Facility Usage minus (y) the Swingline Loans outstanding. The Extended Commitment Fee shall accrue at all times from the Effective Date up to but not including the Maturity Date, including at any time during which one or more of the conditions in §12 is not met, and shall be due and payable quarterly in arrears on the first Business Day of each April, July, October and January, based on the arithmetic mean of the Total Facility Usage Ratio for the immediately preceding three-month period, commencing with the first such date to occur after the Effective Date, and on the Maturity Date. The Extended Commitment Fee shall be calculated quarterly in arrears.
     2.3. Changes in Total Commitment.
     2.3.1. Reduction of Total Commitment. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $10,000,000 or increments of $5,000,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata between the Extended Tranche and the Existing Tranche of the Revolving Credit Facility in accordance with their respective

Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrowers delivered pursuant to this §2.3.1, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Commitment Fee, if any, then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.
     2.3.2. Termination of Existing Tranche. Subject to the conditions in this §2.3.2, upon thirty (30) days prior notice, on the ninetieth (90th) day following the Effective Date, the Borrowers shall have the right to terminate entirely the Commitments of the Lenders under the Existing Tranche, whereupon all of the Commitments of the Lenders under the Existing Tranche shall be terminated; provided that (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) the Borrowers may not terminate the Commitments under the Existing Tranche under this §2.3.2 unless there exists a minimum Excess Availability of $80,000,000 under the Extended Tranche (i) at all times during the period of thirty (30) consecutive days immediately prior to the termination of the Commitments under the Existing Tranche and the repayment of all Loans under the Existing Tranche, and (ii) on a pro forma basis (x) immediately after giving effect to any such termination of the Commitments under the Existing Tranche and repayment of all Loans thereunder and (y) at all times during each of the successive six (6) months after giving effect to any such termination and repayment of the Existing Tranche, in each case based upon projections provided by the Borrowers within thirty (30) days before the date of the proposed termination and repayment of the Existing Tranche. Promptly after receiving any notice of the Borrowers delivered pursuant to this §2.3.2, the Administrative Agent will notify the Revolving Lenders of the substance thereof. Upon the effective date of any such termination, the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders under the Existing Tranche the full amount of any Existing Commitment Fee, if any, then accrued. No termination of the Commitments under the Existing Tranche may be reinstated.
     2.3.3. Increase in Commitment Applicable to Extended Tranche. Following the Effective Date, so long as no Default or Event of Default has occurred and is then continuing or would result therefrom, the Borrowers may from time to time request that the Total Commitment applicable to the Extended Tranche be increased and, upon such request, the Administrative Agent shall have the right to solicit additional financial institutions to become Extending Revolving Lenders for purposes of this Credit Agreement, or to encourage any Lender to increase its Commitment under the Extended Tranche, provided that (a) any such request for an increase shall be in a minimum amount of $50,000,000; (b) the Borrowers may make a maximum of three such requests over the term of this Credit Agreement; (c) each Extending Revolving Lender which is a party to this Credit Agreement prior to such increase shall have the first option, and may elect, to fund its pro rata share of the amount of the increase in the Total Commitment (or any such greater amount in the event that one or more Extending Revolving Lenders does not elect to fund its respective pro rata share of the amount of the increase in the Total Commitment), thereby increasing its Commitment under the Extended Tranche hereunder, but no Lender shall have any obligation to do so; (d) in the event that it becomes necessary to include a new financial institution to fund the amount of the increase in the Total Commitment, each such financial institution shall be reasonably acceptable to the Administrative Agent and each such financial institution shall become an Extending Revolving Lender hereunder and agree to become party to, and shall assume and agree to be bound by, this Credit Agreement, subject to all terms and conditions hereof; (e) none of the Administrative Agent or the other Agents shall have any obligation to the Borrowers or to any Lender to solicit additional financial institutions or any increase in the Commitment of any Extending Revolving Lender pursuant to this §2.3.3; (f) no Extending Revolving Lender shall have an obligation to the Borrowers, the Agents or any other Lender to increase its Commitment or its Commitment Percentage; and (g) in no event shall the addition of any Extending Revolving Lender or the increase in the Commitment of any Extending Revolving Lender under this §2.3.3 increase the Total Commitment by an amount greater than $175,000,000 in the aggregate. Upon the addition of any Extending Revolving Lender, or the increase in the Commitment of any Extending Revolving Lender, Schedule 1 shall be amended by the Administrative Agent and the Borrowers to reflect such addition or such increase, and the Administrative Agent shall deliver to the Lenders, the Agents, the Issuing Bank(s) and BGI copies of such Schedule 1. If, at any time that the Commitments are increased pursuant to this §2.3.3, there are Revolving Credit Loans then outstanding or any LC Exposure then existing, each new Extending Revolving Lender, and each existing Extending Revolving Lender that has increased its Commitment, shall purchase Loans under the Extended Tranche and LC Exposure from each other Extending Revolving Lender in an amount such that, after such purchase or purchases, the amount of outstanding Loans and LC Exposure from each Extending Revolving Lender shall equal such Extending Revolving Lender’s respective Commitment Percentage, as modified to give effect to such increase, multiplied by the aggregate amount of Loans outstanding and LC Exposure from all Lenders. To the extent that any outstanding Loans under the Extended Tranche bear interest at the Eurocurrency Rate, the Borrowers shall pay any additional costs described in §5.10 incurred by any Extending Revolving Lender.
     2.4. Hedging Agreements and Cash Management Services. Each Person providing Cash Management Services for, or having Hedging Agreements with, any Borrower or any Guarantor shall deliver to the Administrative Agent promptly on or before the Effective Date notice setting forth the aggregate amount of all obligations of any Borrower or any Guarantor on account of such Cash Management Services and/or Hedging Agreements (whether matured or unmatured, absolute or contingent) as of the Effective Date. Following the end of each calendar month, each Person providing Cash Management Services for, or having Hedging Agreements with, any Borrower or any Guarantor shall deliver to the Administrative Agent promptly notice setting forth any new Cash Management Services or Hedging Agreement, if applicable, or any change, if applicable, in the aggregate amount of all obligations of any Borrower or any Guarantor on account of such Cash Management Services and/or Hedging Agreements (whether matured or unmatured, absolute or contingent) as of the end of such month. The obligations due with respect to Cash Management Services and/or Hedging Agreements provided by any Person who fails to timely furnish the Administrative Agent with such notice shall be subordinated to the Liens securing Indebtedness pursuant to the Loan Documents and Liens securing Indebtedness with respect to the Second Lien Loan Facility.
     2.5. The Swingline.
     2.5.1. The Swingline Loans. From the date hereof through but not including the Swingline Expiry Date, and subject to the terms and conditions hereinafter set forth, upon notice by the Borrowers made to the Swingline Lender in accordance with §2.5.2 hereof, and in reliance upon the agreements of the other Lenders set forth in this §2.5, the Swingline Lender may in its sole discretion make Swingline Loans to the Borrowers from time to time in Dollars on any Business Day in an aggregate principal amount not to exceed the Swingline Sublimit. Each Swingline Loan shall be in a minimum amount equal to $250,000 or a multiple of $100,000 in excess thereof. Notwithstanding any other provisions of this Credit Agreement and in addition to the limit set forth above, at no time shall the Total Facility Usage (after giving effect to all amounts requested) exceed the lesser of (i) the Total Commitment or (ii) the Aggregate Borrowing Base as then in effect. The Swingline Loans are being made available for the administrative convenience of the Borrowers, the Swingline Lender and the Lenders. Notwithstanding any other provisions of this Credit Agreement, the Swingline Lender shall not advance any Swingline Loans if a Default or Event of Default has occurred until such Default or Event of Default has been cured or waived in accordance with the provisions of this Credit Agreement. The Swingline Lender shall not be obligated to make any Swingline Loans at any time when any Lender is a Delinquent Lender unless the Swingline Lender has entered into arrangements satisfactory to it to eliminate the Swingline Lender’s risk of full reimbursement with respect to such Delinquent Lender, including by Cash Collateralizing such Delinquent Lender’s Commitment Percentage of the outstanding Swingline Loans and any such additional Swingline Loans to be made as set forth in this Agreement. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. Each request for a Swingline Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth above and in §11 and §12, in the case of any Swingline Loans to be made on the Effective Date, and §12, in the case of all other Swingline Loans, have been satisfied on the date of such request.
     2.5.2. Request for Swingline Loans. To request a Swingline Loan, the Borrowers shall send to the Swingline Lender and the Administrative Agent written notice in the form of Exhibit C hereto of each Swingline Loan requested hereunder (a “Swingline Loan Request”) not later than 12:00 Noon (Eastern time) on the proposed Drawdown Date of any Swingline Loan, which shall be a Business Day. Each such Swingline Loan Request shall set forth the principal amount of the proposed Swingline Loan and the Drawdown Date of such Swingline Loan. Notwithstanding the foregoing, each of the Swingline Lender and the Administrative Agent may, in its sole discretion, accept an oral or written request made on behalf of the Borrowers by an Authorized Officer by telephone, telex, facsimile or some other form of written electronic communication, in which case the Swingline Lender and the Administrative Agent shall be entitled to rely on any such oral or written request received by the Swingline Lender and the Administrative Agent in good faith from anyone reasonably believed by the Swingline Lender or the Administrative Agent to be an Authorized Officer. The Borrowers shall promptly confirm any such communication by delivery of a Swingline Loan Request upon request of the Swingline Lender or the Administrative Agent. Each Swingline Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to borrow the Swingline Loan from the Swingline Lender on the proposed Drawdown Date thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. (Eastern time) on the date of the proposed Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the third sentence of §2.5.1, or (B) that one or more of the applicable conditions specified in §12 is not then satisfied, then, upon satisfaction of the applicable conditions set forth in this Credit Agreement, on the proposed Drawdown Date the Swingline Lender shall make the Swingline Loan available to the Borrowers no later than 3:00 p.m. (Eastern time) on the proposed Drawdown Date by crediting the amount of the Swingline Loan to the general deposit account of the Borrowers maintained with the Swingline Lender.
     2.5.3. Borrowings to Repay Swingline Loans. The Borrowers jointly and severally, absolutely, irrevocably and unconditionally promise to pay on the Swingline Expiry Date the outstanding principal balance of all Swingline Loans. The Borrowers may prepay the Swingline Loans at any time without penalty or premium. In addition, the Swingline Lender may, on any Business Day, in its sole discretion, demand repayment of the Swingline Loans and the Administrative Agent shall give notice to the Lenders that the outstanding Swingline Loans shall be funded with a borrowing of Loans prior to the Commitment Termination Date (provided that each such notice shall be deemed to have been automatically given upon the occurrence of a Default or Event of Default under §13.1(g) or (h) or upon the exercise of remedies provided in the last paragraph of §13.1), in which case each of the Lenders shall make Loans constituting Base Rate Loans to the Borrowers, on the next succeeding Business Day following such notice, in an amount equal to such Revolving Lender’s Commitment Percentage of the aggregate amount of all Swingline Loans outstanding to the Borrowers. The proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby absolutely, unconditionally and irrevocably agrees to make such Loans upon one Business Day’s notice as set forth above, notwithstanding (a) that the amount of such Loan may not comply with the applicable minimums otherwise required hereunder, (b) the failure of the Borrowers to meet the conditions set forth in §§11 or 12 hereof, (c) the occurrence or continuance of a Default or an Event of Default hereunder, (d) the date of such Loan, (e) the amount of, or termination of, the Total Commitment at such time, (f) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Borrowers or any other Person for any reason whatsoever or (g) any other occurrence, event or condition, whether or not similar to any of the foregoing. In the event that it is impracticable for such Loan to be made for any reason on the date otherwise required above (including as a result of the commencement of a proceeding under the federal Bankruptcy Code in respect of any of the Borrowers), then each Lender hereby agrees that it shall forthwith purchase (as of the date such Loan would have been made, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Swingline Lender, and the Swingline Lender shall sell to each Lender, such participations in the Swingline Loans (including all accrued and unpaid interest thereon) outstanding as shall be necessary to cause the Lenders to share in such Swingline Loans pro rata based on their respective Commitment Percentages (without regard to any termination of the Total Commitment hereunder) by making available to the Swingline Lender an amount equal to such Lender’s participation in the Swingline Loans. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein. Notwithstanding anything in the foregoing to the contrary, following the termination of the Commitments under the Existing Tranche (so long as no Default or Event of Default has occurred and is continuing at the time of such termination), the Extending Revolving Lenders shall be responsible for funding any Loans or participations hereunder in accordance with their respective Commitment Percentages after giving effect to such termination.
     Until each Lender funds its applicable Loan or risk participation pursuant to this §2.5.3 to refinance such Lender’s Commitment Percentage of any Swingline Loan, interest in respect of such pro rata share shall be solely for the account of the Swingline

Lender. The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
     If any Lender fails to make available to the Swingline Lender for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this §2.5.3, the Swingline Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Base Rate Loan included in the relevant Base Rate borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender with respect to any amounts owing under this §2.5.3 shall be conclusive absent manifest error.
     2.5.4. Repayment of Participations.
     (a) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its pro rata share thereof based on such Lender’s Commitment Percentage, in the same funds as those received by the Swingline Lender.
     (b) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in §16.3A (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its pro rata share thereof based on such Lender’s Commitment Percentage, on demand of the Swingline Lender, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
     2.5.5. Voluntary Reduction of Swingline Sublimit. The Borrowers shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Swingline Sublimit. The Borrowers shall give not less than five (5) Business Days’ prior written notice to the Swingline Lender designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction of the Swingline Sublimit. Such termination or partial reduction of the Swingline Sublimit shall be effective on the date specified in the Borrowers’ notice and shall be permanent. Any such partial reduction of the Swingline Sublimit shall be in a minimum amount of $1,000,000.
     2.6. Evidence of Loan Obligations.
     2.6.1. Loan Accounts. The Loans made by each Lender and each Lender’s obligations in respect of any Letters of Credit shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders and such Lender’s obligations in respect of Letters of Credit and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note as set forth in §§2.6.2 through 2.6.6, as applicable, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, type, amount, currency, and maturity of its Loans and payments with respect thereto.
     2.6.2. The Revolving Notes. Upon the request of any Lender to the Borrowers, such Lender’s Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A-1 hereto (each a “Revolving Note”) in each case dated as of the Effective Date (or such other date on which a Lender may become a party hereto in accordance with §15 hereof) and completed with appropriate insertions. One Revolving Note shall be payable to the order of each such requesting Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. Each of the Borrowers irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender’s applicable Revolving Note, an appropriate notation on such Lender’s Borrower Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.
     2.6.3. [Reserved].
     2.6.4. [Reserved].
     2.6.5. [Reserved].
     2.6.6. The Swingline Note. Upon the request of the Swingline Lender to the Borrowers, the Swingline Loans shall be evidenced by a promissory note of the Borrowers in substantially the form of Exhibit A-2 hereto (the “Swingline Note”), dated as of the Effective Date with appropriate insertions. The Swingline Note shall be payable to the order of the Swingline Lender in a principal amount equal to the Swingline Sublimit and representing the obligation of the Borrowers to pay to the Swingline Lender the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender hereunder plus interest accrued thereon as set forth below. The Borrowers hereby irrevocably authorize the Swingline Lender to make or cause to be made, at or about the time of each Swingline Loan to the Borrowers made by the Swingline Lender and at the time of receipt of any payment of principal on the Swingline Note of the Swingline Lender, an appropriate notation on the Swingline Lender’s Swingline Note Record or the Swingline Lender’s electronic data processing equipment reflecting the making of such Swingline Loan or (as the case may be) the receipt of such payment.

     2.6.7. Participating Interests of Lenders. In addition to the accounts and records referred to in §2.6.1, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.7. Interest on Loans. Except as otherwise provided in §5.11:
     (a) each Revolving Credit Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.
     (b) each Revolving Credit Loan which is a Eurocurrency Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin with respect to Eurocurrency Rate Loans as in effect from time to time.
     (c) each Swingline Loan shall bear interest from the Drawdown Date thereof until repaid in full at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time. Swingline Loans may not be converted into Eurocurrency Rate Loans.
     (d) each Borrower promises to pay interest on each Loan made to it (and the Borrowers jointly and severally promise to pay interest on all the Loans) in arrears on each Interest Payment Date with respect thereto and at such other times as may be specified herein. Interest on the Loans shall be payable in Dollars. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws.
     2.8. Conversion Options.
     2.8.1. Conversion to Different Type of Loan. The applicable Borrower or, as the case may be, Borrowers may elect from time to time to convert any outstanding Loan (other than a Swingline Loan) to a Loan of another Type, provided that (a) with respect to any such conversion of a Eurocurrency Rate Loan to a Base Rate Loan, the applicable Borrower or, as the case may be, Borrowers shall give the Administrative Agent at least three (3) Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurocurrency Rate Loan, the applicable Borrower or, as the case may be, Borrowers shall give the Administrative Agent at least four (4) Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurocurrency Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no such Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment

Percentage of such Loans to its Domestic Lending Office or its Eurocurrency Lending Office, as the case may be. All or any part of outstanding Loans (other than Swingline Loans) of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $5,000,000 or a multiple of $1,000,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan (other than a Swingline Loan) to a Eurocurrency Rate Loan shall be irrevocable by the Borrowers.
     2.8.2. Continuation of Type of Loan. Any Loan (other than a Swingline Loan) of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the applicable Borrower or, as the case may be, Borrowers with the notice provisions contained in §2.8.1; provided that no Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge. In the event that the applicable Borrower or, as the case may be, Borrowers fail to provide any such notice with respect to the continuation of any Eurocurrency Rate Loan as such, then as to Eurocurrency Rate Loans such Eurocurrency Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.8 is scheduled to occur.
     2.8.3. Eurocurrency Rate Loans. Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans having the same Interest Period shall not be less than the equivalent of $2,000,000 or a whole multiple of $1,000,000 in excess thereof. No more than eight (8) Eurocurrency Rate Loans having different Interest Periods may be outstanding at any time and no more than three of such Eurocurrency Rate Loans outstanding at any time may have an Interest Period of 7 days or 14 days. Any Eurocurrency Rate Loan having an Interest Period of 7 or 14 days may be continued as such on no more than one occasion.
     2.9. Funds for Loans.
     2.9.1. Funding Procedures. Not later than 2:00 p.m. (Eastern time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the applicable Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the applicable Borrower or, as the case may be, Borrowers the aggregate amount of such Loans made available to the Administrative Agent by the applicable Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Loans.

     2.9.2. Advances by Administrative Agent. (a) The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the applicable Borrower or, as the case may be, Borrowers a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period times (b) the amount of such Lender’s Commitment Percentage of such Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the applicable Borrower or, as the case may be, Borrowers on demand, with interest thereon at the rate per annum applicable to such Loans made on such Drawdown Date.
     (b) Unless the applicable Borrower(s) has or have notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower(s) will not make such payment, the Administrative Agent may assume that such Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender. If and to the extent that such payment was not in fact made to the Administrative Agent by the applicable Borrower in immediately available funds, then each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Overnight Rate from time to time in effect.
     (c) A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under §§2.9.2(a) and (b) shall be conclusive, absent manifest error.
     2.10. [Reserved].
     2.11. [Reserved].
     2.12. Change in Aggregate Borrowing Base. The Aggregate Borrowing Base shall be determined monthly (or at such other interval as may be specified pursuant to §8.4(e)) by the Administrative Agent by reference to the Borrowing Base Report, commercial finance examinations and collateral audit reports, and the appraisals of Eligible Inventory delivered to the Lenders and the Administrative Agent pursuant to §§8.9.2 and 8.9.3 and other information obtained by or provided to the

Administrative Agent. The Administrative Agent shall give to the Borrowers notice of any change in the Aggregate Borrowing Base determined by the Administrative Agent. Notwithstanding anything to the contrary contained herein, in the event that the Administrative Agent receives or obtains updates or additional information with respect to the Eligible Inventory, Eligible Credit Card Receivables, Eligible Corporate Sales Receivables (if then included in the Aggregate Borrowing Base), Borrowing Base Report, Other Reserves, Inventory Reserves, Shrink Reserve, Landlord Lien Reserve, Hedge Reserve, Net Debt Reserve, Purchase Card Reserve, Term Borrowing Base Reserve, Equity Reserve, Customer Deposit Reserve, Customer Credit Liability Reserve, commercial finance examinations and collateral audit reports, and the appraisals of Eligible Inventory and other information obtained by or provided to the Administrative Agent, the Administrative Agent may revise the Aggregate Borrowing Base pursuant to such update or additional information and the Administrative Agent shall give to the Borrowers written notice of any changes in the Aggregate Borrowing Base determined by the Administrative Agent as a result thereof; provided that any revisions to the Aggregate Borrowing Base pursuant to such update or additional information shall not result in more credit being available, and shall not be more favorable to the Borrowers, than as set forth in this Credit Agreement on the Effective Date without the written consent of the Required Lenders and in accordance with the Intercreditor Agreement.
     2.13. Overadvances. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement, if an Event of Default exists at the time (unless otherwise objected to by the Required Lenders in writing), the Administrative Agent may in its discretion in order to preserve and protect the Collateral or to preserve and protect the business of the Borrowers, require all Revolving Lenders to honor requests or deemed requests by the Borrowers for Revolving Credit Loans at a time when an Overadvance exists or which would result in an Overadvance and each Lender shall be obligated to continue to fund its Commitment Percentage of such Revolving Credit Loans not to exceed a maximum amount outstanding equal to its Commitment so long as (i) such Overadvance is not known by the Administrative Agent to exceed five percent (5%) of the then Aggregate Borrowing Base, in the aggregate outstanding at any time, and (ii) such Overadvance is not outstanding for more than forty-five (45) consecutive days (unless the Required Lenders otherwise agree); provided that the foregoing shall not (1) modify or abrogate any of the provisions of §4.3 regarding the Lenders’ obligations with respect to any Unpaid Reimbursement Obligations, or (2) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e., where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)). Any Overadvance that remains outstanding for more than forty-five (45) consecutive days shall constitute an Event of Default hereunder (unless the Required Lenders otherwise agree). The making of any Overadvance is for the benefit of the Borrowers; such Overadvances constitute Loans and Obligations hereunder. The making of any Overadvance on any one occasion shall not obligate the Administrative Agent or the Lenders to make other Overadvances on any other occasion or to permit any such Overadvance to remain outstanding. In no event shall the Total Facility Usage (including any Overadvance and after giving effect to all amounts requested) exceed the Total Commitment.
     2.14. Cash Collateral.
     (a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Bank (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any LC Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all LC Obligations in an amount equal to 103% of such Outstanding Amount. At any time that there shall exist a Delinquent Lender, immediately upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to §2.15(a) and any Cash Collateral provided by the Delinquent Lender).
     (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrowers hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to §2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the amount required hereunder, the Borrowers or the relevant Delinquent Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
     (c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this §2.14 or §§2.5, 2.18, 3, 4, or 13.3 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Delinquent Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
     (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Delinquent Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with §15.2(g))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Borrower or Guarantor shall not be released during the continuance of a Default or Event of Default (and following application as provided in this §2.14, may be otherwise applied in accordance with §13.5), and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
     2.15. Treatment of Delinquent Lenders.
     (a) Delinquent Lenders. If for any reason any Lender (i) shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Commitment Percentage of any Revolving Credit Loans, expenses or setoff or purchase its Commitment Percentage of a participation interest in the Swingline Loans or Letters of Credit and such failure is not cured within one (1) Business Day of receipt from the Administrative Agent of written notice thereof, (ii) shall fail, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitments or (iii) has been deemed insolvent in the reasonable judgment of the Administrative Agent or become the subject of a bankruptcy or insolvency proceeding (each, a “Delinquent Lender”), then, in addition to the rights and remedies that may be available to the other Lenders, the Agents, the Swingline Lender, the Issuing Bank, the Borrowers or any other Person at law or in equity, and not in limitation thereof, (A) such Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Revolving Credit Loans, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal; provided, however, that the Commitment of a Delinquent Lender may not be increased or extended without the consent of such Delinquent Lender, (B) such Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers and/or the Guarantors, whether on account of outstanding Revolving Credit Loans, interest, fees or otherwise, to the remaining non-Delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (C) at the option of the Administrative Agent, any amounts payable to such Delinquent Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Delinquent Lender, be retained by the Administrative Agent as Cash Collateral and may be utilized for future funding obligations of the Delinquent Lender in respect of any Revolving Credit Loan or existing or future participating interest in any Swingline Loan or Letter of Credit. The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (A) and (B) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at a rate per annum equal to the rate of interest applicable to overdue principal pursuant to §5.11.1 from the date when originally due until the date upon which any such amounts are actually paid.
     (b) Rights of Non-Delinquent Lenders. The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment (at par) without any further action by the Delinquent Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), the Delinquent Lender’s Commitment to fund future Loans or purchase its Commitment Percentage of participation interests in the Swingline Loans and Letters of Credit. Upon any such purchase of the Commitment Percentage of any Delinquent Lender, the Delinquent Lender’s share in future Loans and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. The Borrowers may, on ten (10) days’ prior written notice to the Administrative Agent and such Delinquent Lender, replace such Delinquent Lender (in its capacity as a Lender) by causing such Delinquent Lender to (and such Delinquent Lender shall be obligated to) assign (with the assignment fee to be paid by the Borrowers in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees.

     (c) Indemnification by Delinquent Lenders. Each Delinquent Lender shall indemnify the Administrative Agent and each non-Delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Delinquent Lender, on account of a Delinquent Lender’s failure to timely fund its Commitment Percentage of a Revolving Credit Loan, or its participation in Swingline Loans and Letters of Credit or to otherwise perform its obligations hereunder and under the other Loan Documents.
3. REPAYMENT OF THE LOANS.
     3.1. Maturity. The Borrowers jointly and severally promise to pay on the Maturity Date with regard to the Existing Tranche, and there shall become absolutely due and payable on the Maturity Date with regard to the Existing Tranche, all of the Revolving Credit Loans outstanding under the Existing Tranche on such date, together with any and all accrued and unpaid interest thereon. The Borrowers jointly and severally promise to pay on the Maturity Date with regard to the Extended Tranche, and there shall become absolutely due and payable on the Maturity Date with regard to the Extended Tranche, all of the Revolving Credit Loans outstanding under the Extended Tranche on such date, together with any and all accrued and unpaid interest thereon.
     3.2. Mandatory Repayments of the Loans. If at any time the Total Facility Usage exceeds the lesser of (i) the Total Commitment or (ii) the Aggregate Borrowing Base as then in effect, then the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Revolving Lenders for application: first, to any Unpaid Reimbursement Obligations owing to such Revolving Lenders; second, to the Swingline Loans owing to such Revolving Lenders; third, to the Revolving Credit Loans and fourth, to provide to the Administrative Agent Cash Collateral for Reimbursement Obligations owing to such Revolving Lenders as contemplated by §4.2(ii) and (iii).
     Each payment of any Unpaid Reimbursement Obligations or prepayment of Revolving Credit Loans shall be allocated among the applicable Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each applicable Lender’s relevant Loans, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.
     3.3. Optional Repayments of Loans. The Borrowers shall have the right, at their election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this §3.3 made other than on the last day of the Interest Period relating thereto shall be subject to the payment of any additional costs described in §5.10 incurred by any applicable Lender. The Borrowers shall give the Administrative Agent, no later than 10:00 a.m. (Eastern time), at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans or Eurocurrency Rate Loans, in each case specifying the proposed date of prepayment of applicable Loans and the principal amount to be prepaid. Each such partial prepayment of the applicable Loans shall be in the amount of $2,000,000 or a multiple of $1,000,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrowers, first to the principal of the Loans to be repaid which are Base Rate Loans and then to the principal of the Loans to be repaid which are Eurocurrency Rate Loans. Each partial prepayment shall be allocated among the applicable Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s applicable

Note(s), with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.
4. LETTERS OF CREDIT.
     4.1. Letter of Credit Commitments.
     4.1.1. Commitment to Issue Letters of Credit. (a) Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the applicable Issuing Bank’s customary form (a “Letter of Credit Application”), such Issuing Bank on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §4.1.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrowers one or more standby or documentary letters of credit, including without limitation, any bankers’ acceptance issued on account of any such standby or documentary letter of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the applicable Borrower or, as the case may be, Borrowers and agreed to by the applicable Issuing Bank; provided, however, that, after giving effect to such request, (a) the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $75,000,000 (the “Letter of Credit Sublimit”) at any one time, and (b) the Total Facility Usage shall not exceed the lesser of (i) the Total Commitment at such time or (ii) the Aggregate Borrowing Base as then in effect. Each request by any Borrower for an LC Credit Extension shall be deemed to be a representation by such Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Each Issuing Bank shall provide the Administrative Agent, on a monthly basis, a report on the Maximum Drawing Amount of outstanding Letters of Credit. The Administrative Agent shall provide the Lenders, on a quarterly basis, a report on the Maximum Drawing Amount of outstanding Letters of Credit.
     (b) The Issuing Bank shall not issue any Letter of Credit, if:
     (i) subject to §4.16, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (ii) the expiry date of such requested Letter of Credit would occur after the Maturity Date of the Extended Tranche.
     (c) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any laws applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it;
     (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;
     (iii) such Letter of Credit is to be denominated in a currency other than Dollars;
     (iv) any Lender is at that time a Delinquent Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral in an amount equal to the actual or potential Fronting Exposure, satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure with respect to the Delinquent Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.
     (d) The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (e) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (f) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in §14 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in §14 included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.
     4.1.2. Letter of Credit Applications; Issuance of Letters of Credit. (a) Each Letter of Credit Application shall be completed to the satisfaction of the applicable Issuing Bank and signed by an Authorized Officer of the applicable Borrower(s). In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit; or in each case such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the applicable Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Bank may require. Additionally, the applicable Borrower(s) shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any documents related thereto, as the applicable Issuing Bank or the Administrative Agent may require.
     (b) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower(s) and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or any Borrower or any Guarantor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in §12 shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit. Such risk participations shall be purchased by all Lenders on a pro rata basis. For the avoidance of doubt, following the termination of the Existing Tranche (so long as no Default or Event of Default has occurred and is continuing or would result therefrom), the Extending Revolving Lenders shall purchase such risk participations on a pro rata basis in accordance with their Commitment Percentage after giving effect to such termination.
     4.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) have an expiry date no later than the date which is five (5) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date of the Extended Tranche (in each case, the “Letter of Credit Expiration Date”) and (b) subject to §4.1.6, have an expiry date no later than twelve months after the date of issuance or last extension or renewal. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the applicable Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the applicable Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.
     4.1.4. Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely and unconditionally liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent or circumstance whatsoever, to the extent of such Lender’s Commitment Percentage to reimburse any Issuing Bank on demand for the amount of each draft paid by such Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to §4.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).
     4.1.5. Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrowers’ Reimbursement Obligation under §4.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2.
     4.1.6. Auto-Extension Letters of Credit. If the applicable Borrower or, as the case may be, Borrowers so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the applicable Borrower or, as the case may be, Borrowers shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (i) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in §12 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.
     4.2. Reimbursement Obligation of the Borrowers. In order to induce each Issuing Bank to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrowers hereby jointly and severally agree to reimburse or pay to the Administrative Agent, for the account of the applicable Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Issuing Bank hereunder at the request of any Borrower:
     (i) except as otherwise expressly provided in §4.2(ii) and (iii) or §4.3, on the Business Day next following the date that any draft presented under such Letter of Credit is honored by the applicable Issuing Bank, or the applicable Issuing Bank otherwise makes a payment with respect thereto, (A) the amount paid by such Issuing Bank under or with respect to such Letter of Credit, (B) interest thereon at a rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time, and (C) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the applicable Issuing Bank or any Lender in connection with any payment made by the Issuing Bank or any Lender under, or with respect to, such Letter of Credit,
     (ii) upon the reduction (but not termination) of the lesser of (x) the Total Commitment or (y) the Aggregate Borrowing Base to an amount less than the Maximum Drawing Amount, the amount equal to 103% of such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and Issuing Banks as Cash Collateral for all Reimbursement Obligations, and
     (iii) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to 103% of the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Lenders and Issuing Banks entitled to such amounts as Cash Collateral for all Reimbursement Obligations.
     Each such payment shall be made by the applicable Borrower(s) to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. Except as otherwise provided in §4.3 with respect to Unpaid Reimbursement Obligations which are converted to Revolving Credit Loans, interest on any and all amounts remaining unpaid by the Borrowers under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate specified in §5.11 for overdue principal on the Loans.
     4.3. Letter of Credit Payments. (a) If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the applicable Issuing Bank shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the applicable Borrower or, as the case may be, Borrowers fail to reimburse the applicable Issuing Bank as provided in §4.2 on or before the date that such draft is paid or other payment is made by such Issuing Bank, such Issuing Bank may at any time thereafter notify the Administrative Agent who will promptly notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. If no Default or Event of Default is then continuing, the applicable Borrower or, as the case may be, Borrowers shall be deemed to have requested a Revolving Credit Loan, in the case of a Borrower, in all respects bearing interest at the Base Rate with a Drawdown Date as of the date on which the applicable Issuing Bank paid the draft presented for honor or otherwise made such payment, in an amount equal to the amount of such draft or other payment and the notice from the applicable Issuing Bank to the Lenders shall be deemed to be a notice of a Revolving Loan Request made by the Administrative Agent. No later than 1:00 p.m. (Eastern time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period, times (b) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. If no Default or Event of Default is continuing at the time the Administrative Agent notified the Lenders of the amount of such Unpaid Reimbursement Obligation, the amounts made available to the Administrative Agent by the Lenders hereunder shall be treated as a Revolving Credit Loan, in the case of a Borrower, in all respects bearing interest at the Base Rate with a Drawdown Date as of the date on which the applicable Issuing Bank paid the draft presented for honor or otherwise made such payment.
     (b) With respect to any Unpaid Reimbursement Obligation that is not fully refinanced by a Revolving Credit Loan, in all respects bearing interest at the Base Rate as set forth above because a Default or Event of Default is then continuing, the conditions set forth in §12 cannot be satisfied or for any other reason, the applicable Borrower(s) shall be deemed to have incurred from the applicable Issuing Bank an extension of credit resulting from and in the amount of the Unpaid Reimbursement Obligation that is not so refinanced, which extension of credit shall be due and payable on demand (together with interest) and shall bear interest at the default rate set forth in §5.11 and shall constitute an Obligation as defined herein and for the purposes of the Loan Documents. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to this §4.3 shall be deemed payment in respect of its participation in such extension of credit and shall constitute a funding of such Lender’s participation in such extension of credit in satisfaction of its participation obligation under this §4. No such funding of such Lender’s participation in such extension of credit shall relieve or otherwise impair the obligation of the applicable Borrower(s) to reimburse the applicable Issuing Bank for the amount of any payment made by the applicable Issuing Bank under any Letter of Credit, together with interest as provided herein.
     (c) Until each Lender funds its Commitment Percentage of the Loans or participations as set forth in this §4.3 to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the applicable Issuing Bank.
     (d) Each Lender’s obligation to make Loans or advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this §4.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrowers, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this §4.3 is subject to the conditions set forth in §12 (other than delivery by the Borrowers of a Revolving Loan Request). No such making of an advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
     (e) If any Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this §4.3 by the time specified in §4.3, the applicable Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant credit extension or advance under this §4.3, as the case may be. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e) shall be conclusive absent manifest error.
     (f) At any time after the applicable Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s participation in respect of such payment in accordance with this §4.3, if the Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related Unpaid Reimbursement Obligation or interest thereon (whether directly from the applicable Borrower(s) or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding). If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to §4.3 is required to be returned in connection with any bankruptcy or insolvency proceeding or otherwise (including pursuant to any settlement entered into by the applicable Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable Issuing Bank its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under the immediately preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
     4.4. Obligations Absolute. The Borrowers’ obligations under this §4 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against any Agent, any Issuing Bank, any Lender or any beneficiary or transferee of a Letter of Credit, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction. Each of the Borrowers further agrees with the Administrative Agent, each Issuing Bank and the Lenders that, except for liability resulting from the Administrative Agent’s, such Issuing Bank’s or such Lender’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction, the Administrative Agent, each Issuing Bank and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligations under §4.2 shall not be affected by, among other things, (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document; or (b) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; or (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; or (d) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (e) any dispute between or among any Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of any Borrower against the beneficiary of any Letter of Credit or any such transferee; or (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary. None of the Administrative Agent, any Issuing Bank nor any Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit unless resulting from its gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction. Each of the Borrowers agrees that any action taken or omitted by the Administrative Agent, any Issuing Bank or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon each Borrower and shall not result in any liability on the part of any Issuing Bank, the Administrative Agent or any Lender to any Borrower.
     Each applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the Issuing Bank. Such Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.
     4.5. Role of Issuing Bank. Each Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (a)

through (f) of §4.4; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Issuing Bank’s willful misconduct or gross negligence as determined by a final and nonappealable judgment of a court of competent jurisdiction or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     4.6. Letter of Credit Fee. The Borrowers shall, on the first Business Day of each April, July, October and January, commencing with the first such Date to occur after the Effective Date, and on the Maturity Date, pay a fee (in each case, a “Letter of Credit Fee”) to the Administrative Agent (a) in respect of each standby Letter of Credit issued, extended or renewed during such Fiscal Quarter, an amount equal to the Applicable Margin applicable to each Lender purchasing a participation therein per annum with respect to standby Letter of Credit Fees of the face amount of such standby Letter of Credit, which Letter of Credit Fee shall, subject to §2.15, be for the accounts of the Lenders in accordance with their respective Commitment Percentage and (b) in respect of each documentary Letter of Credit an amount equal to the Applicable Margin applicable to each Lender purchasing a participation therein per annum with respect to documentary Letter of Credit Fees on the face amount of such documentary Letter of Credit, which Letter of Credit Fee shall, subject to §2.15, be for the accounts of the Lenders in accordance with their respective Commitment Percentage. Such Letter of Credit Fees shall be payable quarterly in arrears. In respect of each Letter of Credit, the Borrowers shall also pay to each Issuing Bank for such Issuing Bank’s own account, at the times and in the amounts set forth in the Fee Letter, a fronting fee agreed by such Issuing Bank and the Borrowers and, at such other time or times as such charges are customarily made by such Issuing Bank, such Issuing Bank’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.
     4.7. Transitional Letters of Credit. Schedule 4.7 contains a list of certain letters of credit issued prior to the Effective Date for the account of the Borrowers by Bank of America in its capacity as the issuing bank under the Existing Credit Agreement (the “Existing Letters of Credit”). On the Effective Date, (a) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this §4 and shall be subject to all of the provisions applicable to Letters of Credit under this Credit Agreement, including, without limitation, such provisions as relate to the Letter of Credit Participations of the Lenders, and (b) all liabilities of any Borrower with respect to the Existing Letters of Credit shall constitute Obligations of such Borrower with respect to Letters of Credit in accordance with this Credit Agreement and the Loan Documents as though such Borrower had executed a Letter of Credit Application with respect thereto under this Credit Agreement. On the Effective Date, the letter of credit fees owing with respect to the Existing Letters of Credit under §4.6 of the Existing Credit Agreement shall be calculated and paid in full to Bank of America as administrative agent under the Existing Credit Agreement. From and after the Effective Date, the Borrowers shall pay Letter of Credit Fees and such other fees as provided in §4.6, in each case when due pursuant to §4.6, with respect to each of the Existing Letters of Credit.
     4.8. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such

Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the documents related thereto, whether or not such maximum face amount is in effect at such time.
5. CERTAIN GENERAL PROVISIONS.
     5.1. Closing and Administrative Agent’s Fees. The Borrowers jointly and severally agree to pay (a) to the Administrative Agent for the accounts of the Extending Revolving Lenders on the Effective Date an upfront fee (the “Closing Fee”) as set forth in the Fee Letter and (b) to the Administrative Agent and its Affiliates, at the times and in the manner set forth in the Fee Letter, the fees described in the Fee Letter for the accounts of the Persons named therein.
     5.2. BGI as Agent for other Borrowers. Each of the Borrowers, by its execution of this Credit Agreement, irrevocably authorizes BGI to give and receive all notices and instructions, to take all actions and make such agreements expressed to be capable of being given, received or taken by BGI or any other Borrower under this Credit Agreement and the other Loan Documents, including, without limitation, the making of any Loan Request on behalf of such other Borrower, and notwithstanding that such notice, instruction, action or agreement may affect such other Borrower, and each Borrower shall, as regards the Agents, the Issuing Banks and the other Lenders, be bound thereby as though each Borrower, as applicable, itself had given or received such notice or instruction, taken such action or made such agreement.
     5.3. Funds for Payments.
     5.3.1. Payments to Administrative Agent. All payments of principal and interest on Loans, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the applicable Lenders, the Swingline Lender, any Agent or any Issuing Bank, as the case may be, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Eastern time or other local time at the place of payment) and in immediately available funds.
     5.3.2. No Offset, etc. All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent, for the account of the applicable Lenders, the Swingline Lender, the applicable Agent or (as the case may be) the applicable Issuing Bank, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable such Lenders, the Swingline Lender, such Agent or such Issuing Bank to receive the same net amount which such Lenders, the Swingline Lender, such Agent or such Issuing Bank would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.
     5.4. Computations. All computations of interest on the Loans (other than Base Rate Loans) and of Fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. All computations of interest on the Base Rate Loans shall be based on a 365/366-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurocurrency Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Note Records and accounts relating to such Loans from time to time shall be considered correct and binding on the Borrowers absent manifest error or unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrowers to the contrary.
     5.5. Inability to Determine Eurocurrency Rate. In the event, prior to the commencement of any Interest Period relating to any Eurocurrency Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the Eurocurrency Rate that would otherwise determine the rate of interest to be applicable to any Eurocurrency Rate Loan during any Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan utilizing the Eurocurrency Rate component in determining the Base Rate, or (b) the Eurocurrency Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their Eurocurrency Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the applicable Lenders. In such event (i) any Loan Request or Conversion Request with respect to Eurocurrency Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans (without reference to the Eurocurrency Rate component of the Base Rate), (ii) each Eurocurrency Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan and (iii) the obligations of the Lenders to make Eurocurrency Rate Loans or the obligation of the Lenders to make a Base Rate Loan utilizing the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders shall so notify the Borrowers and the Lenders.
     5.6. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     5.7. Additional Costs, etc. If any Change in Law shall:
     (a) subject any Lender, Agent or Issuing Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender, Agent or Issuing Bank), or
     (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender, Agent or Issuing Bank under this Credit Agreement or any of the other Loan Documents, or
     (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender or Issuing Bank, or
     (d) impose on any Lender, Agent or Issuing Bank any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing clauses (a) through (d) is:
     (i) to increase the cost to any Lender or Issuing Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment or any Letter of Credit, or
     (ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender, Agent or Issuing Bank hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or
     (iii) to require such Lender, Agent or Issuing Bank to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender, Agent or Issuing Bank from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) any Agent or Issuing Bank at any time and from time to time and as often as the occasion therefor may arise, and receipt by the Borrowers of a certificate meeting the requirements of §5.9, pay to such Lender, Agent or Issuing Bank such additional amounts as will be sufficient to compensate such Lender, Agent or Issuing Bank for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.
     5.8. Capital Adequacy. If after the date hereof any Lender, Agent or Issuing Bank determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender, Agent or Issuing Bank or any corporation controlling such Lender, Agent or Issuing Bank with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s, Agent’s or Issuing Bank’s commitment with respect to any Loans to a level below that which such Lender, Agent or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, Agent’s or Issuing Bank’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) Agent or Issuing Bank to be material, then such Lender, Agent or Issuing Bank may notify the Borrowers of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowers jointly and severally agree to pay such Lender or (as the case may be) Agent or Issuing Bank for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) such Agent or Issuing Bank of a certificate in accordance with §5.9 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.
     5.9. Certificate. A certificate setting forth any additional amounts payable pursuant to §§5.7 or 5.8 and a brief explanation of such amounts which are due, submitted and signed by any Lender, Agent or Issuing Bank to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.
     5.10. Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain any Loans, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) that such Lender may sustain or incur as a consequence of (a) default by a Borrower in payment of the principal amount of or any interest on any Eurocurrency Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain its Eurocurrency Rate Loans, (b) default by a Borrower in making a borrowing or conversion after such Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §§2.1.3, 2.5.2, 2.8 or 2.9 or (c) the making of any payment of a Eurocurrency Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

     5.11. Interest After Default. Upon the occurrence and during the continuance of a Default or an Event of Default, all amounts payable hereunder or under any of the other Loan Documents (including, without limitation, overdue principal and (to the extent permitted by applicable Law) interest on the Loans, all other overdue amounts payable hereunder or under any of the other Loan Documents, and the principal of the Loans not overdue) shall bear interest compounded monthly and payable, without notice, demand or presentment, at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived in accordance with the terms hereof (after as well as before judgment and after as well as before the commencement of any proceeding under any Debtor Relief Law).
     5.12. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to §§5.7 or 5.8, (b) is unable to make or maintain Eurocurrency Rate Loans as a result of a condition described in §5.6 or (c) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement or purchase any Letter of Credit Participation or participate in any Swingline Loan, the Borrowers may, so long as no Default or Event of Default has occurred and is then continuing, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing §5.6 to be applicable), or default referred to in clauses (a), (b) or (c), as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Borrowers in obtaining a replacement Lender satisfactory to the Administrative Agent and the Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with §15, all of its Commitment, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the Borrowers shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§5.7 and 5.8. Upon the effective date of such assignment, the Borrowers shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.
     5.13. [Reserved].
     5.14. [Reserved].
     5.15. Concerning Joint and Several Liability of the Borrowers.
     (a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders, any Issuing Bank and the Agents under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
     (b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §5.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.
     (c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.
     (d) The Obligations of each of the Borrowers under the provisions of this §5.15 constitute the full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.
     (e) Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Loans made under this Credit Agreement and the Notes, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement or any of the other Loan Documents), or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by any Agent, any Issuing Bank or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement and the other Loan Documents. Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agents, any Issuing Bank and the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Agents, any Issuing Bank and the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrowers or any other entity or Person primarily or secondarily liable for any Obligation. Such Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which any Agent, any Issuing Bank or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which any Agent, any Issuing Bank or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower. If for any reason any of the other Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any of the other Borrowers by reason of such other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Credit Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Agents, any Issuing Bank and the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable Laws or regulations thereunder which might, but for the provisions of this §5.15, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this §5.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this §5.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this §5.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower, or any of the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or the Lenders. Each of the Borrowers acknowledges and confirms that it has itself established its own adequate means of obtaining from each of the other Borrowers on a continuing basis all information desired by such Borrower concerning the financial condition of each of the other Borrowers and that each such Borrower will look to each of the other Borrowers and not to any Agent, any Issuing Bank or any Lender in order for such Borrower to keep adequately informed of changes in each of the other Borrowers’ respective financial conditions.
     (f) The provisions of this §5.15 are made for the benefit of the Lenders, the Agents and each Issuing Bank and their respective permitted successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders, the Agents or any Issuing Bank or such successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this §5.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender, any Agent or any Issuing Bank upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this §5.15 will forthwith be reinstated in effect, as though such payment had not been made.
     (g) Each of the Borrowers hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders, any Agent or any Issuing Bank with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders, the Agents or any Issuing Bank hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
     (h) Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay the Obligations.
     5.16. Additional Borrowers. BGI may, upon not less than ten (10) Business Days’ notice to the Administrative Agent, cause additional Subsidiaries of BGI to become Borrowers hereunder by causing such Subsidiary or Subsidiaries to agree to be bound by the provisions of this Credit Agreement and the Notes, to execute and deliver a Joinder Agreement to the Administrative Agent and to deliver such legal opinions and other documents and instruments as the Administrative Agent may request, including allonges to the Notes. Upon the Administrative Agent’s receipt of such notice, the Administrative Agent shall notify the Lenders at least five (5) days prior to such joinder of a new Borrower. BGI shall not cause any Foreign Subsidiary of BGI to become a Borrower hereunder.
     5.17. Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If the Borrowers or the Administrative Agent, as the case may be, shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrowers or the Administrative Agent, as the case may be, shall withhold or make such deductions as are determined by the Borrowers or the Administrative Agent, as the case may be, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrowers or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, indemnify the Administrative Agent, each Lender and the Issuing Bank, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrowers shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Bank shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the

Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Total Commitment and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or by the Administrative Agent to a Governmental Authority as provided in this §5.17, the Borrowers shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (a) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (b) executed originals of Internal Revenue Service Form W-8ECI,
     (c) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (e) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (iii) Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Domestic Lending Office or its Eurocurrency Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the Issuing Bank determines, in its reasonable discretion, that it is entitled to receive a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall submit a claim for such refund at the Borrowers’ expense; provided that no claim of refund will be submitted if such refund will have an adverse effect on the Administrative Agent, such Lender or the Issuing Bank. If the Administrative Agent, any Lender or the Issuing Bank receives a refund, it shall pay to the applicable Borrower(s) an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.
6. GUARANTY AND COLLATERAL SECURITY.
     6.1. Guaranty of Payment and Performance. For value received and hereby acknowledged and as an inducement to the Lenders to make Loans to the Borrowers and the Issuing Banks to issue Letters of Credit for the account of the Borrowers, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Agents, the Issuing Banks and the Lenders, the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code (such obligations collectively being the “Guaranteed Obligations”). This §6 is in no way conditioned upon any requirement that any Agent, any Issuing Bank or any Lender first attempt to collect any of the Obligations from the applicable Borrower or, as the case may be, Borrowers or resort to any collateral security or other means of obtaining payment. Should any Borrower default in the payment or performance of any of its Obligations, the obligations of each Guarantor hereunder with respect to the Guaranteed Obligations shall become immediately due and payable to the Administrative Agent, for the benefit of the Lenders, the Issuing Banks and the Agents, without demand or notice of any nature, all of which are expressly waived by each Guarantor.
     Notwithstanding anything to the contrary contained in this §6, the parties hereto agree that Paperchase shall not be required to be a guarantor of any of the Obligations hereunder.
     The guarantee by each of the Borrowers pursuant to this §6.1 is without prejudice to its liability as a principal debtor under this Agreement.
     6.2. Guaranty Absolute. Each of the Guarantors guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation, order, decree or directive (whether or not having the force of law) or any interpretation thereof, now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Agent, any Issuing Bank or any Lender with respect thereto, including, without limitation, any law, regulation, order, decree or directive or interpretation thereof that purports to require or permit the satisfaction of any Guaranteed Obligation, other than strictly in accordance with the terms of this Credit Agreement. The liability of each Guarantor under this Guaranty with regard to the Guaranteed Obligations of each Borrower shall be absolute and unconditional irrespective of:

     (a) any lack of authorization, execution, validity or enforceability or any illegality of such Borrower to become a Borrower hereunder, this Credit Agreement and any amendment hereof (with regard to such Guaranteed Obligations), or any other obligation, agreement or instrument relating thereto (it being agreed by each Guarantor that the Guaranteed Obligations shall not be discharged prior to the final and complete satisfaction of all of the Obligations of the Borrowers) or any failure to obtain any necessary governmental consent or approvals or necessary third party consents or approvals;
     (b) any Agent’s, any Issuing Bank’s or any Lender’s exercise or enforcement of, or failure or delay in exercising or enforcing, legal proceedings to collect the Obligations or the Guaranteed Obligations, as the case may be, or any power, right or remedy with respect to any of the Obligations or the Guaranteed Obligations, as the case may be, including (i) any suspension of any Agent’s, any Issuing Bank’s or any Lender’s right to enforce against any other Borrower of the Guaranteed Obligations, or (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations of such Borrower or any other amendment or waiver of or any consent to departure from this Credit Agreement or the other Loan Documents (with regard to such Guaranteed Obligations) or any other agreement or instrument governing or evidencing any of the Guaranteed Obligations;
     (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations of such Borrower;
     (d) any change in ownership of such Borrower;
     (e) any acceptance of any partial payment(s) from such Borrower;
     (f) any insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, appointment of a receiver, examiner or trustee for all or any part of any Borrower’s assets;
     (g) any assignment, participation or other transfer, in whole or in part, of any Agent’s, any Issuing Bank’s or any Lender’s interest in and rights under this Credit Agreement or any other Loan Document, or of any Agent’s, any Issuing Bank’s or any Lender’s interest in the Obligations or the Guaranteed Obligations, as the case may be;
     (h) any cancellation, renunciation or surrender of any pledge, guaranty or any debt instrument evidencing the Obligations or the Guaranteed Obligations, as the case may be;
     (i) any Agent’s, any Issuing Bank’s or any Lender’s vote, claim, distribution, election, acceptance, action or inaction in any bankruptcy or reorganization case related to the Obligations or the Guaranteed Obligations, as the case may be; or
     (j) any other action or circumstance, other than payment, which might otherwise constitute a defense available to, or a discharge of, such Borrower in respect of its Obligations or the Guaranteed Obligations, as the case may be.

     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Agent, any Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization, examination of any Borrower or otherwise, all as though such payment had not been made.
     6.3. Effectiveness, Enforcement. The Guaranty herein of each Guarantor shall be effective and shall be deemed to be made with respect to each Loan made or Letter of Credit issued to a Borrower as of the time it is made. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of a Borrower, and no defect in or insufficiency or want of powers of any Borrower or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against such Guaranty. This Guaranty is a continuing guaranty and shall (a) survive any termination of this Credit Agreement and (b) remain in full force and effect until payment in full in cash and performance of all Guaranteed Obligations and all other amounts payable under this Guaranty. This Guaranty is made for the benefit of each Agent, each Issuing Bank and each of the Lenders and their respective successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of any Agent, any Issuing Bank or any Lender first to exercise any rights against any Borrower or to exhaust any remedies available to it against any Borrower or to resort to any other source or means of obtaining payment of any of the Guaranteed Obligations or to elect any other remedy. In the event that acceleration of the time for payment (or the giving of notice of such acceleration) of the Guaranteed Obligations of any Borrower is stayed upon the insolvency, bankruptcy, examination or reorganization, of such Borrower or for any other reason, all such amounts otherwise subject to acceleration under the terms of this Credit Agreement shall be immediately due and payable by each Guarantor under the Guaranty herein provided.
     6.4. Waiver. Each of the Guarantors hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations, and this Guaranty and any requirement that any Agent, any Issuing Bank or any Lender secure, perfect or protect any security interest or lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral. Each of the Guarantors also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.
     6.5. Subordination; Subrogation. Until the termination of the Commitments and final payment and performance in full in cash of all of the Obligations, none of the Guarantors shall exercise and each hereby waives any rights against any Borrower as a result of payment by any Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and no Guarantor will prove any claim in competition with any Agent, any Issuing Bank or any Lender in respect of any payment hereunder in bankruptcy, insolvency or reorganization proceedings of any nature; no Guarantor will claim any set-off, recoupment or counterclaim against any Borrower in respect of any liability of such Guarantor to such Borrower; and each Guarantor waives any benefit of and any right to participate in any collateral which may be held by any Agent, any Issuing Bank and any Lender. The payment of any amounts due with respect to any Indebtedness of any Borrower now or hereafter held by any Guarantor is hereby subordinated to the prior payment in full of the Guaranteed Obligations. Each Guarantor agrees that after the occurrence of any default in the payment or performance of the Guaranteed Obligations, such Guarantor will not demand, sue for, or otherwise attempt to collect any such Indebtedness of any of the Borrowers to such Guarantor until the Guaranteed Obligations then due shall have been paid in full in cash. If, notwithstanding the foregoing sentence, any Guarantor shall collect or receive any amounts in respect of such indebtedness, such amounts shall be collected and received by such Guarantor as trustee for the Agents, any Issuing Bank and the Lenders and be paid over to the Administrative Agent for the respective accounts of the Agents, the Issuing Banks and the Lenders on account of the Guaranteed Obligations without affecting in any manner the liability of any Guarantor under the other provisions of this §6. The provisions of this section shall survive the expiration or termination of the Credit Agreement and the other Loan Documents and the provisions of this section shall be supplemental to and not in derogation of any rights and remedies of any Agent, any Issuing Bank or any Lender under any separate subordination agreement which any Agent, any Issuing Bank or any Lender may at any time and from time to time entered into with any Guarantor for the benefit of any Agent, any Issuing Bank or any Lender.
     6.6. Payments. Payments by each Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments made by each Guarantor under this §6 shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in §5.3.1 hereof, for the account of the Lenders, the Issuing Banks and the Agents and in the same currency in which such Obligation was made, unless otherwise agreed to in writing by the Agents, the Issuing Banks or the Lenders.
     6.7. Setoff. Each Guarantor grants to the Agents, the Issuing Banks and the Lenders, as security for the full and punctual payment and performance of all of such Guarantor’s obligations under this §6, a continuing lien on, security interest and right of setoff in all securities or other property belonging to such Guarantor now or hereafter held by any Agent, any Issuing Bank or such Lender and in all deposits (general or special, time or demand, provisional or final) and other sums credited by or due from any Agent, any Issuing Bank or such Lender to such Guarantor or subject to withdrawal by such Guarantor. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Guaranteed Obligations, each of the Agents, each Issuing Bank and the Lenders is hereby authorized at any time and from time to time during the continuance of any Event of Default, without notice to any Guarantor (any such notice being expressly waived by the Guarantors) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of such Guarantor under this §6, whether or not such Agent, such Issuing Bank or such Lender shall have made any demand under this §6 and although such obligations may be contingent or unmatured.
     6.8. Further Assurances. Each Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may reasonably consider necessary or desirable to give full effect to this §6 and to perfect and preserve the rights and powers of the Lenders, the Issuing Banks and the Agents hereunder. Each Guarantor acknowledges and confirms that it has established its own adequate means of obtaining from the Borrowers on a continuing basis all information desired by it concerning the financial condition of the Borrowers and that it will look to the Borrowers and not to any Agent, any Issuing Bank or any Lender in order for it to keep adequately informed of changes of the financial condition of any Borrower.
     6.9. Successors and Assigns. This §6 shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of the Agents, the Issuing Banks and the Lenders and their respective successors, and permitted transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may, in accordance with the provisions of §15 and subject to the limitations set forth therein, assign or otherwise transfer this Credit Agreement, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to another Person, and such other Person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein. None of the Guarantors may assign any of its obligations hereunder. BGI may cause additional Subsidiaries of BGI to become Guarantors hereunder by causing such Subsidiary or Subsidiaries to agree to be bound by the provisions of this §6, to execute and deliver a Joinder Agreement to the Administrative Agent and to deliver such legal opinions and other documents and instruments as the Administrative Agent may request.
     6.10. Contribution. To the extent any of the Guarantors makes a payment hereunder in excess of the aggregate amount of the benefit received by such Person in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Person, after the payment in full in cash of all of the Guaranteed Obligations shall be entitled to recover from each such Person such excess payment, pro rata in accordance with the ratio of the Benefit Amount received by such other Person to the total Benefit Amounts received by each of the Guarantors, and the right to such recovery shall be deemed to be in asset and property of such Person so funding; provided that all such rights to recovery shall be subordinate and junior in right of payment to the final and indefeasible repayment in full in cash of all of the Obligations.
     6.11. [Reserved].
     6.12. Security of Borrowers. The Borrower Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable Law) in all of the ABL Priority Collateral, pursuant to the terms of the Security Documents to which any Borrower or any Guarantor is a party and otherwise on terms and conditions and pursuant to documentation satisfactory to the Administrative Agent. The Borrower Obligations shall be secured by a perfected second priority security interest in the Second Lien Priority Collateral pursuant to the terms of the Security Documents to which any Borrower or any Guarantor is a party and otherwise on terms and conditions and pursuant to documentation satisfactory to the Administrative Agent.
     6.13. Limitation on Guaranty Obligations. In any action or proceeding with respect to any Guarantor involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of such Guarantor under §6.1 hereof would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under said §6.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, Administrative Agent, Lenders, or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
7. REPRESENTATIONS AND WARRANTIES.
     Each of the Borrowers jointly and severally represents and warrants to the Lenders, the Agents and the Issuing Banks as follows:
     7.1. Corporate Authority.
     7.1.1. Incorporation; Good Standing. Each of BGI and its Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

     7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or any of their Subsidiaries and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, any of the Borrowers or any of their Subsidiaries.
     7.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by Debtor Relief Laws and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     7.2. Governmental Approvals. The execution, delivery and performance by any of the Borrowers and any of their Subsidiaries of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than those already obtained.
     7.3. Title to Properties; Leases. Except as indicated on Schedule 7.3 hereto, the Borrowers and their Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrowers and their Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens except Permitted Liens.
     7.4. Fiscal Year; Financial Statements and Projections.
     7.4.1. Fiscal Year. Each of the Borrowers and each of their Subsidiaries has a Fiscal Year which is the 52/53 week period ending on the Saturday closest to the last day in January; provided that the Borrowers and their Subsidiaries may change any Fiscal Year end date to a date not more than seven (7) days before or after the then scheduled end date of such Fiscal Year with written notice to the Administrative Agent not less than thirty (30) days prior to the commencement of such Fiscal Year. The Fiscal Quarters and Fiscal Year of the Borrowers and their Subsidiaries are accurately described in §1.1 hereof (except as otherwise noticed to the Administrative Agent pursuant to the proviso of the preceding sentence).
     7.4.2. Financial Statements. There has been furnished to each of the Lenders (a) a consolidated balance sheet of BGI and its Subsidiaries as at the Balance Sheet Date and consolidated statements of income and cash flow of the Borrowers and their Subsidiaries as at the Balance Sheet Date, certified by Ernst & Young LLP, and (b) a consolidated balance sheet and consolidated statements of income and cash flow of the Borrowers and their Subsidiaries for the FQ3 2009. Such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP and fairly present the financial condition of BGI and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of any Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of BGI, which were not disclosed in such balance sheet and the notes related thereto.
     7.4.3. Projections. The projections of the annual operating budgets of BGI and its Subsidiaries on a consolidated basis, balance sheets, income statements, cash flow statements and availability reports for the monthly periods from February 2010 through April 2011 and for the annual periods from Fiscal Year 2011 through Fiscal Year 2014, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of each of the Borrowers and each of their Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of BGI and its Subsidiaries of the results of operations and other information projected therein.
     7.5. No Material Adverse Effect, etc. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect. Since the Balance Sheet Date, the Borrowers have not made any Restricted Payment except as set forth in Schedule 7.5 hereto.
     7.6. Franchises, Patents, Copyrights, etc. BGI and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.
     7.7. Litigation. Except as set forth in Schedule 7.7 or Schedule 7.10 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against BGI or any of its Subsidiaries before any Governmental Authority, that, (a) might reasonably be expected to, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of BGI and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of BGI and its Subsidiaries, or (b) which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
     7.8. [Reserved.]
     7.9. Compliance with Other Instruments, Laws, etc. Neither BGI nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.
     7.10. Tax Status. Except as set forth in Schedule 7.10 hereto, each of BGI and its Subsidiaries (a) has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject where, in the cases of state or foreign tax returns, failure to make such filing could have a Material Adverse Effect, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as set forth in Schedule 7.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of any Borrower know of any basis for any such claim.
     7.11. No Event of Default. No Default or Event of Default has occurred and is continuing.
     7.12. Holding Company and Investment Company Acts. None of the Borrowers nor any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 2005; nor is it is subject to regulation as a “public utility” under the Federal Power Act, as amended; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
     7.13. [Reserved.]
     7.14. Certain Transactions. Except as set forth on Schedule 7.14, none of the officers, directors, or employees of BGI or any of its Subsidiaries is presently a party to any transaction involving payments in excess of $500,000 with BGI or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer or any such employee has a substantial interest or is an officer, trustee or partner.
     7.15. ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
     (b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) the Borrowers and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
     (d) Neither the Borrowers nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Effective Date, those listed on Schedule 7.15(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.
     7.16. Use of Proceeds.
     7.16.1. General. The proceeds of the Loans shall be used for refinancing certain existing Indebtedness (including Indebtedness under the Pershing Square Term Loan Facility), working capital and general corporate purposes and Acquisitions and Investments as permitted by this Credit Agreement. The Borrowers will obtain Letters of Credit solely for working capital and general corporate purposes.
     7.16.2. Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
     7.17. Environmental Compliance. The Borrowers have taken all appropriate inquiry into the previous ownership of the Real Estate consistent with good commercial or customary practice and, based upon such diligent investigation, has determined that, to the best of the Borrowers’ knowledge:
     (a) none of the Borrowers, their Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including, without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the environment or a Material Adverse Effect;
     (b) none of the Borrowers nor any of their Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection

Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;
     (c) except as set forth on Schedule 7.17 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Borrowers, their Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrowers or their Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrowers’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws; and
     (d) none of the Borrowers nor any of their Subsidiaries, or any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.
     7.18. Subsidiaries. Schedule 7.18, as the same may be updated pursuant to §7.22 hereof, states the name of each of BGI’s Subsidiaries and Joint Ventures and, in each case, such entity’s jurisdiction of organization, the outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, such entity’s outstanding partnership interests (the “Partnership

Interests”) if it is a partnership and such entity’s outstanding membership interests (the “Membership Interests”) if it is a limited liability company. BGI and each of its Subsidiaries has good and marketable title to all of the Subsidiary Shares, Partnership Interests, and Membership Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and Membership Interests have been validly issued and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or Membership Interests except as indicated on Schedule 7.18. Neither Paperchase nor Borders Superstores presently has, or in the future will have, any non-voting Capital Stock other than non-voting Capital Stock issued by Paperchase pursuant to an employee stock or stock option plan; provided that such stock shall only be issued in lieu of cash compensation that the applicable employees would otherwise have received in the ordinary course of business as reasonably determined by the board of directors or other governing body of Paperchase.
     7.19. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to any of the Borrowers or any of their Subsidiaries in the case of any document or information not furnished by it or any of their Subsidiaries) necessary in order to make the statements herein or therein not misleading. There is no fact known to any of the Borrowers or any of their Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.
     7.20. Senior Debt Status. The Obligations of each Borrower and each Guarantor under this Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Borrower and Guarantor, as applicable. The Obligations of each Borrower and each Guarantor under this Credit Agreement and each of the other Loan Documents to which it is a party and the Liens in favor of the Administrative Agent securing such Obligations do rank and will rank senior in lien status, with all other Indebtedness and Liens of such Borrower or such Guarantor, as applicable, except (a) Indebtedness of such Borrower or such Guarantor to the extent secured by Permitted Liens having priority over the Liens of the Administrative Agent by operation of applicable Law and (b) Liens on the Second Lien Priority Collateral securing Indebtedness with respect to the Second Lien Loan Facility. There is no Lien upon or with respect to any of the properties or income of any Borrower, any Guarantor or any of their respective Subsidiaries which secures Indebtedness or other obligations of any Person except for Permitted Liens. Prior to the effectiveness of this Agreement, the Borrowers shall have repaid the Pershing Square Term Loan Facility in full in cash and the Pershing Square Term Loan Documents will have been terminated therewith.
     7.21. Solvency. After giving effect to each incurrence of Indebtedness hereunder, and the payment of all Fees, costs and expenses payable by each of the Borrowers hereunder, each of the Borrowers is Solvent.
     7.22. Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, BGI shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided that, except for the amendment of Schedule 1, as contemplated by §§2.3.3 and 15 and the amendment of Schedule 7.18 in connection with any new Subsidiary of BGI as permitted herein, no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Administrative Agent (which may require the consent of the Required Lenders) shall have accepted in writing such revisions or updates to such Schedule.

     7.23. Insurance. The Borrowers and each of their Subsidiaries maintain with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are set forth on Schedule 7.23 hereto, and such insurance is in accordance with sound business practices in accordance with industry standards and the terms of the Security Documents.
     7.24. Bank Accounts. Schedule 7.24 (as updated by the most recent Borrowing Base Report delivered pursuant to §8.4(e)) sets forth the account numbers and location of all Local Accounts, Interim Concentration Accounts and other bank accounts of the Borrowers or any of their Subsidiaries.
     7.25. Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable Law, to establish and perfect the Administrative Agent’s security interest in the Collateral. The Administrative Agent’s rights with respect to the Collateral are subject to the Intercreditor Agreement but are not subject to any other setoff, claims, withholdings or other defenses. The Borrowers and all Subsidiaries of the Borrowers party to one of the Security Documents are the owners of the Collateral free from any Lien, except for Permitted Liens.
     7.26. [Reserved.]
     7.27. Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrowers nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
     7.28. Taxpayer Identification Number. Each Borrower’s and Guarantor’s true and correct U.S. taxpayer identification number is set forth on Schedule 7.28.
     7.29. Excluded Subsidiaries. None of the Excluded Subsidiaries engage in any trade or business or own any assets or have incurred any Indebtedness except, after the Effective Date, to the extent the Required Lenders have specifically consented in writing to such activities.
     7.30. Kobo. Except as set forth in the first sentence of §7.18, neither the Borrowers nor the Guarantors make any representation or warranty whatsoever regarding Kobo, its assets, any Collateral comprised of ownership interests in Kobo or otherwise.
8. AFFIRMATIVE COVENANTS.
     Each of the Borrowers, jointly and severally, covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:
     8.1. Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which BGI or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.
     8.2. Maintenance of Office. Each of the Borrowers will maintain its chief executive office at 100 Phoenix Drive, Ann Arbor, Michigan or at such other place in the United States of America as such Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon such Borrower in respect of the Loan Documents to which such Borrower is a party may be given or made.
     8.3. Records and Accounts. Each of the Borrowers will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young LLP or other independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of the Borrowers and their Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrowers and their Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.
     8.4. Financial Statements, Certificates and Information. The Borrowers will deliver to each of the Lenders:
          (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each Fiscal Year of the Borrowers, the consolidated balance sheet of BGI and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of BGI or any of its Subsidiaries to continue as going concerns, by Ernst & Young LLP or by other independent certified public accountants satisfactory to the Administrative Agent;
          (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of the Borrowers, copies of the unaudited consolidated balance sheet of BGI and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrowers’ fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of BGI that the information contained in such financial statements fairly presents the financial position of BGI and its Subsidiaries on the date thereof (subject to year-end adjustments);
          (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above and (i) below, and promptly on or before the occurrence of a Cash Dominion Event, a statement certified by the principal financial or accounting officer of BGI, on behalf of the Borrowers, in substantially the form of Exhibit D hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenant contained in §10, the calculation of the Fixed Charge Coverage Ratio, the calculation of Consolidated EBITDA for the most recently ended period of four (4) consecutive Fiscal Quarters of BGI and its Subsidiaries (if applicable), reconciliations to reflect changes in GAAP since the Balance Sheet Date and setting forth the projections and other information required pursuant to §8.4(g);
          (d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of any of the Borrowers;
          (e) within fifteen (15) calendar days after the end of each fiscal month or at such earlier time as the Administrative Agent may reasonably request, a Borrowing Base Report setting forth the Aggregate Borrowing Base, the Excess Availability (and, if different, Adjusted Excess Availability), the computation of the Excess Availability covenant in §10.1, and, to the extent applicable, an updated Schedule 7.24 as at the end of such fiscal month or other date so requested by the Administrative Agent or any Co-Collateral Agent; provided that if at any time (i) a Cash Dominion Event has occurred and is continuing (unless and until a Cash Dominion Cure Event shall have occurred), then within five (5) days after the end of each calendar week, a Borrowing Base Report setting forth the Aggregate Borrowing Base, the Excess Availability (and, if different, Adjusted Excess Availability) and the computation of the Excess Availability covenant in §10.1, as at the end of such calendar week and, with respect to such Borrowing Base Report delivered at the end of each fiscal month, an updated Schedule 7.24 (if applicable) and (ii) a Default or an Event of Default has occurred and is continuing and until such Default or Event of Default is cured or waived pursuant to the terms and conditions of this Agreement as determined by the Administrative Agent, then within five (5) days after the end of each calendar week or more frequently as the Administrative Agent or any Co-Collateral Agent may request, a Borrowing Base Report setting forth the Aggregate Borrowing Base, the Excess Availability (and, if different, Adjusted Excess Availability) and the computation of the Excess Availability covenant in §10.1, as at the end of such calendar week and, with respect to such Borrowing Base Report delivered at the end of each fiscal month, an updated Schedule 7.24 (if applicable), in all cases, together with such other information relating to the Collateral as the Administrative Agent or any Co-Collateral Agent shall reasonably request, and accompanied by all supporting detail, reports and documentation as the Administrative Agent or such Co-Collateral Agent shall reasonably request;
          (f) contemporaneously with any delivery made in connection with clause (e) of this §8.4, (i) an Accounts Receivable report broken down by each credit card processor (or other account debtor if Eligible Corporate Sales Receivables are then included in the Aggregate Borrowing Base) and (ii) an inventory stock ledger report with respect to any Accounts Receivable and inventory included in the Aggregate Borrowing Base;
          (g) within thirty (30) days after the end of each Fiscal Year, and from time to time upon request of the Administrative Agent, monthly projections consisting of balance sheets, income statements, cash flow statements and availability reports for the upcoming Fiscal Year of BGI and its Subsidiaries in substantially the same form as, and updating, those projections delivered to the Lenders and referred to in §7.4.3 or, if applicable, updating any later such projections delivered in response to a request pursuant to this §8.4(g);
          (h) on or before each anniversary of the Effective Date, each Borrower or Guarantor shall deliver to the Co-Collateral Agents a certificate, in substantially the form attached to the Security Agreement as Exhibit A, executed by an Authorized Officer of such Person (A) certifying that there has been no change in any information provided in the perfection certificate delivered in connection with the Security Agreement since the date on which such perfection certificate was signed by such Person (or most recent updated pursuant to this §8.4(h)) or (B) attaching an updated perfection certificate for such Person certified to be true and correct as of the date thereof;
          (i) as soon as practicable, but in any event not later than thirty (30) days after the end of each fiscal month of the Borrowers, copies of the unaudited consolidated balance sheet of BGI and its Subsidiaries as at the end of such month, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrowers’ fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of BGI that the information contained in such financial statements fairly presents the financial position of BGI and its Subsidiaries on the date thereof (subject to year-end adjustments);
          (j) from time to time such other financial data and information (including accountants, management letters) as the Administrative Agent or any Lender may reasonably request; and
          (k) as and when required, all information set forth in §5.1 of each applicable Intellectual Property Security Agreement.
Documents required to be delivered pursuant to this §8.4 (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents or delivers such documents to the Administrative Agent for posting to the Lenders, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed in §16.6; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender, each Issuing Bank and each Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent, any Issuing Bank or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, such Issuing Bank or such Lender and (ii) the Borrowers shall notify the Administrative Agent, the Issuing Banks and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by §8.4(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender and Issuing Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     8.5. Notices.
          8.5.1. Defaults. The Borrowers will promptly notify the Administrative Agent in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrowers propose to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which BGI or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Administrative Agent describing the notice or action and the nature of the claimed default.
          8.5.2. Environmental Events. The Borrowers will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that any of the Borrowers or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.
          8.5.3. Notice of Litigation, Judgments and Claims Against Assets. Each of the Borrowers will, and will cause each of its Subsidiaries to, promptly give notice to the Administrative Agent and each of the Lenders in writing, and in any event within fifteen (15) days, of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Borrowers or any of their Subsidiaries or to which any of the Borrowers or any of their Subsidiaries is or becomes a party involving an uninsured claim against any of the Borrower or any of their Subsidiaries that could reasonably be expected to have a Material Adverse Effect on any of the Borrowers or any of their Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrowers will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within five (5) days of any judgment not covered by insurance, final or otherwise, against the Borrowers or any of their Subsidiaries in an amount in excess of $5,000,000. The Borrowers will, and will cause each of their Subsidiaries to, promptly upon becoming aware thereof, notify the Administrative Agent in writing of any setoff, claims, or other defenses to which any Collateral or the Administrative Agent’s rights with respect to any Collateral are subject if any such setoff, claim, or other defense would reasonably be expected to have a Material Adverse Effect or result in a material impact on the on the Aggregate Borrowing Base.
          8.5.4. Notice Regarding Certain Events. The Borrowers will furnish or cause to be furnished to the Administrative Agent and the Lenders written notice of (a) promptly after the adoption thereof, any amendment to the organizational documents of any Borrower; and (b) promptly, the enactment or adoption of any law which could reasonably be expected to have a Material Adverse Effect.
          8.5.5. Notices Concerning Inventory Collateral. The Borrowers shall provide to the Administrative Agent prompt notice of (a) any physical count of any

Borrower’s or any of its Subsidiaries’ inventory, together with a copy of the summary results thereof (and such other supporting information relating thereto as the Administrative Agent may reasonably request) certified by such Borrower or such Subsidiary, (b) any determination by any Borrower or any of its Subsidiaries that the inventory levels of such Borrower or such Subsidiary are not adequate to meet the sales projections of such Borrower or such Subsidiary, (c) details of all credit card arrangements to which any Borrower or any of it Subsidiaries is from time to time a party, including details relating to such Borrower’s or such Subsidiary’s compliance with the terms of payment to the Concentration Account (as required pursuant to §8.15) of the proceeds of all credit card charges for sales by such Borrower or such Subsidiary, and (d) any failure of any Borrower or any of its Subsidiaries to pay rent at any location, which failure continues for more than three days following the day on which such rent is due and payable by such Borrower or such Subsidiary (other than any rental payment being contested in good faith and by appropriate proceedings or any rental payment which otherwise, by itself or in the aggregate with all other such rental payments, would not have a Material Adverse Effect).
          8.5.6. [Reserved].
          8.5.7. Notice of Default under the Second Lien Loan Documents. The Borrowers shall, and shall cause each of their Subsidiaries to, deliver to the Lenders notice of the occurrence of any “Default” or “Event of Default” under and as defined in the Second Lien Loan Documents, such delivery to be made promptly after becoming aware of such “Default” or “Event of Default” or after such notice or other communication is received by any such Borrower or any such Subsidiary.
          8.5.8. [Reserved].
          8.5.9. Notices under the Pershing Square Warrant Transaction. The Borrowers shall, and shall cause each of their Subsidiaries to, deliver to the Lenders any notice of election to exercise or otherwise settle any of the Pershing Square Warrants, such delivery to be made promptly after becoming aware of any such notice.
     8.6. Legal Existence; Maintenance of Properties. Each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries (other than Excluded Subsidiaries). It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, (c) will maintain in full force and effect all patents, trademarks, trade names, copyrights, licenses, permits and other Intellectual Property and authorizations necessary for the ownership and operation of its properties and business, and (d) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §8.6 shall prevent any of the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries, including any Intellectual Property, or the existence of any Subsidiary of BGI or the conversions of any Subsidiary of BGI to a limited liability company or limited liability partnership, if such discontinuance or conversion is, in the judgment of such Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect and, with respect to the conversions of a Borrower or a Guarantor to a limited liability company or limited liability partnership, simultaneously with such conversion, such Borrower or Guarantor shall have executed and delivered to the Administrative Agent all documentation which the Administrative Agent reasonably determines is necessary to continue such Borrower’s or such Guarantor’s obligations in respect of this Credit Agreement and the Administrative Agent’s Liens in respect of the Collateral.
     8.7. Insurance. Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent. At the request of the Administrative Agent, BGI shall deliver from time to time a summary schedule indicating all insurance then in force with respect to each of the Borrowers and the Guarantors. The Borrowers shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Borrowers’ and Guarantors’ tangible personal property and assets and business interruption insurance policies naming the Administrative Agent lender loss payee, as its interest may appear and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured. In the event the Borrowers or any of their Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default or Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.
     8.8. Taxes. Each of the Borrowers will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its owned Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that each of the Borrowers and each of their Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.
     8.9. Inspection of Properties.
          8.9.1. Generally. Each of the Borrowers shall permit the Lenders, through the Administrative Agent or any of the Lender’s or the Administrative Agent’s other designated representatives, to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine the books of account of such Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners, independent auditors, financial advisors or consultants) of all components included in the Aggregate Borrowing Base, and to provide advice and reporting for the benefit of the Administrative Agent and the Lenders, all at such reasonable times and intervals as the Administrative Agent or any

Lender may reasonably request. At least one time in each Fiscal Year, and more frequently upon the request of the Administrative Agent if an Event of Default has occurred and is continuing, the Borrowers will obtain and deliver to the Administrative Agent a physical count of the inventory included in the Collateral (it being understood that the Borrowers may not perform a physical count of the inventory included in the Collateral at any store that has been opened for less than one (1) year), in form and substance satisfactory to the Administrative Agent. Such physical counts of the inventory included in the Collateral shall be conducted at the Borrowers’ expense. The Administrative Agent may, at the Borrowers’ expense, participate in or observe any physical count of inventory included in the Collateral. The Borrowers shall provide the Administrative Agent with copies of any summary reports or other documents produced by the Borrowers or their agents in connection with any physical counts of the inventory included in the Collateral.
          8.9.2. Collateral Reports. The Borrowers will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Accounts Receivable and inventory components included in the Aggregate Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of such Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrowers or its applicable Subsidiary) and inventory (including verification as to the value, location and respective types). Such collateral value reports shall be conducted at the Borrowers’ expense no more frequently than two (2) times during each Fiscal Year (or up to three (3) times in each Fiscal Year in the event that at any time during such Fiscal Year Excess Availability (or, if in effect, Adjusted Excess Availability) is less than the greater of (i) twenty-five percent (25%) of the lesser of (A) the Aggregate Borrowing Base and (B) the Total Commitment and (ii) $90,000,000), unless an Event of Default has occurred and is continuing, in which event additional collateral value reports requested by the Administrative Agent shall also be conducted and made at the expense of the Borrowers. In addition to the collateral value reports required to be obtained at the Borrowers’ expense under this §8.9.2, at times when no Event of Default has occurred and is continuing, if the Administrative Agent so elects to obtain one or more such additional reports, the Borrowers will cooperate with the Administrative Agent in the Administrative Agent’s obtaining such reports of an independent collateral auditor under this §8.9.2 and such additional reports shall be conducted at the Administrative Agent’s expense.
          8.9.3. Appraisals. The Borrowers will obtain and deliver to the Administrative Agent and the Co-Collateral Agents appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent, stating the then current fair market, orderly liquidation and forced liquidation values of all or any portion of the inventory owned by the Borrowers and their Subsidiaries. Such appraisals shall be conducted at the Borrowers’ expense no less frequently than three (3) times during each Fiscal Year; provided that at any time after the payment in full of the Indebtedness under the Second Lien Loan Facility, such appraisals shall be conducted at the Borrowers’ expense no more frequently than two (2) times during each Fiscal Year (or up to three (3) times in each Fiscal Year in the event that Excess Availability is less than the greater of (i) twenty-five percent (25%) of the lesser of (A) the Aggregate Borrowing Base and (B) the Total

Commitment and (ii) $90,000,000), unless, in either case, an Event of Default has occurred and is continuing, in which event additional appraisals requested by the Administrative Agent and/or any Co-Collateral Agent shall also be conducted and made at the expense of the Borrowers. In addition to the appraisal reports required to be obtained at the Borrowers’ expense under this §8.9.3, at times when no Event of Default has occurred and is continuing, if the Administrative Agent so elects to obtain one or more such additional reports, the Borrowers will cooperate with the Administrative Agent in the Administrative Agent’s obtaining such reports of an appraiser under this §8.9.3 and such additional reports shall be conducted at the Administrative Agent’s expense.
     8.10. Compliance with Laws, Contracts, Licenses, and Permits. Each of the Borrowers will, and will cause each of its Subsidiaries to, comply with (a) the applicable Laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments, where, with respect to clauses (a), (c) and (d) only, failure to so comply could have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Borrowers or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower or such Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.
     8.11. Employee Benefit Plans. The Borrowers will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly furnish to the Administrative Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.
     8.12. Use of Proceeds. The Borrowers will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in §7.16.1.
     8.13. Stock Collateral.
          (a) BGP (UK) will cause (i) 14,742 shares of the Capital Stock which it holds in Paperchase (which constitutes 14.742% of the issued and outstanding voting Capital Stock of Paperchase) and (ii) 44,980,000 shares of the Capital Stock which it holds in Borders Superstores (which constitutes 65% of the issued and outstanding voting Capital Stock of Borders Superstores) (or, in each case, such greater percentage that, due to a Change in Law, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any materially adverse tax consequences), and BGI will cause all shares of Capital Stock it or its Subsidiaries own in Borders Direct and Kobo to be subject at all times to (x) a first priority, perfected Lien in favor of the Second Lien Agent for the benefit of the Second Lien Secured Parties, and (y) a second priority, perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case pursuant to the terms and conditions of the Loan Documents and the Second Lien Loan Documents, as applicable, or other security documents, subject to the Intercreditor Agreement, as the Administrative Agent shall reasonably request.
          (b) Each Borrower and Guarantor will cause (i) 100% of the issued and outstanding Capital Stock of each of its Domestic Subsidiaries (other than any Excluded Subsidiaries), (ii) all Capital Stock owned by any Borrower or any Guarantor in Kobo and (iii) 65% (or such greater percentage that, due to a Change in Law, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could not reasonably be expected to cause any materially adverse tax consequences) in the aggregate of the issued and outstanding voting Capital Stock of its Foreign Subsidiaries (other than any Excluded Subsidiaries), to be subject at all times to (A) a first priority (except as provided in §8.13(a) above), perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, and (B) a second priority (except as provided in §8.13(a) above), perfected Lien in favor of the Second Lien Agent for the benefit of the Second Lien Secured Parties, in each case pursuant to the terms and conditions of the Loan Documents and the Second Lien Loan Documents, as applicable, or other security documents, subject to the Intercreditor Agreement, as the Administrative Agent shall reasonably request.
     8.14. Future Subsidiaries. At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, such Borrower or such Guarantor shall promptly, but in any event within 30 days after the formation or acquisition of such Subsidiary: (a) notify the Administrative Agent of such formation or acquisition, (b) cause any such new Subsidiary (other than a Foreign Subsidiary if the joinder of such Foreign Subsidiary could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (2) could reasonably be expected to cause any materially adverse tax consequences) to provide to the Administrative Agent a Joinder Agreement, joinder agreements to the Security Documents (provided that the Capital Stock of such Subsidiary shall be pledged to the extent required by the terms of §8.13 as if such Subsidiary had existed on the Effective Date) and a joinder agreement to the Intercreditor Agreement, together with such other documents, certificates, and instruments as the Administrative Agent may request, including appropriate financing statements, all in form and substance satisfactory to the Administrative Agent (including being sufficient to grant the Administrative Agent a first priority Lien, or second priority Lien, as the case may be (in each case subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), and (c) provide to the Administrative Agent all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this §8.14 shall constitute a Loan Document.
     8.15. Bank Accounts, Credit Cards and Purchase Cards.
          8.15.1. General. (a) On or prior to the Effective Date, each of the Borrowers will, and will cause each of the Guarantors to, establish a depository account (the “Concentration Account”) under the control of the Administrative Agent for the benefit of the Secured Parties and the Agents, in the name of the applicable Borrower or Guarantor, as the case may be, (b) at all times after the Effective Date, cause all cash proceeds of the Collateral (except for Second Lien Priority Collateral (which shall be deposited directly into the Second Lien Priority Account to the extent it has been established)) to be deposited only into local depository accounts (“Local Accounts”), or concentration depository accounts with financial institutions which have entered into agency account agreements and, if applicable, lock box agreements (collectively, as the same may be amended from time to time, the “Agency Account Agreements”), in form and substance satisfactory to the Administrative Agent (such concentration depository accounts being referred to collectively as “Interim Concentration Accounts”) or the Concentration Account, (c) on or prior to the Effective Date, each of the Borrowers will, and will cause each of the Guarantors to, provide the Administrative Agent with executed and undated notices to all depository institutions with Local Accounts directing such depository institutions to cause all funds (other than those amounts paid to the Borrowers’ operating account or Local Accounts referred to in this §8.15.1, clause (b)) held in each such Local Account to be transferred no less frequently than once each day to, and only to, an Interim Concentration Account or the Concentration Account, it being understood that the Administrative Agent will not deliver any such notices to such depository institutions until a Cash Dominion Event has occurred and is continuing (unless and until a Cash Dominion Cure Event shall have occurred) and only then to the extent permitted by the Intercreditor Agreement, (d) on or prior to the Effective Date, each of the Borrowers will, and will cause each of the Guarantors to, provide the Administrative Agent with executed and undated notices to all depository institutions with Interim Concentration Accounts directing such depository institutions to cause all funds of the Borrowers and the Guarantors held in such Interim Concentration Accounts to be transferred daily to, and only to, the Concentration Account, it being understood that the Administrative Agent will not deliver any such notices to such depository institutions until a Cash Dominion Event has occurred and is continuing (unless and until a Cash Dominion Cure Event shall have occurred) and only then to the extent permitted by the Intercreditor Agreement, and (e) at all times after the Effective Date ensure that immediately upon any Borrower’s or any of its Subsidiaries’ receipt of any funds constituting cash proceeds of any Collateral (other than Second Lien Priority Collateral (which shall be deposited directly into the Second Lien Priority Account to the extent it has been established)), all such amounts shall have been deposited in a Local Account, an Interim Concentration Account or the Concentration Account. The Borrowers shall not enter into any agreement with any credit card processors unless contemporaneously therewith, a Credit Card Notification, in form and substance satisfactory to the Administrative Agent, is executed and delivered to the Administrative Agent. The Borrowers shall each cause each of their credit card processors to remit all proceeds of all credit card charges to a Concentration Account. The Administrative Agent agrees to deliver such documents and to take such steps, at the Borrowers’ sole cost and expense, as are reasonably requested by the Borrowers to evidence the occurrence of any Cash Dominion Cure Event. The Borrowers shall not, and shall not permit any of their Subsidiaries to, enter into any Agency Account Agreement (including any deposit or securities account control agreements) in favor of the Second Lien Agent and/or the Second Lien Secured Parties without such Agency Account Agreement also being granted jointly in favor the Administrative Agent and/or the Secured Parties; provided, however, in the event that a financial institution will not permit both the Administrative Agent and the Second Lien Agent to obtain control of the Second Lien Priority Account, the Second Lien Priority Account shall be established under the sole control of the Second Lien Agent acting for the benefit of (x) the Second Lien Secured Parties and (y) the Administrative Agent, for the benefit of the Secured Parties, for purposes of perfecting the Administrative Agent’s and the Secured Parties’ security interests in the Second Lien Priority Account.

          8.15.2. Acknowledgment of Application. If at any time a Cash Dominion Event has occurred and is continuing (unless and until a Cash Dominion Cure Event shall have occurred), each Borrower hereby agrees that all amounts received in the Concentration Account will be the sole and exclusive property of the Administrative Agent and the Second Lien Agent, to be applied in accordance with the Intercreditor Agreement, this Credit Agreement and the Second Lien Loan Agreement, as applicable.
          8.15.3. Purchase Cards. The Borrowers and the Guarantors shall not permit their outstanding liabilities and obligations on account of any purchase cards to exceed $12,000,000 at any time.
     8.16. Landlord and Mortgagee Agreements. If, after the Effective Date, the Borrowers or any of the Guarantors acquires or leases any distribution centers used as a warehouse facility containing any Collateral, the Borrowers shall, or shall cause such Guarantor to, use commercially reasonably efforts to deliver to the Administrative Agent a landlord or mortgagee waiver and access agreement executed by the landlord or mortgagee, as applicable, of any such distribution center, in each case in form and substance satisfactory to the Administrative Agent. Each Borrower shall continue to use its commercially reasonable efforts to provide to the Administrative Agent a landlord or mortgagee waiver and access agreement executed by the landlord or mortgagee of any distribution center listed on Schedule 11.21, in each case in form and substance satisfactory to the Administrative Agent, which have not been provided to the Administrative Agent pursuant to §11.21; provided that, with respect to any distribution center for which such a landlord or mortgagee waiver and access agreement has not been so delivered, the Administrative Agent may, in its reasonable commercial judgment, implement a reserve against the Aggregate Borrowing Base.
     8.17. Further Assurances. Each of the Borrowers will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.
     8.18. Permitted Restructuring Transactions. Notwithstanding the foregoing Article VIII, the provisions of this Article VIII shall not restrict the ability of the Borrowers and their Subsidiaries from consummating any Permitted Restructuring Transaction made in accordance with Schedule 1.01A and permitted under §9.5.2(d)(ii).
     8.19. Intellectual Property. Upon the satisfaction of the IP Subordination Conditions, the Borrowers and the Guarantors shall promptly cause (a) the Second Lien Agent and the Second Lien Secured Parties to subordinate their first priority security interest in the Intellectual Property to the Administrative Agent and (b) the Administrative Agent to have a first priority security interest in the Intellectual Property subject to Permitted Liens having priority by operation of applicable Law.
9. CERTAIN NEGATIVE COVENANTS.
     Each of the Borrowers jointly and severally covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or any Issuing Bank has any obligations to issue, extend or renew any Letters of Credit:
     9.1. Restrictions on Indebtedness. None of the Borrowers will, nor will permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a) Indebtedness to the Lenders, the Agents and the Issuing Banks arising under any of the Loan Documents;
          (b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
          (c) Indebtedness incurred in connection with the acquisition after the Closing Date of any Property, other than Intellectual Property (and in any event not more than ninety (90) days from the date of such acquisition), by such Borrower or such Subsidiary as contemplated by §9.2(x);
          (d) obligations under or guaranties of Capitalized Leases;
          (e) Indebtedness in respect of Hedging Agreements entered into for hedging purposes only and not for speculation; provided that nothing in this §9.1(e) shall be deemed to prohibit equity hedging arrangements that constitute Restricted Payments permitted pursuant to §9.4;
          (f) Indebtedness existing on the Effective Date and listed and described on Schedule 9.1 hereto including any extensions or refinancings thereof on substantially similar terms as the Indebtedness being refinanced and provided there is no increase in the amount thereof;
          (g) unsecured Indebtedness of any of BGI’s Subsidiaries to, or in respect of Obligations of, BGI or another Subsidiary of BGI consisting of intercompany loans and, if no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, any other Investments;
          (h) unsecured Indebtedness of BGI to, or in respect of obligations of, a Subsidiary of BGI consisting of intercompany loans and, if no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, any other Investments;
          (i) Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time extended by insurance or financing companies (or their agents or brokers) solely for the purpose of financing insurance premiums owing to such parties;
          (j) Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
          (k) Indebtedness of BGI and Borders pursuant to the Second Lien Loan Facility, in an aggregate principal amount not to exceed $90,000,000 at any time (excluding any interest that has been capitalized and added to such principal amount), including any extensions or refinancings thereof on substantially similar terms as the Indebtedness being refinanced (and as otherwise permitted hereunder, including, without limitation, pursuant to §9.16) as long as there is no increase in the amount thereof (other than any interest that has been capitalized and added to such amount); provided that such Indebtedness is, at all times and in all respects, subject to the Intercreditor Agreement; and

          (l) other Indebtedness of BGI in an aggregate principal amount not to exceed $160,000,000; provided that (i) at the time of incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) to the extent such Indebtedness is secured, the Administrative Agent shall have a first priority (or, in the case of the Second Lien Priority Collateral, second priority, subject only to the Second Lien Agent’s and Second Lien Secured Parties’ first priority security interest in the Second Lien Priority Collateral) security interest on the assets securing such Indebtedness and (iii) such Indebtedness is, at all times and in all respects, subject to an intercreditor agreement (A) in form and substance substantially similar to, and on terms no less favorable to the Lenders than as set forth in, the Intercreditor Agreement, and otherwise satisfactory to the Administrative Agent or (B) in form and substance satisfactory to the Administrative Agent and the Required Lenders; provided, however, that any such Indebtedness incurred by Paperchase shall not exceed an amount equal to the dollar equivalent of 9,000,000 pounds sterling in the aggregate at any time.
     9.2. Restrictions on Liens. None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that any Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:
               (i) Liens on the Collateral in favor of the Administrative Agent securing the Obligations;
               (ii) Liens in favor of such Borrower on all or part of the assets of Subsidiaries of such Borrower securing Indebtedness owing by Subsidiaries of such Borrower to such Borrower;
               (iii) Liens to secure taxes, assessments and other government charges in respect of obligations and Liens to secure claims for labor, material or supplies, in each cash in respect of obligations not overdue or which are being contested in good faith and by appropriate proceedings and for which such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto;
               (iv) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, general liability, unemployment or other insurance, old age pensions or other social security obligations;
               (v) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;
               (vi) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens, securing obligations incurred in the ordinary course of business, in respect of obligations not overdue or which in the aggregate do not have a Material Adverse Effect;
               (vii) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrowers and their Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;
               (viii) pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of Indebtedness) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
               (ix) Liens existing on the Effective Date and listed on Schedule 9.2 hereto, provided that the principal amount secured thereby is not thereafter increased and no additional assets become subject to such Lien;
               (x) purchase money security interests in or purchase money mortgages on Property (other than Inventory and Intellectual Property) acquired after the Closing Date to secure purchase money Indebtedness of the type and amount permitted by §9.1(c), incurred in connection with the acquisition of such Property and in any event not more than ninety (90) days from the date of such acquisition, which security interests or mortgages cover only the Property so acquired;
               (xi) Liens in respect of the interests of lessors under Capitalized Leases permitted under this Credit Agreement securing obligations of BGI or its Subsidiaries to the lessor under such Capitalized Leases;
               (xii) Liens granted to the Agents, the Lenders and the Issuing Banks pursuant to §16.1 hereof;
               (xiii) Liens (x) in favor of credit card issuers and/or processors securing standard fees due by a Borrower or its Subsidiaries in the ordinary course, which fees are within the general parameters customary in the credit card processing industry and (y) in favor of banking institutions securing standard fees due by a Borrower or its Subsidiaries in the ordinary course in connection with deposit and other bank accounts held at such banking institution, which fees are within the general parameters customary in the banking industry;
               (xiv) Liens on assets of BGI and its Subsidiaries (other than Collateral) not otherwise permitted by clauses (i) through (xiii) above, so long as any Indebtedness secured thereby is permitted under the terms of §9.1 and the aggregate fair market value of all property secured by such Liens does not at any time exceed $5,000,000;
               (xv) Liens securing Indebtedness permitted under, and subject to, §9.1(k); and
               (xvi) Liens securing Indebtedness permitted under §9.1(l) and granted in accordance with, and subject to, §9.1(l).
     9.3. Restrictions on Investments. None of the Borrowers will, nor will permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in or by:
          (a) cash equivalents or short-term marketable securities;
          (b) intercompany Indebtedness permitted by §9.1(g);
          (c) Investments existing on the Effective Date and listed on Schedule 9.3 hereto;
          (d) Investments consisting of (1) loans and advances to employees (i) for moving, entertainment, travel and other similar expenses in the ordinary course of business, (ii) for any other purpose, with such Investments under this clause (ii) not to exceed (x) $3,000,000 in the aggregate principal amount at any time outstanding and (y) $1,000,000 in the aggregate principal amount at any time outstanding to any single employee and (2) amounts held in accounts under deferred compensation plans of the Borrowers where investments are directed by employees;
          (e) trade credit extended on usual and customary terms in the ordinary course of business;
          (f) (i) Investments by any Borrower or any other Guarantor in any other Borrower or other Guarantor or any Subsidiary of BGI in BGI and (ii) to the extent not otherwise permitted by clause (i) hereof, Investments by BGI or any Borrower or any Guarantor in any Subsidiary of BGI which is not a Borrower or a Guarantor or by any Subsidiary of BGI which is not a Borrower or Guarantor in another Subsidiary of BGI which is not a Borrower or Guarantor; provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, and (B) such Investments or series of related Investments shall not exceed $3,000,000 in the aggregate;
          (g) Acquisitions; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) such Acquisition is permitted under §9.6;
          (h) guarantees of any obligations of landlords of a Borrower to the extent that the obligations relate to funds arranged by a Borrower and used to finance or refinance any stores of a Borrower and such funds are intended to be repaid through lease payments of a Borrower;

          (i) Investments in respect of Hedging Agreements entered into for hedging purposes only and not for speculation; provided that nothing in this §9.3(i) shall be deemed to prohibit equity hedging arrangements that constitute Restricted Payments permitted pursuant to §9.4;
          (j) Investments constituting guarantees by BGI and its Subsidiaries under the Second Lien Loan Facility;
          (k) other Investments not exceeding $2,000,000 in the aggregate during the term of this Agreement; provided that no Default or Event of Default has occurred and is continuing or would result therefrom;
          (l) guaranties permitted by §9.1; and
          (m) Investments (other than those Investments set forth in clauses (a) through (l) above); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) BGI delivers to the Lenders at least three (3) Business Days before the date on which it or any of its Subsidiaries agrees to or consummates such Investment a certificate of the principal financial or accounting officer of the Borrowers certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating (x) immediately before and after giving effect to such Investment and on a projected basis for the twelve (12) months after giving effect to such Investment, Excess Availability would be greater than twenty-five percent (25%) of the lesser of (A) the Aggregate Borrowing Base and (B) the Total Commitment and (y) the pro forma Fixed Charge Coverage Ratio for the twelve (12) month period then ended is greater than 1.20:1.00, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrowers and (iii) BGI shall deliver a certificate of an Authorized Officer of the Borrowers dated as of the date of such Investment as to the solvency of BGI and its Subsidiaries on a consolidated basis following the consummation of such Investment and in form and substance satisfactory to the Administrative Agent.
     9.4. Restricted Payments. None of the Borrowers will, nor will permit any of its Subsidiaries to, make any Restricted Payments except that:
          (a) BGI may engage in stock splits (including reverse stock splits);
          (b) Subsidiaries may make Distributions to (i) BGI, (ii) a Wholly-owned Subsidiary of BGI or (iii) employees of a Wholly-owned Subsidiary in respect of such Wholly-owned Subsidiary’s non-voting stock owned by such employees; and
          (c) BGI or any of its Subsidiaries may make other Restricted Payments; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) BGI shall deliver to the Lenders on or before the date such Restricted Payment is to be made a certificate of the principal financial or accounting officer of BGI, on behalf of the Borrowers, certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating after giving effect to such Restricted Payment (x) immediately before and after giving effect to such Restricted Payment and on a projected basis for the twelve (12) months after giving effect to such Restricted Payment, Excess Availability (or, if in effect, Adjusted Excess Availability) would be greater than twenty-five percent (25%) of the lesser of (i) the

Aggregate Borrowing Base and (ii) the Total Commitment and (y) the pro forma Fixed Charge Coverage Ratio for the twelve (12) month period then ended is greater than 1.20:1.00, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrowers; and (iii) BGI shall deliver a certificate of an Authorized Officer of the Borrowers dated as of the date of such certificate as to the solvency of the Borrowers and their Subsidiaries following the payment of all such Restricted Payments for such Fiscal Quarter and in form and substance satisfactory to the Administrative Agent.
     9.5. Merger, Consolidation, Disposition of Assets and Sale Leaseback Transactions.
          9.5.1. Mergers and Consolidations. Subject to §9.13, none of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to any merger, demerger, amalgamation, consolidation or other corporate reconstruction, except, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,
          (a) any Borrower (other than BGI) may merge or consolidate into another Borrower;
          (b) any Subsidiary of BGI may consolidate or merge into any Borrower, a Guarantor or any Wholly-owned Subsidiary of a Borrower, provided a Borrower, a Guarantor or the Wholly-owned Subsidiary is the surviving corporation of such consolidation or merger;
          (c) any Subsidiary of BGI (other than a Borrower or Guarantor) may consolidate or merge into any other Subsidiary of BGI (other than a Borrower or Guarantor); and
          (d) any Borrower (other than BGI) or Subsidiary of BGI may merge or consolidate into another Person in connection with any Acquisition permitted under, and subject to the requirements of (both before and after giving pro forma effect to such Acquisition), §9.6; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) such Borrower or Subsidiary shall be the surviving entity of such merger or consolidation.
          9.5.2. Disposition of Assets. None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than:
          (a) the sale of inventory, the licensing of Intellectual Property in accordance with the terms of the Intellectual Property Security Agreements and the disposition of obsolete or excess assets, in each case in the ordinary course of business consistent with past practices;
          (b) any sale, transfer, assignment or lease of Property (excluding any portion of Second Lien Priority Collateral not constituting furniture, fixtures and equipment), including without limitation any store closures, in the ordinary course of business which are no longer necessary or required in the conduct of such Borrower’s or Subsidiary’s business; provided that, except as provided in §9.5.2(g) and other than store closures as a result of a lease termination in the ordinary course with respect to such store, the

Borrowers and their Subsidiaries shall not close more than (i) ten percent (10%) of the number of stores existing as of the Effective Date in any Fiscal Year and (ii) twenty-five percent (25%) of the number of stores existing as of the Effective Date during the term of this Agreement; provided further that the Borrowers and their Subsidiaries shall engage a national liquidator reasonably acceptable to the Administrative Agent to conduct such store closures (x) upon the Administrative Agent’s reasonable request and (y) at all other times in the event that the Required Lenders have consented to store closures in excess of the thresholds set forth in clauses (i) and (ii) above;
          (c) any sale or transfer of any Property (excluding Second Lien Priority Collateral) owned by any Borrower or any Subsidiary of a Borrower in order then or thereafter to lease such Property or lease other Property that any Borrower or any Subsidiary of a Borrower intends to use for substantially the same purpose as the property being sold or transferred (a “sale-leaseback transaction”) in the ordinary course of business and provided that no Default or Event of Default shall have occurred and is continuing or would result therefrom;
          (d) (i) any sale, transfer or lease of Property by any Borrower or any Guarantor to any other Borrower or other Guarantor (other than Borders Direct) and (ii) to the extent not otherwise permitted by clause (i) hereof, any Permitted Restructuring Transaction so long as no Default or Event of Default has occurred and is continuing or would result therefrom;
          (e) any sale, transfer or lease of Property in the ordinary course of business which is replaced by substitute Property;
          (f) any disposition of Borders Direct pursuant to §14.11(b);
          (g) any disposition of the Small Format Stores; provided that to the extent the Borrowers and their Subsidiaries close all the Waldenbook stores and “Borders Express” stores, they shall engage a national liquidator reasonably acceptable to the First Lien Agent to conduct such closures; and
          (h) other dispositions of assets that do not constitute ABL Priority Collateral or Intellectual Property; provided that (A) the aggregate proceeds received in respect of such dispositions during the term of this Agreement shall not exceed $5,000,000, (B) such assets are sold or otherwise disposed of in an arm’s length transaction for fair market value (after giving effect to all tax benefits, if any, associated with such sale or other disposition), (C) no Default or Event of Default exists or would result from such disposition and (D) the proceeds of such dispositions shall be used to repay the Loans or otherwise applied in accordance with the Intercreditor Agreement.
     9.6. Acquisitions. None of the Borrowers will, nor will permit any of its Subsidiaries to, enter into any stock or asset acquisitions (other than the acquisition of assets in the ordinary course of such Person’s business), or become or agree to become a general or limited partner, joint venturer or member in any partnership, joint venture or limited liability company, as the case may be, other than Acquisitions which satisfy the following criteria: (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) such Acquisition shall be in substantially the same or a similar type of business as BGI and its Subsidiaries, (iii) the Board of Directors and (if required by applicable law) the shareholders of any Person to be acquired has approved the terms of the Acquisition, (iv) BGI delivers to the Lenders on or before the date on which it or any of its Subsidiaries agrees to or consummates such Acquisition a certificate of the principal financial or accounting officer of the Borrowers certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating (x) immediately before and after giving effect to such Acquisition and on a projected basis for the twelve (12) months after giving effect to such Acquisition, Excess Availability (or, if in effect, Adjusted Excess Availability) would be greater than twenty percent (20%) of the lesser of (i) the Aggregate Borrowing Base and (ii) the Total Commitment and (y) the pro forma Fixed Charge Coverage Ratio for the twelve (12) month period then ended is greater than 1.00:1.00, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrowers, (v) the Borrowers are in compliance, both before and after giving effect thereto, with §8.14, and (vi) BGI shall deliver a certificate of an Authorized Officer of the Borrowers dated as of the date of such Acquisition as to the solvency of the Borrowers and their Subsidiaries following the consummation of such Acquisition and in form and substance satisfactory to the Administrative Agent.
     9.7. Compliance with Environmental Laws. None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e., releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.
     9.8. [Reserved.]
     9.9. Employee Benefit Plans. None of the Borrowers nor any ERISA Affiliate will:
          (a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any of the Borrowers or any of its Subsidiaries; or
          (b) fail to make the minimum required contributions to any Guaranteed Pension Plan under the Pension Funding Rules, whether or not such contributions are or may be waived; or
          (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any of the Borrowers or any of its Subsidiaries pursuant to the Pension Funding Rules or §4068 of ERISA; or
          (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to the Pension Funding Rules; or
          (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

          (f) permit or take any action which would contravene any Applicable Pension Legislation.
     9.10. Business Activities. None of the Borrowers will, nor will permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than (a) with respect to the Borrowers, the businesses conducted by them on the Effective Date, substantially as conducted and operated by such Person as of such date and (b) with respect to any Subsidiary of a Borrower, substantially as conducted and operated by a Borrower on the Effective Date or in businesses reasonably incidental and complementary thereto; provided that the BGI and its Subsidiaries shall be permitted to engage in any businesses permitted to be acquired in accordance with §9.6.
     9.11. Fiscal Year. Except as provided in §7.4.1, none of the Borrowers will, nor will permit any of it Subsidiaries to, change its Fiscal Quarter or change its Fiscal Year.
     9.12. Transactions with Affiliates. None of the Borrowers will, nor will permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of such Borrower or such Subsidiary, whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that (a) transactions between or among any Borrower and any Guarantor not otherwise prohibited hereunder shall be permitted, (b) transactions with Affiliates for such Affiliates’ services as employees, officers and directors shall be permitted, and (c) transactions with respect to which the consideration to be paid or received by the Borrowers or any of their Subsidiaries would be less than $3,000,000 shall be permitted with the prior written consent of the Administrative Agent.
     9.13. Changes in Governing Documents. None of the Borrowers will, nor will permit any of its Subsidiaries to, amend in any respect its Governing Documents in the event such change would be adverse to the Lenders; provided that any Borrower or any Guarantor shall be permitted to change its respective jurisdiction of organization or formation so long as such Borrower or such Guarantor provides the Administrative Agent with written notice not less than thirty (30) days prior to such change; provided further that BGI may amend or modify its Governing Documents from time to time to the extent necessary to permit the Pershing Square Warrant Transaction and the performance of its obligations thereunder as long as no Default or Event of Default then exists or would arise therefrom.
     9.14. Inconsistent Agreements. None of the Borrowers will, nor will permit any of its Subsidiaries to, enter into or permit to exist any contractual obligation (other than this Agreement, any other Loan Document or any of the Second Lien Loan Documents) that limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to or invest in any Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 9.14 or (B) at the time any Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower, (ii) of any Subsidiary to guarantee the Obligations of the Borrowers under the Loan Documents or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person securing the Obligations under the Loan Documents; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under §9.1(c) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.
     9.15. Payments of Other Indebtedness. The Borrowers may not, and may not permit any of their Subsidiaries to, make (a) any payment (including prepayment), redemption or repurchase of principal (whether mandatory, voluntary, upon conversion or otherwise) in respect of the Second Lien

Loan Facility other than, (i) Permitted Second Lien Loan Payments, or (ii) unless (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) BGI delivers to the Lenders on or before the date on which any Borrower makes such prepayment a certificate of the principal financial or accounting officer of the Borrowers certifying as accurate and complete the monthly pro forma financial projections attached thereto and demonstrating (x) immediately before and after giving effect to such prepayment and on a projected basis for the twelve (12) months after giving effect to such prepayment, Excess Availability (or, if in effect, Adjusted Excess Availability) would be greater than twenty-five percent (25%) of the lesser of (1) the Aggregate Borrowing Base and (2) the Total Commitment and (y) the pro forma Fixed Charge Coverage Ratio for the twelve (12) month period then ended is greater than 1.10:1.00, in form and substance satisfactory to the Administrative Agent, based on reasonable projections of the financial performance of the Borrowers; provided that BGI shall not be required to satisfy the conditions set forth in this clause (B) in the event that (I) the aggregate amount of such prepayments does not exceed $20,000,000 and such prepayments are made with the proceeds of any Borrower’s or any Subsidiary’s incurrence of additional Indebtedness permitted pursuant to §9.1(l) in an aggregate amount in excess of $20,000,000, or (II) such prepayment is made with the proceeds from the Paperchase Sale; (b) any optional or voluntary prepayment, redemption or repurchase of any Indebtedness ranking pari passu in right of payment with the Obligations; or (c) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness permitted pursuant to §9.1(l) that is contractually subordinated to the Loans.
     9.16. Amendments to Second Lien Loan Documents. The Borrowers will not, and will not permit any of their Subsidiaries to, permit or otherwise allow any of the terms and conditions of the Second Lien Loan Documents to be amended, revised or waived except to the extent expressly permitted under the terms of the Intercreditor Agreement.
     9.17. Permitted Restructuring Transactions. Notwithstanding the foregoing Article IX, the provisions of this Article IX (other than §9.5.2(d)(ii)) shall not restrict the ability of the Borrowers and their Subsidiaries from consummating any Permitted Restructuring Transaction made in accordance with Schedule 1.01A and permitted under §9.5.2(d)(ii).
     9.18. Certain Terms of the Pershing Square Transactions. Without the written consent of the Required Lenders, the Borrowers will not, and will not permit any of their Subsidiaries to, amend, supplement or otherwise modify any of the Pershing Square Warrants or any documents relating thereto (as contemplated under the Pershing Square Warrant Transaction) in any manner that would result in a Change of Control (whether upon the exercise of the Pershing Square Warrants or otherwise).
     9.19. Inactive Subsidiaries. BGI will not permit any of the Excluded Subsidiaries to engage in any trade or business or own any assets or incur any Indebtedness (other than, to the extent in existence on the Effective Date, Indebtedness of the type described in §9.1(g)) except with the prior written consent of the Required Lenders and on such terms as the Required Lenders shall specify, including, but not limited to, compliance by such Persons with the requirements set forth in §8.14.
     9.20. Maximum Cash and Cash Equivalents. So long as any Loans are outstanding, prior to the occurrence of a Cash Dominion Event, the Borrowers shall not permit cash or cash equivalents of the Borrowers and the Guarantors in an aggregate amount in excess of $100,000,000 (other than (a) “store” cash, cash held in local, non-concentration deposit accounts, cash in transit between stores and deposit accounts and cash receipts from sales in the process of inter-account transfers, in each case as a result of the ordinary course operations of the Borrowers and the Guarantors, and (b) to the extent necessary for the Borrowers and the Guarantors to satisfy in the ordinary course of their business, the current liabilities incurred by them in the ordinary course of their business and without acceleration of the satisfaction of such current liabilities) to accumulate and be maintained in deposit accounts or investment accounts of the Borrowers and the Guarantors. After the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall comply with the provisions of §8.15 hereof and maintain only such amounts, if any, in deposit accounts or investment accounts as may be expressly permitted under said §8.15.
10. FINANCIAL COVENANTS.
     Each of the Borrowers, jointly and severally, covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:
     10.1. Minimum Excess Availability. At all times, the Borrowers will maintain Excess Availability of not less than the greater of (a) ten percent (10%) of the lesser of (i) the Aggregate Borrowing Base and (ii) the Total Commitment and (b) $50,000,000.
11. CLOSING CONDITIONS.
     The obligations of the Lenders to make the initial Loans and of the Issuing Banks to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:
     11.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender and the Administrative Agent shall have received a fully executed copy of each such document.
     11.2. Certified Copies of Governing Documents. Each of the Lenders shall have received from each of the Borrowers and the Guarantors a copy certified by the appropriate authority of the state of formation or organization of such Person, certified by a duly authorized officer of such Person to be true, correct and complete on the Effective Date, of each of its Governing Documents as in effect on such date of certification.
     11.3. Corporate or Other Action. All corporate (or other) action (including certified copies of the board minutes and/or resolutions authorizing the execution of the Loan Documents to which such Person is a party) necessary for the valid execution, delivery and performance by each of the Borrowers and the Guarantors of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.
     11.4. Incumbency Certificate. Each of the Lenders and the Administrative Agent shall have received from each of the Borrowers and the Guarantors an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of such Borrower or such Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of such Borrower and such Guarantor, each of the Loan Documents to which such Borrower or such Guarantor is or is to become a party; (b) in the case of the Borrowers, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.
     11.5. UCC and Intellectual Property Search Results. The Administrative Agent shall have received the results of Uniform Commercial Code and Intellectual Property searches (and the equivalent thereof in all applicable foreign jurisdictions), indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.
     11.6. Certificates of Insurance. The Administrative Agent shall have received (a) a certificate of insurance and corresponding endorsements from an independent insurance broker dated as of the Effective Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance and naming the Administrative Agent as an additional insured and a loss payee and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).
     11.7. Solvency Certificate. Each of the Lenders and the Administrative Agent shall have received an officer’s certificate of the Borrowers dated as of the Effective Date as to the solvency of BGI and its Subsidiaries, on a consolidated basis, following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.
     11.8. Opinion of Counsel. Each of the Lenders, the Agents and the Issuing Banks shall have received a favorable legal opinion addressed to the Lenders, the Agents, and the Issuing Banks dated as of the Effective Date, in form and substance satisfactory to the Lenders, Agents and the Issuing Banks, from:
          (a) Baker & McKenzie, counsel to the Borrowers and their Subsidiaries;
          (b) Baker & McKenzie, counsel to BGP (UK);
          (c) Thomas Carney, Esq., General Counsel to the Borrowers and their Subsidiaries; and
          (d) local counsel to the Borrowers and their Subsidiaries, as applicable.
     11.9. Payment of Fees. The Borrowers shall have paid to the Lenders or the Administrative Agent, as appropriate, the Fees pursuant to §§4.6 and 5.1 and the fees and expenses of the Administrative Agent’s Special Counsel.
     11.10. Additional Indebtedness. The Borrowers shall have received a minimum aggregate principal amount of $75,000,000 in Indebtedness that is subject to and permitted by §9.1(k) of this Agreement.
     11.11. Existing Credit Agreement. All amounts outstanding under the Existing Credit Agreement shall have been reallocated, to the extent applicable, in accordance with Schedule 1, all commitments thereunder of the Last Out Revolving Lenders who are not parties to this Agreement shall have been terminated and all commitments thereunder of the Existing Lenders party to this Agreement as Revolving Lenders shall continue and be evidenced only by, and as set forth in, this Agreement.
     11.12. Disbursement Instructions. The Administrative Agent shall have received an initial Revolving Loan Request and disbursement instructions from the Borrowers, indicating how the proceeds of the Loans are to be disbursed.
     11.13. Excess Availability. Each of the Lenders and the Administrative Agent shall have received evidence that on the Effective Date, after giving effect to the transactions contemplated hereby (including, without limitation, after giving effect to all borrowings under the Credit Agreement and all credit exposure), the Excess Availability shall be equal to or greater than $125,000,000.

     11.14. Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority security interest in and Lien upon the ABL Priority Collateral (except for Permitted Liens entitled to priority under applicable Law) and a second priority security interest in and Lien upon the Second Lien Priority Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected or provided for. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.
     11.15. Consents and Approvals. Each of the Lenders and the Administrative Agent shall have received evidence that all consents and approvals necessary to complete all transactions contemplated hereby have been obtained.
     11.16. Financial Condition, etc. No Material Adverse Effect, in the judgment of the Required Lenders, shall have occurred since October 31, 2009.
     11.17. Minimum Commitments Under Extended Tranche. Lenders with a minimum of $700,000,000 in Commitments (as defined in the Existing Credit Agreement) have converted such Commitments into Commitments under the Extended Tranche which mature on the Maturity Date of the Extended Tranche.
     11.18. Borrowing Base Report. Each of the Lenders shall have received from the Borrowers the initial Borrowing Base Report (based on information relating to the most recently ended fiscal month of the Borrowers for which such information is available) dated as of the Effective Date.
     11.19. Inventory Summary. Each of the Lenders, the Administrative Agent and the Co-Collateral Agents shall have received from the Borrowers the most recent inventory summary with respect to any inventory included in the Aggregate Borrowing Base (based on information relating to the most recently ended fiscal month of the Borrowers for which such information is available), and the Borrowers shall have notified the Administrative Agent in writing on the Effective Date of any material deviation from such inventory values reflected in such inventory summary and shall have provided the Administrative Agent with such supplementary documentation as the Administrative Agent may reasonably request.
     11.20. Agency Account Agreements; Accounts. The Borrowers shall have established the Concentration Account with Bank of America, and the Administrative Agent shall have received (a) an Agency Account Agreement executed or agreed to in form by Bank of America, each depository institution with an Interim Concentration Account and (b) the notices referred to in clauses (c) and (d) of §8.15.1.
     11.21. Landlord and Mortgagee Agreements. The Borrowers shall have used their best efforts to provide to the Administrative Agent a landlord or mortgagee waiver and access agreement executed by the landlord or mortgagee of any distribution center listed on Schedule 11.21, in each case in form and substance satisfactory to the Administrative Agent.
     11.22. Credit Card Notifications. The Borrowers shall deliver to the Administrative Agent notifications (the “Credit Card Notifications”) executed on behalf of the Borrowers and the Guarantors to each of their credit card processors instructing such credit card processors to remit all proceeds of all credit card charges to a Concentration Account, which Credit Card Notifications shall be in form and substance satisfactory to the Administrative Agent.

     11.23. Payoff of Pershing Square Term Loan Facility. The Administrative Agent shall have received (a) evidence, in form and substance reasonably satisfactory to the Administrative Agent, that the Pershing Square Term Loan Facility has been (or concurrently with the Effective Date is being) repaid in full in cash and the Pershing Square Term Loan Documents have been (or concurrently with the Effective Date are being) terminated and (b) all Liens upon any property of the Borrowers and their Subsidiaries in favor of the lenders under the Pershing Square Term Facility shall be terminated by such lenders immediately upon such repayment.
     11.24. Second Lien Loan Documents. The Administrative Agent shall have received a certificate from an Authorized Officer of BGI, in form and substance satisfactory to the Administrative Agent, attaching true, correct and complete copies of each of the Second Lien Loan Documents.
     11.25. Financial Statements. The Administrative Agent shall have received forecasts prepared by management of BGI of consolidated balance sheets and statements of income or operations, cash flow statements and availability reports of BGI and its Subsidiaries on a monthly basis for the first year following the Effective Date, and such forecasts shall be in form and substance satisfactory to the Administrative Agent.
     Without limiting the generality of the provisions of the last paragraph of §14.3, for purposes of determining compliance with the conditions specified in this §11, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
12. CONDITIONS TO ALL BORROWINGS.
     The obligations of the Lenders to make any Loan and of any Issuing Bank to issue, extend or renew any Letter of Credit, in each case whether on or after the Effective Date, shall also be subject to the satisfaction of the following conditions precedent:
     12.1. Representations True; No Event of Default. Each of the representations and warranties of each of the Borrowers and each of their Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing. The Administrative Agent shall have received a certificate of the Borrowers signed by an authorized officer of the Borrowers to such effect.
     12.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of each Issuing Bank would make it illegal for such Issuing Bank to issue, extend or renew such Letter of Credit.

     12.3. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders, the Issuing Banks and to the Administrative Agent and their counsel, and the Lenders, the Issuing Banks, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.
     12.4. Governmental Regulation. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.
     12.5. Revolving Credit Facility Borrowings. The following shall be true and correct (after giving effect to all amounts requested): the Total Facility Usage does not exceed the lesser of (i) the Total Commitment at such time or (ii) the Aggregate Borrowing Base as then in effect.
     12.6. Excess Availability. After giving effect to all amounts requested, Excess Availability shall not be less than the greater of (a) ten percent (10%) of the lesser of (i) the Aggregate Borrowing Base and (ii) the Total Commitment and (b) $50,000,000.
     12.7. Seasonal Availability Requirement. If such Loan or issuance, extension or renewal of a Letter of Credit is to be made during the period commencing on December 1 of each year and ending on the later of (i) January 31 of the following year and (ii) the date on which the Borrowers deliver the financial statements calculating Consolidated EBITDA for the period ending December 31 of such year (such period being referred to herein as the “Seasonal Availability Period”), the Administrative Agent shall have received evidence in form and substance satisfactory to the Administrative Agent that Excess Availability, after giving effect to such Loan or issuance, extension or renewal of such Letter of Credit, is not less than the sum of (x) the Incremental Seasonal Amount plus (y) the greater of (A) ten percent (10%) of the lesser of (A) the Aggregate Borrowing Base and (2) the Total Commitment and (B) $50,000,000. Notwithstanding the foregoing, this §12.7 shall not apply at any time after the payment in full of the Indebtedness under the Second Lien Loan Facility.
13. EVENTS OF DEFAULT; ACCELERATION; ETC.
     13.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
     (a) the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
     (b) the Borrowers or any of their Subsidiaries shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within three (3) days following the date upon which the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
     (c) any of the Borrowers shall fail to comply with any of its covenants contained in §§8.1, 8.4, 8.5.1, the first sentence of 8.6, 8.7, 8.12, 8.13, 8.14, 8.15, 8.17, 9

(other than 9.7 and 9.9) or 10 or any of the Borrowers shall fail to comply with any of its covenants contained in §8.9 within three (3) days following notice from either the Administrative Agent or the Second Lien Agent of its request that a Borrower so comply;
     (d) any of the Borrowers or any of their Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for thirty (30) days after written notice of such failure has been given to the Borrowers by the Administrative Agent (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrowers as determined by the Administrative Agent in its sole discretion);
     (e) any representation or warranty of any Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement (including, without limitation, any Borrowing Base Report) shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
     (f) any Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation in respect of the Second Lien Loan Facility or any other obligation for Indebtedness with an aggregate outstanding principal amount in excess of $10,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound evidencing or securing the Second Lien Loan Facility or other Indebtedness with an aggregate outstanding principal amount in excess of $10,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;
     (g) any Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, receiver or administrator of such Borrower or any of its Subsidiaries or of any substantial part of the assets of such Borrower or any of its Subsidiaries or shall commence any case, application or other proceeding relating to such Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against such Borrower or any of its Subsidiaries and such Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;
     (h) a decree or order is entered appointing any such trustee, custodian, liquidator, receiver or administrator or adjudicating any Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower or any

Subsidiary of any Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
     (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty days, whether or not consecutive, any final judgment against any Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against any Borrower or any of its Subsidiaries exceeds in the aggregate $10,000,000;
     (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or contest the Administrative Agent’s security interests and liens in any portion of the Collateral or the priority of the Administrative Agent’s security interests and liens in any portion of the Collateral contemplated by the Security Documents, shall be commenced by or on behalf of any Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
     (k) any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $10,000,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $10,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Event, or a failure to make a required installment or other payment (under the Pension Funding Rules), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;
     (l) any Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days and such restraint or enjoinment or similar restriction by any Governmental Authority would have a Material Adverse Effect;
     (m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;
     (n) a Change of Control shall occur;

     (o) if, Excess Availability shall fail to be greater than or equal to $80,000,000 (i) at all times for a period of 30 consecutive days prior to the termination and repayment of the Existing Tranche on the Maturity Date applicable to the Existing Tranche, (ii) on a pro forma basis immediately after giving effect to such termination and repayment of the Existing Tranche, or (iii) on a projected pro forma basis based on projections provided by the Borrowers for each of the following six months after giving effect to the termination and repayment of the Existing Tranche; or
     (p) any Borrower or any Guarantor shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of the Intercreditor Agreement, (ii) that the Intercreditor Agreement exists for the benefit of the Administrative Agent, the Lenders, the Agents, the Swingline Lender and the Issuing Bank or (iii) that all payments of principal of or premium and interest on the Indebtedness in respect of the Second Lien Loan Facility, or realized from the liquidation of any property of any Borrower or any Guarantor, shall be subject to the Intercreditor Agreement;
then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Borrowers; provided that in the event of any Event of Default specified in §§13.1(g) or (h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender. Upon written demand by the Required Lenders after the occurrence of any Event of Default, and automatically without the necessity of demand in the event of any Event of Default specified in §13.1(g) or §13.1(h), the applicable Borrower(s) shall immediately provide to the Administrative Agent cash in an amount equal to 103% of the aggregate LC Exposure to be held by the Administrative Agent as Cash Collateral in respect of such LC Exposure.
     13.2. Termination of Commitments. If any one or more of the Events of Default specified in §13.1(g) or §13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Issuing Banks shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Issuing Banks shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve any of the Borrowers or any of its Subsidiaries of any of the Obligations.
     13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent or the Lenders shall have accelerated the maturity of the Loans pursuant to §13.1, (a) the Administrative Agent may, and shall, upon the request of the Required Lenders, proceed to protect and enforce, on behalf of itself and the Lenders, the Agents, the Swingline Lender, each Issuing Bank and the other Secured Parties, all rights and remedies available to it, the Lenders, the Agents, the Swingline Lender, each Issuing Bank and the other Secured Parties, by suit in equity, action at law or other appropriate proceeding, and (b) each Lender and each Issuing Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Administrative Agent and the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, in each case whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or any Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
     13.4. Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Credit Agreement in Dollars (hereinafter in this §13.4 called the “first currency”) into any other currency (hereinafter in this §13.4 called the “second currency”), then the conversion shall be made at the Exchange Rate at the Administrative Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made to any Agent, any Issuing Bank or any Lender pursuant to this Credit Agreement in the second currency shall constitute a discharge of the obligations of the Borrowers to pay to the Agents, the Issuing Banks and the Lenders any amount originally due to the Agents, the Issuing Banks and the Lenders in the first currency under this Credit Agreement only to the extent of the amount of the first currency which the Agents, the Issuing Banks and each of the Lenders is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Agent’s, such Issuing Bank’s and such Lender’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to the Agents, the Issuing Banks and the Lenders in the first currency under this Credit Agreement, the Borrowers hereby jointly and severally agree that they will indemnify each of the Agents, the Issuing Banks and each of the Lenders against and save each of the Agents, the Issuing Banks and each of the Lenders harmless from any shortfall so arising. This indemnity shall constitute a joint and several obligation of the Borrowers separate and independent from the other obligations contained in this Credit Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Agent, any Issuing Bank or any Lender under this Credit Agreement or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by each such Agent, such Issuing Bank and each such Lender, as the case may be, and the Borrowers shall not be entitled to require any proof or evidence of any actual loss. The covenant contained in this §13.4 shall survive the payment in full of all of the other obligations of the Borrowers under this Credit Agreement.
     13.5. Distribution of Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of its rights hereunder or under any of the other Loan Documents, such monies shall, subject to the provisions of §§2.14 and 2.15 hereof and the Intercreditor Agreement, be distributed for application as follows:
     (a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;
     (b) Second, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent from the Borrowers or any Guarantor pursuant to the terms of any Loan Document (other than fees or expenses relating to Cash Management Services or in respect of Hedging Agreements);
     (c) Third, to pay interest due in respect of all Loans, including Swingline Loans;
     (d) Fourth, to pay or prepay principal of Swingline Loans;
     (e) Fifth, to pay or prepay principal of the Loans (other than Swingline Loans) and Unpaid Reimbursement Obligations;
     (f) Sixth, to pay an amount to the Administrative Agent, for the ratable benefit of the Issuing Banks, equal to 103% of all outstanding undrawn Letter of Credit obligations to be held as Cash Collateral for such Obligations (and to the extent not otherwise Cash Collateralized by the Borrowers pursuant to §§2.14 and 4);
     (g) Seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower or any Guarantor (other than amounts relating to Cash Management Services or Hedging Agreements);
     (h) Eighth, to pay any amounts relating to (i) Cash Management Services then due to the Lenders or their Affiliates and (ii) Hedging Agreements then due to the Lenders or their Affiliates in respect of Hedging Agreements; provided that such amounts relating to Hedging Agreements shall be calculated based on the Swap Termination Value with respect to such Hedging Agreements at such time;
     (i) Ninth, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State of New York; and
     (j) Tenth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto pursuant to the terms and provisions of the Intercreditor Agreement.
     13.6. Cash Management Services and Hedge Agreements Subordinate. Each of the Borrowers, each Guarantor, the Administrative Agent and each Lender hereby acknowledges and agrees that (i) the Administrative Agent’s and Lenders’ claims relating to any obligations in respect of Cash Management Services or Hedging Obligations against any Borrower or any Guarantor in respect of the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the Administrative Agent and the Lenders against such Borrower or such Guarantor with respect to any other Obligations (other than Cash Management Services and Hedging Obligations) in respect of the Collateral and (ii) the Obligations (other than Cash Management Services and Hedging Obligations) include (a) all interest that accrues after the commencement of any Insolvency Proceeding involving any Borrower or any Guarantor at the rate provided for in this Agreement governing the same, whether or not a claim for post-petition interest is allowed in any such Insolvency Proceeding and (b) all indemnities, fees and expenses that accrue after the commencement of any Insolvency Proceeding involving any Borrower or any Guarantor as provided for in this Credit Agreement, whether or not a claim for post-petition indemnities, fees or expenses is allowed in any such Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the Borrowers in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then each of the Administrative Agent and each Lender hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against any Borrower or any Guarantor in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Administrative Agent and Lenders in respect of Cash Management Services and Hedging Agreements)), the Administrative Agent and the Lenders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate together with all post-petition indemnities, fees and expenses (even though such claims may or may not be allowed in whole or in part in the respective Insolvency Proceeding) before any distribution is made in respect of the claims held by the Administrative Agent and Lenders in respect of Cash Management Services and Hedging Obligations, with each of the Administrative Agent and each Lender hereby acknowledging and agreeing to turn over to the holders of the Obligations (other than Cash Management Services and Hedging Obligations) all amounts otherwise received or receivable by them to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of the claim of the Administrative Agent and Lenders in respect of Cash Management Services or Hedging Obligations. Regardless of whether any such claim is allowed, and without limiting the generality of the other provisions of this Credit Agreement, this Credit Agreement expressly is intended to include and does include the “rule of explicitness” in that this Credit Agreement expressly entitles the Administrative Agent and Lenders to receive payment from the Collateral of any post-petition interest, indemnities, fees or expenses through distributions made pursuant to the provisions of this Credit Agreement even though such interest, indemnities, fees or expenses are not allowed or allowable against the bankruptcy estate of any Borrower or any Guarantor under any applicable Debtor Relief Laws.
14. THE AGENTS.
     14.1. Appointment and Authority. Each of the Lenders, the Co-Collateral Agents and each Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders, the Administrative Agent and each Issuing Bank hereby irrevocably appoints Bank of America and General Electric Capital Corporation to act on its behalf, individually, as a Co-Collateral Agent, and collectively, as the Co-Collateral Agents hereunder and under the other Loan Documents, and authorizes the Co-Collateral Agents to take such actions on its behalf and to exercise such powers as are delegated to the Co-Collateral Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this §14 are solely for the benefit of the Administrative Agent, the Co-Collateral Agents, the other Agents, the Lenders and the Issuing Bank, and neither any Borrower nor any Subsidiary shall have rights as a third party beneficiary of any of such provisions. The Co-Collateral Agents’ rights and obligations are further set forth in the Co-Collateral Agent Side Letter Agreement.

     14.2. Rights as a Lender. Any Person serving as the Administrative Agent or a Co-Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or a Co-Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as the Administrative Agent or Co-Collateral Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Persons were not the Administrative Agent or Co-Collateral Agent hereunder and without any duty to account therefor to the Lenders.
     14.3. Exculpatory Provisions. Each of the Administrative Agent and the Co-Collateral Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Co-Collateral Agent:
     (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or such Co-Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor any Co-Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or such Co-Collateral Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or a Co-Collateral Agent or any of its Affiliates in any capacity.
Neither the Administrative Agent nor any Co-Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or any Co-Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in §§16.12 and 13.3) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any Co-Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent or such Co-Collateral Agent by the Borrowers, a Lender or the Issuing Bank. Upon the Administrative Agent’s receipt of a notice describing a Default, the Administrative Agent shall notify the Lenders of the substance thereof.
Neither the Administrative Agent nor any Co-Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this

Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §§11 and 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or such Co-Collateral Agent.
     14.4. Reliance by Administrative Agent and the Co-Collateral Agents. Each of the Administrative Agent and each Co-Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and each Co-Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each of the Administrative Agent and each Co-Collateral Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     14.5. Delegation of Duties. Each of the Administrative Agent and each Co-Collateral Agent may perform any and all of its respective duties and exercise its respective rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent or such Co-Collateral Agent. Each of the Administrative Agent and each Co-Collateral Agent and any such sub agent may perform any and all of its respective duties and exercise its respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub agent and to the Related Parties of the Administrative Agent and each Co-Collateral Agent and of any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Co-Collateral Agent.
     14.6. Resignation of Administrative Agent, Co-Collateral Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank, the Co-Collateral Agents and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a Lender, a bank or other financial institution with an office in the United States, or an Affiliate of any such Lender, bank or other financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and §§16.1, 16.2, 16.3 and 16.3A shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank, Swingline Lender and Co-Collateral Agent to the extent that Bank of America is acting in such capacities at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and the Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
     Any Co-Collateral Agent may at any time give notice of its resignation to the Administrative Agent, the other Co-Collateral Agent, the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank or other financial institution with an office in the United States, or an Affiliate of any such bank or other financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Co-Collateral Agent gives notice of its resignation, then the retiring Co-Collateral Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Co-Collateral Agent meeting the qualifications set forth above; provided that if the retiring Co-Collateral Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Co-Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. Upon the acceptance of a successor’s appointment as Co-Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Co-Collateral Agent, and the retiring Co-Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring Co-Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and §§16.1, 16.2, 16.3 and 16.3A shall continue in effect for the benefit of such retiring Co-Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Co-Collateral Agent was acting as a Co-Collateral Agent.
     14.7. Non-Reliance on Administrative Agent, Co-Collateral Agents and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Co-Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Co-Collateral Agents or any other

Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     14.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Co-Syndication Agents, Documentation Agent and Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Co-Collateral Agent, a Lender or the Issuing Bank hereunder (or, with respect to the Co-Collateral Agents, under the Co-Collateral Agent Rights Agreement).
     14.9. Administrative Agent May File Proofs of Claim.
     (a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:
     (i) to file and prove a claim for the whole amount of the principal, interest, fees and all other amounts owing (or which may become owing) and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing (or which may become owing) and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the terms of this Credit Agreement) allowed in such proceeding or under any such assignment; and
     (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
Any custodian, receiver, assignee, trustee, liquidator, administrator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the terms of this Credit Agreement.
Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

     14.10. Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent may, and shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believe the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.
     14.11. Release of Collateral and Guarantors. (a) Release of Collateral. The Lenders hereby authorize the Administrative Agent to enter into any agreement or execute any document evidencing the release of any liens and security interests in connection with any sale or other disposition of Collateral permitted hereunder or to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by §9.2. The Lenders hereby authorize the Administrative Agent to enter into any agreement or execute any document evidencing the release of any Guarantor from its obligations under this Credit Agreement and the other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this §14.13.
     (b) Release of Borders Direct or Capital Stock of Kobo. Upon notice to the Administrative Agent and satisfaction of the following conditions, each of the Lenders and the Administrative Agent hereby consent to (1) the release of Borders Direct as a Guarantor under the Credit Agreement and the other Loan Documents, and the Administrative Agent shall release its security interests in all assets of Borders Direct and (2) the release of its security interest in the Capital Stock of Kobo:
     (i) Borders Direct or BGI, as applicable, shall engage an independent appraiser, reasonably acceptable to the Administrative Agent, the Administrative Agent and the Co-Collateral Agents, to determine the fair market value of Borders Direct, the Capital Stock of Kobo and/or their assets (the “Appraised Value”);
     (ii) Borders Direct or BGI, as applicable, shall pay to the Borrowers (a) from proceeds of equity or debt financing provided to Borders Direct from one or more third parties or an amount in cash equal to the Appraised Value of Borders Direct and (b) from the proceeds of the sale of the Capital Stock of Kobo or any equity or debt financing provided to Kobo from one or more third parties or an amount in cash equal to the Appraised Value of Kobo and, in each case, the Borrowers shall use such proceeds to prepay the loans under the Second Lien Loan Facility; and

     (iii) No Default or Event of Default shall have occurred and be continuing or would result therefrom.
In connection with any release of Borders Direct, the Borrowers and Borders Direct may enter into agreements to accomplish such release and to accommodate the ongoing operations of Borders Direct, including entering into a non-exclusive license agreement of a scope and term agreed by the Administrative Agent, pursuant to which Borders Direct may continue to use the Borders name and customer lists, so long as such agreements are on terms no less favorable to the Borrowers than if such agreements were at arms’ length. Each of such agreements, including the non-exclusive license agreement, shall be in form and substance reasonably satisfactory to the Administrative Agent.
     14.12. Intercreditor Agreement. Each party hereto irrevocably agrees to be bound by the provisions of the Intercreditor Agreement (including, without limitation, provisions requiring the rescission of remedies taken in accordance with §13.3 hereof). Each of the Lenders hereby appoints, designates and authorizes the Administrative Agent to enter into the Intercreditor Agreement and agrees that the Administrative Agent may bind such Lenders to the provisions thereof, and of any other agreements, documents, filings and instruments to be delivered in connection with this Agreement and the transactions contemplated hereby, on its behalf. Each of the Lenders hereby agrees that the Administrative Agent may exercise the Administrative Agent’s rights and comply with all of the Administrative Agent’s obligations under the Intercreditor Agreement. Each of the Lenders hereby agrees that the Required Lenders shall instruct the Administrative Agent with respect to any notices, instructions or otherwise to be provided by the Lenders or any of them to the Administrative Agent pursuant to the terms of the Intercreditor Agreement. Each Lender further agrees that it shall not provide any notice, instruction or otherwise to the Administrative Agent other than through the Administrative Agent, acting on the instruction of the Required Lenders hereunder.
     14.13. Indemnity. The Lenders ratably, in accordance with their Commitment Percentages, agree hereby to indemnify and hold harmless each of the Administrative Agent, the Co-Collateral Agents and their affiliates (including any of the officers, directors, employees, agents and attorneys-in-fact of any thereof) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent, the Co-Collateral Agents or such affiliate has not been reimbursed by the Borrowers or the Guarantors as required by the terms hereof), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s or any Co-Collateral Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s or such Co-Collateral Agent’s willful misconduct or gross negligence.
15. SUCCESSORS AND ASSIGNS.
     15.1. General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the neither the Borrowers nor the Guarantors may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of §15.2, (b) by way of participation in accordance with the provisions of §15.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of §15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants to the extent provided in §15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.
     15.2. Assignments. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for the purposes of this §15.2, participations in LC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (a) Minimum Amounts.
     (i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the applicable Loans at the time owing to it or, in the case of an assignment to a Lender or a Lender Affiliate, no minimum amount need be assigned;
     (ii) in any case not described in subsection (a)(i) of this Section, the aggregate amount of the Commitment (which for this purpose includes the applicable Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, BGI otherwise consent (each such consent not to be unreasonably withheld or delayed).
     (b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned;
     (c) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(ii) of this Section and, in addition:
     (i) the consent of BGI (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that BGI shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
     (ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender;
     (iii) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for (A) assignments in respect of any Commitment if such assignment is to a Person that is not a Lender and (B) any assignment that increases the obligation of the assignee (other than an existing Lender) to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (iv) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender.
     (d) Retention of Characteristics. Any Loans and any Commitment assigned under this §15.2 shall retain its respective characteristics (including its characteristic as a Loan or Commitment under the Existing Tranche or the Extended Tranche) immediately prior to such assignment upon the effectiveness of such assignment; and
     (e) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (f) No Assignment to Certain Persons. No such assignment shall be made (i) to the Borrowers or any of their Affiliates or Subsidiaries, or (ii) to any Deteriorating Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), or (iii) to a natural person.
     (g) Certain Additional Payments. In connection with any assignment of rights and obligations of any Delinquent Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Delinquent Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Delinquent Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Delinquent Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Delinquent Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to §15.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning

Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) §§5.3.2, 5.7, 5.8 and 5.10 and (ii) §16.3 notwithstanding such assignment, with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §15.4.
     15.3. Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Delinquent Lender. The Register shall be available for inspection by the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     15.4. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Agents, the Issuing Banks or the Swingline Lender sell participations to any Person (other than a natural person, a Deteriorating Lender, or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to §15.5, the Borrowers agree that each Participant shall be entitled to the benefits of §§5.3.2, 5.7, 5.8 and 5.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §15.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of §16.1 as though it were a Lender, provided such Participant agrees to be subject to §16.1 as though it were a Lender.
     15.5. Payments to Participants. A Participant shall not be entitled to receive any greater payment under §§5.7, 5.8 and 5.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would not be a U.S. Person as defined in section 7701(a)(30) of the Code for federal income tax purposes if it were a Lender shall not be entitled to the benefits of §5.17 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with §5.17 as though it were a Lender.
     15.6. Miscellaneous Assignment Provisions. Any Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of the Borrowers or Administrative Agent hereunder. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
     15.7. [Reserved.]
     15.8. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice and upon the request of the Assignee, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrowers.
     15.9. Assignment to Special Purpose Funding Vehicle. Notwithstanding anything to the contrary contained in this §15, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time delivered by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Credit Agreement, provided that (a) nothing herein shall constitute a commitment to make any Loan by any SPC, (b) the Granting Bank’s obligations under this Credit Agreement shall remain unchanged, (c) the Granting Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement and (d) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Maturity Date, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this §15.9, any SPC may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrowers or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, BGI, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in §§7.4 or 8.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. In no event shall the Borrowers be obligated to pay to an SPC that has made a Loan any greater amount than the Borrowers would have been obligated to pay under this Credit Agreement if the Granting Lender had made such Loan. An amendment to this §15.9 without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.
     15.10. Resignation as Issuing Bank or Swingline Lender. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank or the Swingline Lender assigns all of its Commitments and Revolving Credit Loans pursuant to this §15, such Issuing Bank or the Swingline Lender may, upon 45 days’ notice to the Borrowers and the Lenders, resign in its capacity as a Issuing Bank or the Swingline Lender, as applicable. In the event of any such resignation as an Issuing Bank, BGI, with the consent of the Administrative Agent, shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by BGI to appoint any such successor shall affect the resignation of such Issuing Bank. If the Issuing Bank resigns in such capacity, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unpaid Reimbursement Obligations pursuant to §4). If any Person resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swingline Loans pursuant to §2.5.
16. PROVISIONS OF GENERAL APPLICATION.
     16.1. Setoff. The Borrowers and the Guarantors hereby grant to each Agent, Issuing Bank and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to each Agent, Issuing Bank and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Agent, such Issuing Bank or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to any Borrower or any Guarantor and any securities or other property of any Borrower or any Guarantor in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of any Borrower or any Guarantor to such Lender. Each Borrower and each Guarantor hereby grants to the Issuing Banks a security interest in all goods, documents, instruments and accounts which shall come into the possession or control of the Issuing Banks, any of the Issuing Banks’ correspondents, or any Borrower or any Guarantor, or in which any Borrower or any Guarantor may acquire an interest and the proceeds thereof as the result of opening or in connection with any transaction under any Letter of Credit, as security for (a) all payments made or to be made by such Issuing Bank or its correspondents under such Letter of Credit, (b) any interest, commission or other customary charges in relation to such Letter of Credit and (c) any other obligations of any Borrower or any Guarantor to the Issuing Banks under this Credit Agreement. Upon any default by the Borrowers or the Guarantors in any of the undertakings set forth in this Credit Agreement in respect of the Letters of Credit, each Issuing Bank is authorized to sell any or all such goods or documents at public or private sale and exercise any and all other rights as a secured creditor under the provisions of the Uniform Commercial Code of the State of New York or any similar statute. Any legal requirement that any Issuing Bank must give the Borrowers and the Guarantors, as applicable, reasonable notice of any proposed sale or disposition of the goods or documents shall be met if such notice is given to the Borrowers and the Guarantors, as applicable, at least five (5) days before the time of such sale or disposition. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (i) if an amount to be set off is to be applied to Indebtedness of any Borrower or Guarantor to such Lender, other than Indebtedness evidenced by the Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender or constituting Reimbursement Obligations owed to such Lender, and (ii) if such Lender shall receive from any Borrower or any Guarantor, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against any Borrower or any Guarantor at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest; provided further that the provisions of this Section shall not be construed to apply to (w) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Delinquent Lender), (x) the application of Cash Collateral provided for in §2.14, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply), or (z) any payment made by or on behalf of any Borrower to Lenders having Commitments under the Existing Tranche on the Existing Tranche Termination Date. Notwithstanding anything to the contrary contained herein, in the event that any Delinquent Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of

§2.15 and, pending such payment, shall be segregated by such Delinquent Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Delinquent Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Delinquent Lender as to which it exercised such right of setoff.
     16.2. Costs and Expenses. (a) The Borrowers jointly and severally agree to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) any taxes (including any interest and penalties in respect thereto) payable by any Agent, any Issuing Bank or any of the Lenders (other than taxes based upon any Agent’s, any Issuing Bank’s or any Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby jointly and severally agreeing to indemnify the Agents, the Issuing Banks and each Lender with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel, the Administrative Agent’s counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (iv) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates, agents or representatives incurred by the Administrative Agent or such affiliate, agent or representative in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal, examination and reporting charges or expenses, including, without limitation, fees and expenses incurred pursuant to §8.9, (v) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (vi) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender, the Issuing Bank or any Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender, the Issuing Bank or any Agent in connection with (x) the enforcement of or preservation of rights under any of the Loan Documents against any of the Borrowers or any of their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default (including all such out-of-pocket expenses incurred during any workout, restructuring or negotiation) and (y) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s, the Issuing Bank’s or any Agent’s relationship with any Borrower or any of their Subsidiaries; provided that, for purposes of the clauses (x) and (y) of this subsection (vi), to the extent such expenses consist of legal fees and disbursements, such expenses shall be limited to the fees and disbursements of (A) one external counsel for the Administrative Agent, (B) such local counsel as the Administrative Agent deems appropriate and (C) one external counsel representing the Lenders, and (vii) all reasonable fees, expenses and disbursements of any Lender, any Issuing Bank or any Agent incurred in connection with Uniform Commercial Code searches. The covenants contained in this §16.2 shall survive payment or satisfaction in full of all other obligations.
     (b) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the

Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (b) are several and not joint.
     (c) Payments. All amounts due under this Section shall be payable not later than ten (10) Business days after demand therefor.
     (d) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Bank and the Swingline Lender, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.
     16.3. Indemnification; Damage Waiver.
     (a) Indemnification. The Borrowers jointly and severally agree to indemnify and hold harmless each Agent, each Issuing Bank and each Lender and any of their Affiliates (including any affiliates and/or the officers, directors, employees, agents and attorneys-in-fact of any of the same) (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by any of the Borrowers or any of their Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any of the Borrowers or any of their Subsidiaries or in connection with the provisional honoring of funds transfers, checks or other items, (c) any of the Borrowers or any of their Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to any of the Borrowers and any of their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, each Lender, each Issuing Bank, and each Agent and any of their affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of any Borrower under this §16.3 are unenforceable for any reason, the Borrowers hereby jointly and severally agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable Law. The covenants contained in this §16.3 shall survive payment or satisfaction in full of all other Obligations.
     (b) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (b) are several and not joint.
     (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (d) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Bank and the Swingline Lender, the replacement of any Lender, the termination of the Total Commitment and the repayment, satisfaction or discharge of all the other Obligations.
     16.3A. Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender, or the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank, the Swingline Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been

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made or such setoff had not occurred, and (b) each Lender, the Swingline Lender and the Issuing Bank, as applicable, severally agrees to pay to the Administrative Agent, the Swingline Lender and the Issuing Bank, as applicable, upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, the Swingline Lender or the Issuing Bank plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders, the Swingline Lender and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
     16.4. Treatment of Certain Confidential Information.
     16.4.1. Confidentiality. Each of the Lenders, the Agents, and the Issuing Banks agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their respective customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any Borrower or any of their Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders, the Issuing Banks or the Agents, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16.4, or becomes available to any of the Lenders, the Issuing Banks or the Agents on a nonconfidential basis from a source other than the Borrowers, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders, the Issuing Banks or the Agents, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or any Agent, or to auditors or accountants, (e) to any Agent, any Lender, the Issuing Banks or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Issuing Banks, the Agents or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of any Agent or Issuing Banks, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §16.4 or (i) with the consent of the Borrowers. Moreover, each of the Agents, the Issuing Banks, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrowers to refer to any of the Borrowers and their Subsidiaries in connection with any advertising, promotion or marketing undertaken by such Agent, such Lender, the Issuing Banks or such Financial Affiliate and, for such purpose, such Agent, the Issuing Banks, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrowers or any of their Subsidiaries or any of their businesses.
     16.4.2. Prior Notification. Unless specifically prohibited by applicable Law or court order, each of the Lenders, the Issuing Banks and the Agents shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

     16.4.3. Other. In no event shall any Lender, any Issuing Bank or any Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by any Borrower or any of their Subsidiaries. The obligations of each Lender under this §16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.
     16.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Borrower or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders, the Agents, the Issuing Banks, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender, any Agent or any Issuing Bank at any time by or on behalf of any of the Borrowers or any of their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder.
     16.6. Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing (which includes by setting forth such notice or other communication on a site on the World Wide Web (a “Website Posting”) if notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this §16.6) and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:
     (a) if to the Borrowers or the Guarantors, at 100 Phoenix Drive, Ann Arbor, Michigan USA 48108, Attention: Mark Bierley, Senior Vice President and Chief Financial Officer, or at such other address for notice as the Borrowers shall last have furnished in writing to the Person giving the notice;
     (b) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Kathleen Dimock, Managing Director, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice;
     (c) if to any other Agent or any Lender, at such Agent’s or such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Agent or such Lender shall have last furnished in writing to the Person giving the notice; and
     (d) the Borrowers’ website on the Internet is available at the website address www.bordersgroupinc.com.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile, (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof, (iii) if delivered by a Website Posting, upon delivery of a notice or other communication of such posting (including the information necessary to access such site) by another means set forth in this §16.6 and (iv) notices and other communications sent to an e-mail address shall be deemed received on the next Business Day following the sending thereof (unless the sender receives a return email or otherwise indicating that such notice or other communication has not been received by the recipient at such email address, in which case the sender shall deliver such notice or communication by an alternate means), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Any notice or other communication to be made hereunder or under the Notes or any Letter of Credit Applications, even if otherwise required to be in writing under other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications.
     16.7. Governing Law. THIS AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401)). EACH OF THE BORROWERS AND THE GUARANTORS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §16.6. EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
     16.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
     16.9. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile or other electronic transmission by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.
     16.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.
     16.11. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Each of the Borrowers and the Guarantors (a) certifies that no representative, agent or attorney of any Lender, any Issuing Bank or any Agent has represented, expressly or otherwise, that such Lender, such Issuing Bank or such Agent would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Credit Agreement or the other Loan Documents or other waivers contained in this Credit Agreement or the other Loan Documents and (b) acknowledges that each Agent, each Issuing Bank and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.
     16.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers or any of their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:
     (a) without the written consent of the Borrowers and each Lender directly affected thereby:
     (i) reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Commitment Fee, the Last Out Commitment Fee or Letter of Credit Fees (other than interest accruing pursuant to §5.11.2 following the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);
     (ii) increase the amount of such Lender’s Commitment or Last Out Revolving Commitment or extend the expiration date of such Lender’s Commitment or Last Out Revolving Commitment;

     (iii) postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.11.2, and (B) any vote to rescind any acceleration made pursuant to §13.1 of amounts owing with respect to the Loans and other Obligations shall require only the approval of the Required Lenders);
     (iv) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations; and
     (v) increase the percentage of Eligible Credit Card Receivables or Eligible Inventory (as applicable) in the calculation of the Domestic Borrowing Base, Aggregate Borrowing Base or Last Out Borrowing Base, it being understood, however, that: the foregoing shall not (A) limit the adjustment by the Administrative Agent of any reserve in the Administrative Agent’s administration of the Loans as otherwise permitted by this Agreement or (B) prevent the Administrative Agent from restoring any component of the Domestic Borrowing Base, the Aggregate Borrowing Base or the Last Out Borrowing Base, which had been lowered by the Administrative Agent back to the value of such component, as stated in this Credit Agreement or to an intermediate value;
     (b) without the written consent of all of the Lenders, amend or waive this §16.12 or the definition of Required Lenders or Required Revolving Lenders (it being understood that the addition of one or more additional credit facilities, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, Letters of Credit, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Lenders shall require only the approval of the Required Lenders);
     (c) without the written consent of the Administrative Agent, amend or waive §14, the amount or time of payment of the Administrative Agent’s fee payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent;
     (d) without the written consent of the applicable Issuing Bank, amend or waive, the amount or time of payment of any Letter of Credit Fees or other fees payable for such Issuing Bank’s account or any other provision applicable to such Issuing Bank; or
     (e) without the written consent of the Swingline Lender amend or waive any provision applicable to the Swingline Lender.
     No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Agent, any Issuing Bank or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

     16.13. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held illegal, invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction and the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. Without limiting the foregoing provisions of this §16.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Deteriorating Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
17. USA PATRIOT ACT NOTICE.
     Each Lender, each Issuing Bank and each Agent (for itself and not on behalf of any Lender or any Issuing Bank) hereby notifies each of the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender, such Issuing Bank or such Agent, as applicable, to identify the Borrowers in accordance with the Act.
18. TRANSITIONAL ARRANGEMENTS.
     18.1. Prior Credit Agreement Superseded. On the Effective Date, this Credit Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this §18. On the Effective Date, (a) the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Credit Agreement and the other Loan Documents, (b) the “Loans” as defined in the Existing Credit Agreement shall be converted to Loans as defined herein, (c) the commitment percentages of the Lenders with respect to the “Loans” as defined in the Existing Credit Agreement shall be reallocated in accordance with Schedule 1 attached hereto, and (d) the Existing Letters of Credit issued by any Issuing Bank for the account of the Borrowers prior to the Effective Date shall be converted into Letters of Credit under this Credit Agreement. Without limiting the generality of the foregoing and to the extent necessary, the Lenders and the Administrative Agent reserve all of their rights under the Existing Credit Agreement and each of the Guarantors hereby obligates itself again in respect of all present and future Obligations under, inter alia, the Existing Credit Agreement, as amended and restated by this Credit Agreement.
     18.2. Interest and Fees under Superseded Agreement. All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Effective Date shall be calculated as of the Effective Date (pro rated in the case of any fractional periods), and shall be paid on the Effective Date. Commencing on the Effective Date, the Commitment Fees hereunder shall be payable by the Borrowers to the Administrative Agent for the account of the Lenders in accordance with §2.2.
19. INTERCREDITOR AGREEMENT.
     Notwithstanding anything herein to the contrary, the security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the

Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
[Remainder of Page Intentionally Left Blank]

SCHEDULE 1.01A
PERMITTED RESTRUCTURING TRANSACTIONS
UNITED STATES
1.	Refinancing relating to the Torrance, California store, where Borders is both the tenant and the lender to the landlord.

2.	Refinancing relating to the Harrisburg, Pennsylvania warehouse, where Borders is both the tenant and the lender to the landlord.

3.	Each of the preceding transactions may be conducted independently of the other at any time and in any sequence and shall be deemed to include all acts and steps necessary for the described action.

4.	Each of the foregoing shall be in form and substance satisfactory to the Administrative Agent in all material respects and shall not affect the security interests of the Agents under the Loan Documents. The Borrowers shall provide the Administrative Agent with all relevant documentation related to the foregoing (in a reasonable time in advance of the consummation of foregoing transactions) together with a certificate of a responsible officer of BGI confirming the same.

5.	Each of the foregoing shall be accomplished in compliance with the requirements of the Credit Agreement and the other Loan Documents and, for the avoidance of doubt, each Domestic Subsidiary formed or otherwise created in connection with any of the foregoing shall be a Guarantor under the Loan Documents and become a party to the relevant Security Documents prior to any such inclusion to the extent required by §8.13 of the Credit Agreement.
PAPERCHASE
1.	Establish an employee stock plan, and issue Paperchase non-voting shares and/or options in connection with such plan.

2.	BGI (or its relevant Subsidiary) may consolidate the ownership of Paperchase into one wholly-owned Subsidiary (other than Paperchase employee stock plan).

3.	BGI (or its relevant Subsidiary) sells Paperchase to a third party purchaser.

4.	BGP (UK) and Borders Superstores may loan the proceeds of the sales of Paperchase to BGI.

5.	Borders Superstores and BGP (UK) may be restructured or liquidated to allow them to distribute their assets to BGI; provided that any Capital Stock of Paperchase shall continue to be subject to a first-priority perfected lien in favor of the Administrative Agent.

6.	To the extent Paperchase receives a payment from Borders, Inc. of its annual service fee (comprised of commission, royalty and design fees), Paperchase may declare a dividend to its shareholders (BGP (UK) 14.742% and Borders Superstores 86.268%) in an amount equal to the commission received. In turn, BGP (UK) and Borders Superstores will loan or distribute the amount received from Paperchase to BGI. For the year-ended January 30, 2010, the total service fee was approximately $6.4 million. It is anticipated that this annual service fee will be significantly reduced in this current fiscal year when the parties renegotiate the terms of the service agreement.

7.	BGI may grant a perpetual license to certain trademarks for use by Paperchase and a third party purchaser on terms to be determined, but in any event on terms reasonably acceptable to the Administrative Agent.

8.	Each of the preceding transactions may be conducted independently of the other at any time and in any sequence and shall be deemed to include all acts and steps necessary for the described action.

9.	To the extent that it is lawful and would not cause materially adverse tax consequences to the Borrowers, the proceeds of the foregoing transactions shall be applied to repay the Obligations.

10.	The transactions described in paragraph 1 above shall (i) be on arm’s length terms, (ii) be on terms and conditions (including indemnity and expense reimbursement provisions) that are customary for transactions of this type, (iii) be approved by the Board of Directors of BGI, (iv) not result in any Borrower or Guarantor incurring any material liability or retaining any material liability of Paperchase (or any other entity related to the transaction), other than those retained liabilities relating to guarantees of certain store leases as in effect prior to such disposition and so long as such retained liabilities are treated under the Credit Agreement in a manner acceptable to the Administrative Agent, and (v) be for cash consideration and may include a retained minority equity component in the business so disposed (or, in each case, in form and substance otherwise satisfactory to the Administrative Agent).

11.	The Borrowers shall provide the Administrative Agent with all relevant documentation related to the foregoing (in a reasonable time in advance of the consummation of foregoing transactions) so that the Administrative Agent can confirm that the foregoing conditions have been satisfied together with a certificate of a responsible officer of BGI confirming the same.